As filed with the Securities and Exchange Commission on September 13, 2011
Registration No. 333-176614

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________

Amendment No. 1 to
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Zoom Telephonics, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	3661	04-2621506
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

207 South Street
Boston, MA 02111
(617) 423-1072
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Frank Manning
President, Chief Executive Officer,
Chairman of the Board and Acting Chief Financial Officer
207 South Street
Boston, MA 02111
(617) 423-1072
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Jeffrey Steele, Esq.
Morse, Barnes-Brown & Pendleton, PC
1601 Trapelo Road, Suite 205
Waltham, MA 02451
(781) 622-5930

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☑

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(2)
Subscription Rights (1)	10,901,244	—	—
Common Stock	10,901,244 shares	$0.27	$2,943,336	$341.72
Total			$2,943,336	$341.72

(1)
We are granting for no consideration to our stockholders subscription rights to purchase shares of our common stock.  Our common stockholders will receive two subscription rights for each share of common stock owned of record at the close of business on September 13, 2011.

(2)	The filing fee of $341.72 has been previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED SEPTEMBER 13, 2011

Prospectus

ZOOM TELEPHONICS, INC.

UP TO 10,901,244 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THE SUBSCRIPTION RIGHTS

Zoom Telephonics, Inc. is distributing at no charge to the holders of our common stock who own shares on September 13, 2011, which we refer to as the record date, subscription rights to purchase shares of our common stock at a subscription price equal to $0.27 per share.  The maximum amount of shares sold in this rights offering to all our shareholders as a group is 10,901,244 shares.

You will receive two subscription rights for each share of our common stock that you owned as of 5:00 p.m., New York City time, on September 13, 2011.  Each subscription right will entitle you to purchase one share at $0.27 per share, subject to potential purchase limits for shareholders attempting to own 5% or more of our shares. Subscribers who exercise their rights in full may over-subscribe for additional shares, subject to certain limitations for shareholders attempting to own 5% or more of our shares, to the extent shares are available.

The subscription rights are exercisable beginning on the date of this prospectus and continuing until 5:00 p.m., New York City time on November 7, 2011.   The subscription rights will expire and will have no value if they are not exercised prior to this time.  We may extend the period for exercising subscription rights in our sole discretion.  Any subscription rights not exercised by the expiration date will expire worthless without any payment to the holders of those unexercised subscription rights. There is no minimum subscription amount required for consummation of this rights offering.

If you timely exercise your basic subscription right and some other stockholders do not exercise their basic subscription rights, then you will be entitled to exercise an over-subscription privilege, subject to certain limitations and subject to allotment, to purchase unsubscribed shares at the same subscription price of $0.27 per share. To the extent that you properly exercise your over-subscription privilege for a number of shares that exceeds the number of unsubscribed shares that may be available to you, any excess subscription payments received by the subscription agent, Broadridge Corporate Issuer Solutions, Inc. (the “Subscription Agent” or “Broadridge”), will be returned to you, without interest, as soon as practicable following the expiration of the rights offering. Funds received from subscribers in the rights offering will be held in escrow by the Subscription Agent until the rights offering is completed or canceled.

We may cancel the rights offering at any time and for any reason prior to  the November 7, 2011  expiration of the rights offering. In the event that we cancel the rights offering, all subscription payments received by the Subscription Agent will be returned, without interest or deduction, as soon as practicable.

You should carefully consider whether to exercise your subscription rights prior to the  November 7, 2011  expiration of the rights offering. All exercises of subscription rights are irrevocable. Shareholders who do not participate in the rights offering will continue to own the same number of shares, but will own a smaller percentage of the total shares outstanding to the extent that other shareholders participate in the rights offering.  Our board of directors is making no recommendation regarding your exercise of the subscription rights.

Our common stock is quoted on the National Association of Securities Dealers Over-the-Counter Bulletin Board under the symbol “ZMTP.OB”. The last reported sales price of our shares of common stock on September 12, 2011 is $0.35 per share. The shares of our common stock issued in connection with this rights offering will continue to be quoted on the Over-the-Counter Bulletin Board under the ticker symbol “ZMTP.OB.”

The purpose of this rights offering is to raise equity capital in a cost-effective manner that allows all shareholders to participate, subject to potential purchase limits for shareholders attempting to own 5% or more of our shares.  Net proceeds from this rights offering (up to approximately $2.9 million after deducting estimated offering expenses) are expected to be used for working capital needs, development of a line of sensor and control products, and for general corporate purposes. We may also use a portion, if available, of the net proceeds to acquire or invest in businesses, products and technologies that we believe are complementary to our own. However, we have no definitive agreements nor are we engaged in any preliminary discussions to acquire or invest in any business, product or technology nor have we identified any specific transaction to pursue.  See “Use of Proceeds.”

Three of our stockholders, Frank Manning, Peter Kramer, and T. Patrick Manning, have indicated to us that they may exercise some or all of their respective subscription rights and that they may exercise over-subscription rights, with the total not to exceed the maximum number of rights they can exercise without endangering the availability of the Company’s net operating loss carry-forwards under Section 382 of the Internal Revenue Code.  These shareholders have not made any binding commitment to purchase any shares in this rights offering.

We reserve the right to limit the exercise of rights by certain shareholders in order to protect against an unexpected “ownership change” for federal income tax purposes. This may affect our ability to receive proceeds in the rights offering.

	Per Share	Total
Purchase Price	$0.27	$2,943,336
Estimated Expenses		$30,000
Net Proceeds to Us		$2,913,336

This is not an underwritten offering.  The securities are being offered directly by us without the services of an underwriter or selling agent.

Our principal executive office is located at 207 South Street, Boston, MA 02111. Our telephone number at that address is (617) 423-1072. Our website is located at http://www.zoomtel.com.

INVESTING IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 10 OF THIS PROSPECTUS BEFORE EXERCISING YOUR RIGHTS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Our securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.

The date of this prospectus is _______ __, 2011.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not provided, and we have not authorized anyone else, to provide you with different or additional information. We are not making an offer of securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus regardless of its time of delivery, and you should not consider any information in this prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.

As used in this prospectus, “Zoom Telephonics,” “Zoom,”  “Company,” “we,” “our” and “us” refer to Zoom Telephonics, Inc. unless stated otherwise or the context requires otherwise.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Throughout this prospectus we make “forward-looking statements,” as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include the words “may,” “would,” “could,” “likely,” “estimate,” “intend,” “plan,” “continue,” “believe,” “expect” or “anticipate” and similar words as well as our acquisition, development and expansion plans, objectives or expectations and our liquidity projections. These forward-looking statements generally relate to our plans, objectives, prospects and expectations for future operations and results and are based upon what we consider to be reasonable future estimates. Although we believe that our plans, objectives, prospects and expectations reflected in, or suggested by, such forward-looking statements are reasonable at the present time, we may not achieve or we may modify them from time to time. Furthermore, there is no assurance that any positive trends suggested or referred to in such statements will continue. Any forward-looking statements made in this prospectus are made as of the date of this prospectus and we assume no obligation to update the forward-looking statements.  You should read this prospectus thoroughly, including the factors described in the “Risk Factors” section of this prospectus for information regarding risk factors that could affect our results with the understanding that actual future results may be materially different from what we expect. You should understand that it is not possible to predict or identify all such risks and uncertainties.  Consequently, you should not consider these risks and uncertainties to be a complete discussion of all potential risks and uncertainties associated with an investment in us or our securities.  We will not update forward-looking statements even though our situation or plans may change in the future, unless applicable law requires us to do so.

PROSPECTUS SUMMARY

The following summary provides an overview of certain information about Zoom and this offering and may not contain all the information that is important to you. This summary is qualified in its entirety by, and should be read together with, the information contained in other parts of this prospectus and the documents we incorporate by reference. You should carefully review this entire prospectus, including the matters discussed in “Risk Factors” beginning on page 10, in our Annual Report on Form 10-K, and our most recent Quarterly Report on Form 10-Q before making a decision about whether to invest in our securities.

Our Company

Zoom Telephonics, Inc. was incorporated as a New York corporation in 1977 and was reincorporated as a Delaware corporation on March 25, 1993.  Zoom was formerly the operating subsidiary of Zoom Technologies, Inc.  With Zoom Technologies, Inc., Zoom initially designed, produced, and sold telephone products.  Zoom grew its business primarily based on the sale of dial-up modems, reaching peak sales of approximately $100 million in the late nineties.  As computers began to include dial-up modems and as broadband modems began to compete with dial-up modems, Zoom’s sales shrank even though Zoom introduced broadband modems.  One reason was the fact that broadband modems are typically supplied by the broadband service provider, whereas dial-up modems were not.  Very recently Zoom’s year-over-year sales have begun to rise in some but not all quarters as Zoom has broadened its product line to include dial-up modems, cable modems, ADSL modems and routers, 3G modems and routers, and Bluetooth and WiFi compatible wireless products.

On January 28, 2009, Zoom Technologies, Inc. entered into a Share Exchange Agreement (the “Agreement”) with Tianjin Tong Guang Group Digital Communication Co., Ltd (“TCB Digital”), TCB Digital’s majority shareholder, Gold Lion Holding Limited (“Gold Lion”) and Lei Gu, a shareholder of Gold Lion. On May 12, 2009, the parties amended the Agreement to, among other actions, add Songtao Du, a shareholder of Gold Lion, as a party to the Agreement. On September 22, 2009, pursuant to the Agreement, Zoom Technologies acquired all the outstanding shares of Gold Lion. In addition, as part of the transaction, Zoom Technologies spun off its then-current business, which consisted of its ownership of Zoom Telephonics, (the “Communications Business”) to its stockholders, by distributing and transferring its assets and liabilities to Zoom Telephonics and issuing a dividend of the Zoom Telephonics’ shares to its stockholders.

Upon the completion of the spin-off, Zoom Telephonics became a separate publicly-traded company listed on the Over-the-Counter Bulletin Board (the “OTCBB”).

We describe in this prospectus the Communications Business transferred to Zoom Telephonics by Zoom Technologies in connection with the spin-off as though the Communications Business were our business for all historical periods described. References in this prospectus to the historical assets, liabilities, products, business or activities of our business are intended to refer to the historical assets, liabilities, products, business or activities of the Communications Business as those were conducted as part of Zoom Technologies prior to the date of the spin-off.

Our common stock is traded in the over-the-counter market and is quoted on the OTCBB under the ticker symbol “ZMTP.OB.”

Our principal executive offices are located at 207 South Street, Boston, MA 02111. Our telephone number is (617) 423-1072. Our web site is http://www.zoomtel.com. Information contained on our web site does not constitute a part of this prospectus.

The Rights Offering

For a more complete description of the terms of this rights offering, see “The Rights Offering” beginning on page 19.

Subscription Rights
We will distribute to each stockholder of record on September 13, 2011 at no charge, two non-transferable subscription rights for each share of our common stock then owned. The rights will be evidenced by subscription rights certificates.

Each subscription right will entitle the holder to purchase one share of our common stock at a price equal to $0.27 per share, subject to potential purchase limits for shareholders attempting to own 5% or more of our shares. The subscription price shall be paid in cash.

Shares	If the rights offering is fully subscribed, we will issue a total of 10,901,244 shares of our common stock and the gross proceeds from the offering would be $2,943,336.

Subscription Price	$0.27 per share, which shall be paid in cash.

Record Date	September 13, 2011

Expiration Date
5:00 p.m., New York City time, on November 7, 2011, subject to extension or earlier termination, but in no event shall such extension extend beyond November 11, 2011, and if the rights offering is extended all subscriptions received prior to such extension shall be irrevocable.  After the expiration date, the subscription rights will expire and will have no value.

Basic Subscription Right
For each subscription right you own, you will have the basic subscription right to purchase one share of our common stock at the subscription price, subject to potential purchase limits for shareholders attempting to own 5% or more of our shares.  You may exercise some or all of your basic subscription rights, or you may choose not to exercise any of your basic subscription rights. The Company may limit the rights which you may exercise in order not to endanger the availability of the Company’s net operating loss carry-forwards under Section 382 of the Internal Revenue Code. The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the subscription period.

Over-subscription Right
If you elect to fully exercise your basic subscription right, you may also subscribe for additional shares of our common stock at the same subscription price per share.  If there are insufficient shares available to fully satisfy all over-subscription right requests, the available shares will be distributed proportionately among rights holders who exercise their over-subscription right based on the number of shares each rights holder subscribed for under the basic subscription right.  In addition, the Company may limit the rights which you may exercise in order not to endanger the availability of the Company’s net operating loss carry-forwards under Section 382 of the Internal Revenue Code.  The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the subscription period.

Rights are not Transferable
The subscription rights are not transferable, other than to affiliates (i.e. entities which control the recipient or are controlled by or under common control with the recipient) of the recipient or by operation of law (i.e. a transfer of rights to the estate of the recipient upon the death of the recipient would be permitted or any transfers permitted under applicable state law).

Amendment, Extension and Termination
We may extend the expiration date at any time after the record date, but in no event shall such extension extend beyond November 11, 2011 and if the rights offering is extended all subscriptions received prior to such extension shall be irrevocable. We may amend or modify the terms of the rights offering at any time prior to the expiration date, including if we extend the rights offering up until November 11, 2011. We also reserve the right to terminate the rights offering at any time prior to the expiration date for any reason, in which event all funds received in connection with the rights offering will be returned without interest or deduction to those persons who exercised their subscription rights. We will extend the duration of the rights offering as required by applicable law, and may choose to extend the rights offering if we decide that changes in the market price of our common stock warrant an extension or if we decide that the degree of participation in this rights offering by holders of our common stock is less than the level we desire.

Fractional Shares	We will not issue fractional shares, but rather will round down the aggregate number of shares you are entitled to receive to the nearest whole number.

Procedure for Exercising Rights
You may exercise your subscription rights by properly completing and executing your rights certificate or an equivalent thereof, and delivering it, together with the subscription price for each share for which you subscribe, to the subscription agent on or prior to the expiration date. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under “The Rights Offering — Guaranteed Delivery Procedures” beginning on page 22.

No Revocation
Once you submit the form of rights certificate to exercise any subscription rights, you may not revoke or change your exercise or request a refund of monies paid. All exercises of rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable.

Payment Adjustments
If you send a payment that is insufficient to purchase the number of shares requested, or if the number of shares requested is not specified in the rights certificate, the payment received will be applied to exercise your subscription rights to the extent of the payment. If the payment exceeds the amount necessary for the full exercise of your subscription rights, including any over-subscription rights exercised and permitted, the excess will be returned to you as soon as practicable in cash. You will not receive interest or a deduction on any payments refunded to you under the rights offering.

Limitation on Ability to Exercise Rights
We have implemented certain protection mechanisms and reserve the right to limit the exercise of over-subscription rights by certain shareholders in order to protect against an unexpected “ownership change” for federal income tax purposes. See “The Rights Offering—Protection Mechanics.” By signing the subscription certificate and exercising your right, you are agreeing that:

●     the following protection mechanics are valid, binding and enforceable against such shareholder:

¡     if purchasing shares of common stock, each subscriber will inform us through the subscription agent if they will be, after giving effect to the purchase of the common stock, an owner, either direct or indirect, record or beneficial, or by application of Section 382 attribution provisions summarized above, of more than 272,531 shares of our common stock;

¡      if an exercise would result in the subscriber owning more than 272,531 shares of our common stock, the subscriber must notify the subscription agent at the telephone number set forth under the heading “Subscription Agent”;

¡      if requested, each subscriber will be required to provide us with additional information regarding the amount of common stock that the subscriber owns;

¡      we have the right to instruct the subscription agent to refuse to honor any exercise of rights by a subscriber to the extent an exercise might, in our sole and absolute discretion, result in the subscriber owning 5% or more of our common stock. We will exercise this discretion if such exercise of rights would endanger our NOLs or tax credit carry-forwards against future taxable income.

●     any purported exercise of rights in violation of the protection mechanics section will be void and of no force and effect; and

●     we have the right to void and cancel (and treat as if never exercised) any exercise of rights, and shares issued pursuant to an exercise of rights, if any of the agreements, representations or warranties of a subscriber in the subscription documents are false.

In order to participate in the rights offering you must execute an applicable  subscription agreement. The protection mechanisms described above are binding and enforceable solely against those shareholders who properly execute the subscription agreement and the protection mechanisms relate solely to the exercise by shareholders of rights in this offering and do not restrict a shareholders’ ability to purchase shares other than in this offering.

How Rights Holders Can Exercise Rights Through Others
If you hold our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owners Election Form” or an equivalent method of informing your broker, custodian bank, or other nominee. You should receive this form or its equivalent from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form or its equivalent.

How Foreign Stockholders and Other Stockholders Can Exercise Rights
The subscription agent will not mail rights certificates to you if you are a stockholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. Instead, we will have the subscription agent hold the subscription rights certificates for your account. To exercise your rights, you must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration date, and establish to the satisfaction of the subscription agent that it is permitted to exercise your subscription rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value.

Material United States Federal Income Tax Consequences
A holder will not recognize income or loss for United States Federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. For a detailed discussion, see “Material United States Federal Income Tax Consequences” beginning on page 60. You should consult your tax advisor as to the particular consequences to you of the rights offering.

Issuance of Our Common Stock	We will issue certificates representing common stock purchased in the rights offering as soon as practicable after the expiration of the rights offering.

Conditions	See “The Rights Offering—Conditions to the Rights Offering.”

No Board Recommendation
Our Board of Directors is making no recommendations regarding your exercise of the subscription rights.  An investment in shares of our common stock must be made according to your evaluation of your own best interests and after considering all of the information herein, including the “Risk Factors” section of this prospectus.

Use of Proceeds
Net proceeds from this rights offering (up to approximately $2.9 million after deducting estimated offering expenses) are expected to be used for working capital needs, development of a line of sensor and control products, and for general corporate purposes. We may also use a portion, if available, of the net proceeds to acquire or invest in businesses, products and technologies that we believe are complementary to our own. However, we have no definitive agreements nor are we engaged in any preliminary discussions to acquire or invest in any business, product or technology nor have we identified any specific transaction to pursue.

Subscription Agent	Broadridge Corporate Issuer Solutions, Inc.

Shares of Common Stock Outstanding Before the Rights Offering	As of September 13, 2011, 5,450,622 shares of our common stock were outstanding.

Shares of Common Stock Outstanding After Completion of the Rights Offering
We will issue up to 10,901,244 shares of our common stock in the rights offering, depending on the number of subscription rights and over-subscription rights that are exercised. Assuming there are no changes in the number of outstanding shares of our common stock prior to the expiration of the rights offering period, and based on the number of shares of our common stock outstanding as of September 13, 2011, if we issue all 10,901,244 shares of our common stock available for the exercise of subscription rights in the rights offering, we would have 16,351,866 shares of our common stock outstanding following the completion of the rights offering.

Risk Factors
Stockholders considering making an investment by exercising subscription rights in the rights offering should carefully read and consider the information set forth in the section entitled “Risk Factors” beginning on page 10 of this prospectus, together with the other information contained in this prospectus, and information contained under the heading “Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended December 31, 2010, filed with the SEC and any updates of those Risk Factors contained in our Quarterly Reports on Form 10-Q, before making a decision to invest in the rights offering.

For additional information concerning the rights offering, see “The Rights Offering,” beginning on page 19.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

The following are questions that we anticipate you may have about this rights offering. The answers are based on selected information from this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about whether to exercise your subscription rights. We urge you to read the entire prospectus.

 Exercising the rights and investing in our securities involves a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” beginning on page 10 of this prospectus, as well as the other sections of this prospectus in their entirety before you decide whether to exercise your rights.

Q: What is the rights offering?

A: We are distributing, at no cost or charge to our stockholders, subscription rights, which we also refer to as rights, consisting of a basic subscription right to purchase shares of our common stock and an over-subscription right to purchase additional shares of our common stock. These rights are not transferable. Holders of our common stock will receive two basic subscription rights for each share of common stock held of record as of 5:00 p.m., New York City time, on September 13, 2011, the record date of this rights offering. The subscription rights will be evidenced by subscription rights certificates. Each basic subscription right will entitle you to purchase one share of our common stock at a subscription price equal to $0.27 per share. You may exercise any number of your basic subscription rights, subject to potential purchase limits for shareholders attempting to own 5% or more of our shares, or you may choose not to exercise any basic subscription rights. We will not distribute fractional subscription rights, but instead we will round down the aggregate number of shares you are entitled to receive to the nearest whole number.

A rights offering is an opportunity for you to purchase additional shares of common stock at a fixed price. If you exercise your basic subscription rights in full, you will then be entitled to exercise your over-subscription rights, subject to potential purchase limits for shareholders attempting to own 5% or more of our shares.  This rights offering enables most shareholders to maintain or possibly increase their current percentage ownership of the Company.

Q: What is the basic subscription right?

A: Each subscription right evidences a right to purchase one share of our common stock at a subscription price of $0.27 per share, subject to potential purchase limits for shareholders attempting to own 5% or more of our shares.  The subscription rights are not transferable.

Q: What is the over-subscription right?

A: We do not expect all of our shareholders to exercise all of their basic subscription rights. The over-subscription right provides shareholders that exercise all of their basic subscription rights the opportunity to subscribe for additional shares of our common stock at the same subscription price per share, if any shares are not purchased by other holders of subscription rights under the basic subscription rights as of the expiration date of the rights offering.  If an insufficient number of shares are available to fully satisfy all over-subscription right requests, the available shares will be distributed proportionately among rights holders who exercise their over-subscription right based on the number of shares each rights holder subscribed for under the basic subscription right, subject to potential purchase limits for shareholders attempting to own 5% or more of our shares. The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the subscription period.

Q: Why are we engaging in a rights offering and how will we use the proceeds from the rights offering?

A: The purpose of this rights offering is to raise equity capital in a cost-effective manner that allows all shareholders to participate, subject to potential purchase limits for shareholders attempting to own 5% or more of our shares. Net proceeds from this rights offering (up to approximately $2.9 million after deducting estimated offering expenses) are expected to be used for working capital needs, development of a line of sensor and control products, and for general corporate purposes. We may also use a portion, if available, of the net proceeds to acquire or invest in businesses, products and technologies that we believe are complementary to our own. However, we have no definitive agreements nor are we engaged in any preliminary discussions to acquire or invest in any business, product or technology nor have we identified any specific transaction to pursue.

Q: Am I required to subscribe in the rights offering?

A: No.

Q: How was the $0.27 per share subscription price established?

A: Our board of directors determined that the subscription price should be designed to, among other things, provide an incentive to our current shareholders to exercise their rights. Other factors considered in setting the subscription price included the amount of proceeds desired, our need for equity capital, alternatives available to us for raising equity capital, the historic and current market price and liquidity of our common stock, the pricing of similar transactions, the historic volatility of the market price of our common stock, the historic trading volume of our common stock, our business prospects, our recent and anticipated operating results and general conditions in the securities market.

The subscription price does not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition, or any other established criteria for valuing the Company. Because the subscription price is a set price, it may be above the actual trading price of our common stock during the period the rights offering is effective and after such period if the trading price is above the subscription price, it may be advantageous for stockholders to purchase additional shares of our common stock on the OTCBB rather than pursuant to this rights offering. We cannot assure you that the trading price of our common stock will not decline during or after this rights offering. We also cannot assure you that you will be able to sell shares purchased in this offering at a price equal to or greater than the subscription price. We do not intend to change the subscription price in response to changes in the trading price of our common stock prior to the closing of this rights offering. You should not consider the subscription price as an indication of the value of the Company or our common stock.

Q: Who will receive subscription rights?

A: All holders of our common stock, including affiliates, will receive two subscription rights for each share of common stock owned as of September 13, 2011, the record date.

Q: How many shares may I purchase if I exercise my subscription rights?

A: You will receive two subscription rights for each share of our common stock that you owned on September 13, 2011, the record date. Each subscription right evidences a right to purchase one share of our common stock at a subscription price of $0.27 per share.  You may exercise any number of your subscription rights, subject to potential purchase limits for shareholders attempting to own 5% or more of our shares.

Q: What happens if I choose not to exercise my subscription rights?

A: If you choose not to exercise your subscription rights you will retain your current number of shares of common stock of the Company. However, the percentage of the common stock of the Company that you own will decrease and your voting rights and other rights will be diluted if and to the extent that other shareholders exercise their subscription rights. Your subscription rights will expire and have no value if they are not exercised prior to 5:00 p.m., New York City time, on  November 7,  2011, subject to extension, the expiration date.

Q: Does the company need to achieve a certain participation level in order to complete the rights offering?

A: No. We may choose to consummate, amend, extend or terminate the rights offering regardless of the number of shares actually purchased.

Q: Can the Company terminate the rights offering?

A: Yes. Our board of directors may decide to terminate the rights offering at any time prior to the expiration of the rights offering, for any reason. If we cancel the rights offering, any money received from subscribing shareholders will be refunded as soon as practicable, without interest or a deduction on any payments refunded to you under the rights offering. See “The Rights Offering—Expiration of the Rights Offering and Extensions, Amendments and Termination.”

Q: May I transfer my subscription rights if I do not want to purchase any shares?

A: No. Should you choose not to exercise your rights, you may not sell, give away or otherwise transfer your rights. However, rights will be transferable to affiliates of the recipient and by operation of law, for example, upon the death of the recipient.

Q: When will the rights offering expire?

A: The subscription rights will expire and will have no value, if not exercised prior thereto, at 5:00 p.m., New York City time, on November 7, 2011, unless we decide to extend the rights offering expiration date until some later time. In no event shall such extension extend beyond November 11, 2011. See “The Rights Offering—Expiration of the Rights Offering and Extensions, Amendments and Termination.” The subscription agent must actually receive all required documents and payments before the expiration date. There is no maximum duration for the rights offering.

Q: How do I exercise my subscription rights?

A: You may exercise your subscription rights by properly completing and executing your rights certificate and delivering it, together with the subscription price for each share of common stock you subscribe for, to the subscription agent on or prior to the expiration date. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures” beginning on page 22. If you hold shares of our common stock through a broker, custodian bank or other nominee, see “The Rights Offering—Beneficial Owners” beginning on page 23.

Q: What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, custodian bank or other nominee?

A: If you hold our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owners Election Form” or an equivalent method of informing your broker, custodian bank, or other nominee of your decision to exercise your rights. You should receive this form or its equivalent from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form or its equivalent.

Q: What should I do if I want to participate in the rights offering, but I am a shareholder with a foreign address or a shareholder with an APO or FPO address?

A: The subscription agent will not mail rights certificates to you if you are a shareholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. To exercise your rights, you must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration date, and establish to the satisfaction of the subscription agent that it is permitted to exercise your subscription rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value.

Q: Will I be charged a sales commission or a fee if I exercise my subscription rights?

A: We will not charge a brokerage commission or a fee to rights holders for exercising their subscription rights. However, if you exercise your subscription rights through a broker, dealer or nominee, you will be responsible for any fees charged by your broker, dealer or nominee.

Q: Are there any conditions to my right to exercise my subscription rights?

A: Yes. The rights offering is subject to certain limited conditions. Please see “The Rights Offering—Conditions to the Rights Offering.”

Q: Has the board of directors made a recommendation regarding the rights offering?

A: Neither we, nor our board of directors is making any recommendation as to whether or not you should exercise your subscription rights. You are urged to make your decision based on your own assessment of the rights offering, after considering all of the information herein, including the “Risk Factors” section of this document, and of your best interests.

Q: Have any shareholders indicated they will exercise their rights?

A: Yes. Frank Manning, Peter Kramer, and T. Patrick Manning have indicated to the Company that they intend to exercise part or all of their basic subscription rights and that they may exercise some of their over-subscription rights; but they have not made any binding commitment to purchase any shares in this rights offering.  The amount of rights which these stockholders can actually exercise in the offering without jeopardizing the Company’s net operating losses and capital loss carryforwards will depend on the actual number of rights exercised by unaffiliated third parties. Depending on the level of participation in the rights offering, the exercise by these stockholders of their basic subscription rights and over-subscription rights may result in such stockholders being able to exercise substantial control over matters requiring shareholder approval upon completion of the offering. Please see the “Risk Factors” section of this prospectus for more information. In general, Section 382 of the Internal Revenue Code will limit the carryover of a corporation’s net operating loss and tax credit carryovers if certain shareholders increase their percentage ownership interest in the corporation by more than 50 percentage points over a three year testing period.

Q: Is exercising my subscription rights risky?

A: The exercise of your subscription rights involves significant risks. Exercising your rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors,” beginning on page 10.

Q: How many shares will be outstanding after the rights offering?

A: The number of shares of common stock that will be outstanding after the rights offering will depend on the number of shares that are purchased in the rights offering. If all subscription rights are exercised, we will issue 10,901,244 shares of common stock and will have 16,351,866 shares of common stock outstanding after the rights offering.

Q: What will be the proceeds of the rights offering?

A: If all subscription rights are exercised, we will receive gross proceeds of $2,943,336.  We are offering shares of our common stock in the rights offering with no minimum purchase requirement. As a result, there is no assurance we will be able to sell all or any of the shares being offered, and it is not likely that all of our shareholders will participate in the rights offering. We reserve the right to limit the exercise of rights by certain shareholders in order to protect against an unexpected “ownership change” for federal income tax purposes. This may affect our ability to receive gross proceeds of up to $2,943,336 in the rights offering.

Q: After I exercise my rights, can I change my mind and cancel my purchase?

A: No. Once you exercise and send in your subscription rights certificate and payment you cannot revoke the exercise of your subscription rights, even if you later learn information about the Company that you consider to be unfavorable and even if the market price of our common stock falls below the $0.27 per share subscription price. You should not exercise your subscription rights unless you are certain that you wish to purchase the shares of our common stock at a price of $0.27 per share. See “The Rights Offering—No Revocation or Change.”

Q: What are the material United States Federal Income Tax consequences of exercising my subscription rights?

A: A holder should not recognize income or loss for United States Federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. For a detailed discussion, see “Material United States Federal Income Tax Consequences.” You should consult your tax advisor as to the particular consequences to you of the rights offering.

Q: If the rights offering is not completed, for any reason, will my subscription payment be refunded to me?

A: Yes. If the rights offering is not completed, for any reason, any money received from subscribing shareholders will be refunded as soon as practicable, without interest or deduction.

Q: If I exercise my subscription rights, when will I receive the shares of common stock I purchased in the rights offering?

A: We will deliver certificates representing the shares of our common stock purchased in the rights offering as soon as practicable after the expiration of the rights offering and after all pro rata allocations and adjustments have been completed. We will not be able to calculate the number of shares to be issued to each exercising holder until 5:00 p.m., New York City time, on the third business day after the expiration date of the rights offering, which is the latest time by which subscription rights certificates may be delivered to the subscription agent under the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures.”

Q: To whom should I send my forms and payment?

A: If your shares are held in the name of a broker, dealer or other nominee, then you should send your subscription documents, rights certificate and payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate and payment by hand delivery, first class mail or courier service to Broadridge Corporate Issuer Solutions, Inc., the subscription agent. The address for delivery to the subscription agent is as follows:

If delivering by Hand/Mail/Overnight Courier:

Broadridge Corporate Issuer Solutions, Inc.
Attn: Subscription Dept
44 West Lancaster Avenue
Ardmore, PA 19003

Checks should be made payable to: “Broadridge FBO Zoom Telephonics,”.  Wires may be sent to:  U.S. Bank, Minneapolis, MN. ABA 123000848, account# 153910722518, account name: Broadridge FBO Zoom Telephonics.

Your delivery other than in the manner or to the address listed above will not constitute valid delivery.

Q: What if I have other questions?

A: If you have other questions about the rights offering, please contact our President and CEO, Frank Manning by using the investor phone number at 617-753-0897.

FOR A MORE COMPLETE DESCRIPTION OF THE RIGHTS OFFERING, SEE “THE RIGHTS OFFERING” BEGINNING ON PAGE 19.

RISK FACTORS

An investment in our common stock involves a high degree of risk.  Prospective investors should carefully consider the following risk factors, together with the other information contained in this Prospectus, including our financial statements and the notes thereto, in evaluating the Company and its business before purchasing our securities. In particular, prospective investors should note that this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) and that actual results could differ materially from those contemplated by such statements. The factors listed below represent certain important factors which we believe could cause such results to differ. These factors are not intended to represent a complete list of the general or specific risks that may affect us. Other risks may be significant, presently or in the future, and the risks set forth below may affect us to a greater extent than indicated. Many factors, including those described below, could cause actual results to differ materially from those discussed in forward-looking statements.

Risks Related or Our Company

We will likely require additional funding, and we may be unable to obtain this funding on favorable terms, if at all.

Over the next twelve months we will likely require additional financing to fund our operations. We currently have no line of credit from which we can borrow. Even if we successfully raise funds through this rights offering, there is no assurance we will have sufficient funds to fund our operations.  Additional financing may not be available to us on a timely basis if at all, or on terms acceptable to us. If we fail to obtain acceptable additional financing when needed, we may not have sufficient resources to fund our normal operations which would have a material adverse effect on our business.

We may be unable to continue as a going concern.

In the third and fourth quarters of 2010, the Company had its first net profits since the fourth quarter of 2006, but in the first and second quarter of 2011 the Company experienced net losses of approximately $285,000 and $326,000 respectively.  The recent history of losses and other conditions raise substantial doubt about the Company's ability to continue as a going concern. Management is not certain that the Company has sufficient resources to fund its normal operations over the next 12 months unless the Company improves its operating cash flow or the Company raises capital by selling non-product assets, incurring debt, selling stock, or doing some combination of these things. Additional funds may not be available on terms favorable to the Company, or at all. If these funds are not available the Company may not be able to execute its business plan or take advantage of business opportunities. The ability of the Company to obtain such additional funds and to achieve its operating goals is uncertain. In the event that the Company does not obtain additional capital or is not able to increase cash flow from operations, the Company will be unable to continue as a going concern.

The audit report issued by our independent registered public accounting firm for our financial statements for the fiscal year ended December 31, 2010 states that the auditing firm has substantial doubt in our ability to continue as a going concern due to the risk that we may not have had sufficient cash and liquid assets at December 31, 2010 to cover our operating and capital requirements for the next twelve-month period; and if in that case sufficient cash cannot be obtained, we would have to substantially alter, or possibly even discontinue, operations.  The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty. Such an audit report may limit our ability to access certain types of financing.

Our cable modem sales may be significantly reduced due to long component and certification delays.

Zoom currently sells two Docsis 3.0 cable modems, one of which also includes a built-in wireless-N router.  Our Docsis 3.0 cable modems are primarily sold through high-volume retailers.  We are currently unable to meet the demand for these products, and we are not sure how long this situation will continue.  The wireless-N model has all required certifications, but demand is much greater than anticipated and that problem is exacerbated by long component leadtimes.  The model without wireless-N is in the midst of a transition from a 4x4 version to an 8x4 version, and the 8x4 version has experienced certification delays that are likely to delay our shipments for a time that depends on our ability to correct the problems preventing certification and  then go through the certification process.  It’s clear that demand for both models is high, but it’s not clear at this point how severely our sales will be impacted or whether our customer relationships will be damaged.

The market for high-speed communications products and services has many competing technologies and, as a result, the demand for certain of our products and services is uncertain.

Industry analysts believe that the market for dial-up modems will continue to decline, though it is possible that our share of this declining business will increase if retailers’ share of this business increases. If we are unable to increase sales of our broadband modems, we may be unable to sustain or grow our business. The market for high-speed communications products and services has a number of competing technologies, including high-speed access using ADSL modems, cable modems, 3G modems, WiMax modems, and other technologies.

Although we currently sell products that include all these technologies except WiMax, our most successful products have historically been our dial-up modems. The introduction of new products by competitors, market acceptance of competing products based on new or alternative technologies, or the emergence of new industry standards have in the past rendered and could continue to render our products less competitive or even obsolete. For example, these factors have caused the market for our dial-up modems to shrink over the past 12 years. If we are unable to increase demand for our broadband modems, we may be unable to sustain or grow our business.

Our reliance on a limited number of customers for a large portion of our revenues could materially harm our business and prospects.

Relatively few customers have accounted for a substantial portion of the Company’s revenues.  During 2010 two customers each accounted for 10% or more of our total net sales.  Together these two customers accounted for 44% of our total net sales.  Our top three customers accounted for approximately 51% of our total net sales. Our customers generally do not enter into long-term agreements obligating them to purchase our products. We may not continue to receive significant revenues from any of these or from other large customers. Because of our significant customer concentration, our net sales and operating income could fluctuate significantly due to changes in political or economic conditions or the loss of, reduction of business with, or less favorable terms for any of our significant customers. A reduction or delay in orders from any of our significant customers, or a delay or default in payment by any significant customer could materially harm our business, results of operation and liquidity.

 We may be unable to produce sufficient quantities of our products because we obtain key components from, and depend on, sole or limited source suppliers.

We obtain certain key parts, components, and equipment from sole or limited sources of supply. For example, the vast majority of our dial-up modem chipsets are from Conexant Systems and the majority of our cable modem and ADSL modem chipsets are from Broadcom.  In the past we have experienced delays in receiving shipments of modem chipsets from our sole source suppliers. We may experience similar delays in the future. In addition, some products may have other components that are available from only one source. If we are unable to obtain a sufficient supply of components from our current sources, we would experience difficulties in obtaining alternative sources or in altering product designs to use alternative components. Resulting delays or reductions in product shipments could damage relationships with our customers, and our customers could decide to purchase products from our competitors. Inability to meet our customers’ demand or a decision by one or more of our customers to purchase products from our competitors could harm our operating results.

Fluctuations in the foreign currency exchange rates in relation to the U.S. dollar could have a material adverse effect on our operating results.

Changes in currency exchange rates that increase the relative value of the U.S. dollar may make it more difficult for us to compete with foreign manufacturers on price, may reduce our foreign currency denominated sales when expressed in dollars, or may otherwise have a material adverse effect on our sales and operating results. A significant increase in our foreign currency denominated sales would increase our risk associated with foreign currency fluctuations. A weakness in the U.S. dollar relative to the Mexican peso and various Asian currencies, especially the Chinese renminbi, could increase our product costs. Fluctuations in the currency exchange rates have, and may continue to, adversely affect our operating results.

The current uncertainty in global economic conditions could negatively affect our business, results of operations, and financial condition.

The current uncertainty in global economic conditions have resulted in a tightening in the credit markets, a low level of liquidity in many financial markets, and extreme volatility in credit, equity and fixed income markets. There could be a number of follow-on effects from these economic developments on our business, including unavailability of credit, insolvency of key suppliers resulting in product delays; customer insolvencies; rapid changes to the foreign currency exchange rates; decreased customer confidence; and decreased customer demand.  Any of these events, or any other events caused by the recent financial crisis, may have a material adverse effect on our business, operating results, and financial condition.

 Capacity constraints in our Mexican operations could reduce our sales and revenues and hurt customer relationships.

We rely on our Mexican operations to finish and ship most of the products we sell. Since moving our manufacturing operations to our Mexican facility we have experienced and may continue to experience constraints on our manufacturing capacity as we address challenges related to operating our new facility, such as hiring and training workers, creating the facility’s infrastructure, developing new supplier relationships, complying with customs and border regulations, and resolving shipping and logistical issues. Our sales and revenues may be reduced and our customer relationships may be impaired if we continue to experience constraints on our manufacturing capacity. We are working to minimize capacity constraints in a cost-effective manner, but there can be no assurance that we will be able to adequately minimize capacity constraints.

Our reliance on a business processing outsourcing partner to conduct our operations in Mexico could materially harm our business and prospects.

In connection with the move of most of our North American manufacturing operations to Mexico, we rely on a business processing outsourcing partner to hire, subject to our oversight, the production team for our manufacturing operation, provide the selected facility described above, and coordinate many of the ongoing manufacturing logistics relating to our operations in Mexico. Our outsourcing partner’s related functions include acquiring the necessary Mexican permits, providing the appropriate Mexican operating entity, assisting in customs clearances, and providing other general assistance and administrative services in connection with the ongoing operation of the Mexican facility. Our outsourcing partner’s performance of these obligations efficiently and effectively is critical to the success of our operations in Mexico. Failure of our outsourcing partner to perform its obligations efficiently and effectively could result in delays, unanticipated costs or interruptions in production, delays in deliveries to our customers or other harm to our business, results of operation, and liquidity. Moreover, if our outsourcing arrangement is not successful, we cannot assure our ability to find an alternative production facility or outsourcing partner to assist in our operations in Mexico or our ability to operate successfully in Mexico without outsourcing or similar assistance.

We believe that our future success will depend in large part on our ability to more successfully penetrate the broadband modem markets, which have been challenging markets with significant barriers to entry.

We believe that our future success will depend in large part on our ability to more successfully penetrate the broadband modem markets. These markets have significant barriers to entry that have adversely affected our sales to these markets. Although some cable and DSL modems are sold at retail, the high volume purchasers of these modems are concentrated in a relatively few large cable, telecommunications, and Internet service providers which offer broadband modem services to their customers. These customers also have extensive and varied approval processes for modems to be approved for use on their network. These approvals are expensive, time consuming, and continue to evolve. Successfully penetrating the broadband modem market therefore presents a number of challenges including: the current limited retail market for broadband modems; the relatively small number of cable, telecommunications and Internet service provider customers that make up the bulk of the market for broadband modems in certain countries, including the United States; the significant bargaining power of these large volume purchasers; the time consuming, expensive, uncertain and varied approval process of the various cable service providers; and the strong relationships with cable service providers enjoyed by incumbent cable equipment providers like Motorola and Cisco.  Our sales of broadband products have been adversely affected by all of these factors.

If we fail to meet changing customer requirements and emerging industry standards, there would be an adverse impact on our ability to sell our products and services.

The market for PC communications products and high-speed broadband access products and services is characterized by aggressive pricing practices, continually changing customer demand patterns, rapid technological advances, emerging industry standards and short product life cycles. Some of our product and service developments and enhancements have taken longer than planned and have delayed the availability of our products and services, which adversely affected our sales and profitability in the past. Any significant delays in the future may adversely impact our ability to sell our products and services, and our results of operations and financial condition may be adversely affected. Our future success will depend in large part upon our ability to: identify and respond to emerging technological trends and industry standards in the market; develop and maintain competitive products that meet changing customer demands; enhance our products by adding innovative features that differentiate our products from those of our competitors; bring products to market on a timely basis; introduce products that have competitive prices; manage our product transitions, inventory levels and manufacturing processes efficiently; respond effectively to new technological changes or new product announcements by others; and meet changing industry standards.

Our product cycles tend to be short, and we may incur significant non-recoverable expenses or devote significant resources to sales that do not occur when anticipated. Therefore, the resources we devote to product development, sales and marketing may not generate material net sales for us. In addition, short product cycles have resulted in and may in the future result in excess and obsolete inventory, which has had and may in the future have an adverse affect on our results of operations. In an effort to develop innovative products and technology, we have incurred and may in the future incur substantial development, sales, marketing, and inventory costs. If we are unable to recover these costs, our financial condition and operating results could be adversely affected. In addition, if we sell our products at reduced prices in anticipation of cost reductions and we still have higher cost products in inventory, our business would be harmed and our results of operations and financial condition would be adversely affected.

Our international operations are subject to a number of risks that could harm our business.

Currently our business is significantly dependent on our operations outside the United States, particularly sales of our products and the production of most of our products. All of our manufacturing operations except our rework operations are now located outside of the United States.  For the year 2010, sales outside North America were 15% of our net sales. The inherent risks of international operations could harm our business, results of operation, and liquidity. Specifically, our manufacturing operations in Mexico are subject to the challenges and risks associated with international operations, including those related to integration of operations across different cultures and languages, currency risk, and economic, legal, political and regulatory risks. In addition, fluctuations in the currency exchange rates have had, and may continue to have, an adverse effect on our operating results. The types of risks faced in connection with international operations and sales include, among others: regulatory and communications requirements and policy changes; currency exchange rate fluctuations, including, as a result of the move of our manufacturing operations to Mexico, changes in value of the Mexican peso relative to the US dollar; favoritism toward local suppliers; delays in the rollout of broadband services by cable and DSL service providers outside of the United States; local language and technical support requirements; difficulties in inventory management, accounts receivable collection and the management of distributors or representatives; cultural differences; reduced control over staff and other difficulties in staffing and managing foreign operations; reduced protection for intellectual property rights in some countries; political and economic changes and disruptions; governmental currency controls; shipping costs; and import, export, and tariff regulations.

We may be subject to product returns resulting from defects or from overstocking of our products.  Product returns could result in the failure to attain market acceptance of our products, which would harm our business.

If our products contain undetected defects, errors, or failures, we could face delays in the development of our products, numerous product returns, and other losses to us or to our customers or end users. Any of these occurrences could also result in the loss of or delay in market acceptance of our products, either of which would reduce our sales and harm our business. We are also exposed to the risk of product returns from our customers as a result of contractual stock rotation privileges and our practice of assisting some of our customers in balancing their inventories. Overstocking has in the past led and may in the future lead to higher than normal returns.

If we fail to effectively manage our inventory levels, there could be a material and adverse affect on our liquidity and our business.

Due to rapid technological change and changing markets we are required to manage our inventory levels carefully to both meet customer expectations regarding delivery times and to limit our excess inventory exposure. In the event we fail to effectively manage our inventory our liquidity may be adversely affected and we may face increased risk of inventory obsolescence, a decline in market value of the inventory, or losses from theft, fire, or other casualty.

We may be unable to produce sufficient quantities of our products because we depend on third party manufacturers. If these third party manufacturers fail to produce quality products in a timely manner, our ability to fulfill our customer orders would be adversely impacted.

We use contract manufacturers and original design manufacturers for electronics manufacturing of most of our products. We use these third party manufacturers to help ensure low costs, rapid market entry, and reliability. Any manufacturing disruption could impair our ability to fulfill orders, and failure to fulfill orders would adversely affect our sales. Although we currently use four electronics manufacturers for the bulk of our purchases, in some cases a given product is only provided by one of these companies. The loss of the services of any of our significant third party manufacturers or a material adverse change in the business of or our relationships with any of these manufacturers could harm our business. Since third parties manufacture our products and we expect this to continue in the future, our success will depend, in part, on the ability of third parties to manufacture our products cost effectively and in sufficient quantities to meet our customer demand.

We are subject to the following risks because of our reliance on third party manufacturers: reduced management and control of component purchases; reduced control over delivery schedules, quality assurance and manufacturing yields; lack of adequate capacity during periods of excess demand; limited warranties on products supplied to us; potential increases in prices; interruption of supplies from assemblers as a result of a fire, natural calamity, strike or other significant event; and misappropriation of our intellectual property.

We face significant competition, which could result in decreased demand for our products or services.

We may be unable to compete successfully. A number of companies have developed, or are expected to develop, products that compete or will compete with our products. Furthermore, many of our current and potential competitors have significantly greater resources than we do. Intense competition, rapid technological change and evolving industry standards could result in less favorable selling terms to our customers, decrease demand for our products or make our products obsolete.  Our operating results and our ability to compete could be adversely affected if we are unable to: successfully and accurately anticipate customer demand; manage our product transitions, inventory levels, and manufacturing processes efficiently; distribute or introduce our products quickly in response to customer demand and technological advances; differentiate our products from those of our competitors; or otherwise compete successfully in the markets for our products.

New environmental regulations may increase our manufacturing costs and harm our business.

Environmental regulations, including European regulations and regulations by federal and state governments, including California, may impact our product costs or restrict our ability to ship certain products.

Changes in current or future laws or governmental regulations and industry standards that negatively impact our products, services and technologies could harm our business.

The jurisdiction of the Federal Communications Commission, or the FCC, extends to the entire United States communications industry including our customers and their products and services that incorporate our products. Our products are also required to meet the regulatory requirements of other countries throughout the world where our products and services are sold. Obtaining government regulatory approvals is time-consuming and very costly. In the past, we have encountered delays in the introduction of our products, such as our cable modems, as a result of government certifications. We may face further delays if we are unable to comply with governmental regulations. Delays caused by the time it takes to comply with regulatory requirements may result in cancellations or postponements of product orders or purchases by our customers, which would harm our business.

We may be unable to retain key employees or to hire future key employees.

The loss of any of our executive officers or key product development personnel, the inability to attract or retain qualified personnel in the future, or delays in hiring skilled personnel could harm our business. Competition for skilled personnel is significant. We may be unable to attract and retain all the personnel necessary for the development of our business. In addition, the loss of Frank B. Manning, our president and chief executive officer, or some other member of the senior management team, a key engineer or salesperson, or other key contributors, could harm our relations with our customers, our ability to respond to technological change, and our business.

We may have difficulty protecting our intellectual property.

Our ability to compete is heavily affected by our ability to protect our intellectual property. We rely primarily on trade secret laws, confidentiality procedures, patents, copyrights, trademarks, and licensing arrangements to protect our intellectual property. The steps we take to protect our technology may be inadequate. Existing trade secret, trademark and copyright laws offer only limited protection. Our patents could be invalidated or circumvented. We have more intellectual property assets in some countries than we do in others. In addition, the laws of some foreign countries in which our products are or may be developed, manufactured or sold may not protect our products or intellectual property rights to the same extent as do the laws of the United States. This may make the possibility of piracy of our technology and products more likely. We cannot ensure that the steps that we have taken to protect our intellectual property will be adequate to prevent misappropriation of our technology.

We could infringe the intellectual property rights of others.

Particular aspects of our technology could be found to infringe on the intellectual property rights or patents of others. Other companies may hold or obtain patents on inventions or may otherwise claim proprietary rights to technology necessary to our business. We cannot predict the extent to which we may be required to seek licenses. We cannot assure that the terms of any licenses we may be required to seek will be reasonable. We are often indemnified by our suppliers relative to certain intellectual property rights; but these indemnifications do not cover all possible suits, and there is no guarantee that a relevant indemnification will be honored by the indemnifying party.

We may be required to satisfy certain indemnification obligations to Leimone United.

Under the terms of the Separation and Distribution Agreement and the Share Exchange Agreement, we agreed to indemnify Zoom Technologies (to be re-named Leimone United) and Gold Lion from and after the spin-off with respect to representation and warranties in such agreements and taxes related to the pre-distribution period. We are not aware of any existing indemnification obligations at this time, but any such indemnification obligations that may arise in the future could be significant. Our ability to satisfy these indemnities, if called upon to do so, will depend upon our future financial strength. We cannot determine whether we will have to indemnify Leimone United or Gold Lion for any substantial obligations.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act, are creating uncertainty for companies such as ours. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest reasonably necessary resources to comply with evolving standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities, which could harm our business prospects.

Our common stock is not listed on the Nasdaq national market and we cannot predict when or if it ever will be listed on any national securities exchange.

Current pricing information on our common stock has been available on the OTCBB. The OTCBB is an over-the-counter market which generally provides significantly less liquidity than established stock exchanges and quotes for stocks included in the OTCBB are not listed in the financial sections of newspapers. Therefore, prices for securities traded solely in the OTCBB may be difficult to obtain, and shareholders may find it difficult to resell their shares. In order to be re-listed, we will need to meet certain listing requirements. There can be no assurance that we will be able to meet such listing requirements.

We have a limited trading market and our stock price may be volatile.

There is a limited public trading market for our common stock on the OTCBB. The lack of an active market may impair the ability of holders of our common stock to sell their shares of common stock at the time they wish to sell them or at a price that they consider reasonable. The lack of an active market may also reduce the fair market value of the shares of our common stock.  We cannot assure you that a regular trading market for our common stock will ever develop or that, if developed, it will be sustained.

The market price of our common stock could fluctuate significantly for many reasons, including, without limitation: as a result of the risk factors listed in this prospectus; actual or anticipated fluctuations in our operating results; regulatory changes that could impact our business; and general economic and industry conditions.

We do not expect to pay any dividends in the foreseeable future.

We do not expect to declare dividends in the foreseeable future. We currently intend to retain cash to support our operations and to finance the growth and development of our business. There can be no assurance that we will have, at any time, sufficient surplus under Delaware law to be able to pay any dividends. If we do not pay dividends, the price of our common stock that you receive in the distribution must appreciate for you to receive a gain on your investment in Zoom Telephonics.

Risks Related to the Rights Offering

As a holder of common stock, you may suffer significant dilution of your percentage ownership of our common stock if you do not fully exercise your basic subscription right.

If you do not exercise your basic subscription rights in full and your shares of our common stock not purchased are purchased by other stockholders in the rights offering, your proportionate voting and ownership interest will be reduced and the percentage that your original shares represent of our expanded equity after exercise of the subscription rights will be diluted. The magnitude of the reduction of your percentage ownership will depend upon the extent to which you and others subscribe in the rights offering.

We may cancel the rights offering.

We may unilaterally withdraw or terminate this rights offering in our discretion prior to the acceptance of any subscriptions until the expiration of the rights offering. If we elect to withdraw or terminate the rights offering, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest or penalty, any subscription payments.

The subscription price determined for this offering is not an indication of our value.

In determining the subscription price for this rights offering, our Board of Directors considered a number of factors, including the amount of proceeds desired, our need for equity capital, alternatives available to us for raising equity capital, the historic and current market price and liquidity of our common stock, the pricing of similar transactions, the historic volatility of the market price of our common stock, the historic trading volume of our common stock, our business prospects, our recent and anticipated operating results and general conditions in the securities market and others. The subscription price will not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition, or any other established criteria for valuing Zoom. As of September 12, 2011, the day prior to the  filing of the registration statement to which this offering relates and which included the subscription price, the per share subscription price was approximately 77% of the market value of our common stock. You should not consider the subscription price as an indication of the value of Zoom or our common stock.

The market price of our common stock may decline.

We cannot assure you that the market price of our common stock will not either increase or decline before the subscription rights expire. If you exercise your subscription rights and the market price of the common stock falls below the subscription price, then you will have committed to buy shares of common stock in the rights offering at a price that is higher than the market price. Moreover, we cannot assure you that you will ever be able to sell shares of common stock that you purchased in the rights offering at a price equal to or greater than the subscription price. Until certificates are delivered upon expiration of the rights offering, you may not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates representing shares of our common stock that you purchased will be delivered as soon as practicable after expiration of the rights offering. We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of rights.

Depending on the level of participation in the rights offering, certain directors and executive officers of Zoom may be able to exercise substantial control over matters requiring shareholder approval upon completion of the offering.

As of the record date of the rights offering, Frank Manning, Zoom’s President and Chief Executive Officer, Peter Kramer, a director of Zoom, and T. Patrick Manning, an investor in Zoom and Mr. Frank Manning’s brother, collectively beneficially owned 24% of the outstanding shares of the Company’s common stock. This includes Frank Manning and Peter Kramer options to purchase additional shares of Zoom common stock.

Each of Mr. Frank Manning, Mr. Kramer and Mr. T. Patrick Manning have indicated that they intend to exercise some or all of their basic subscription rights and that they may also exercise over-subscription rights.  While there is no guarantee or commitment that these individuals will ultimately decide to exercise any of their rights, if these individuals exercise their rights in the rights offering and a significant number of other shareholders do not exercise their rights, these individuals may own greater than 50% of the outstanding shares of the Company’s common stock after the rights offering.  If this were to occur, these individuals could act together to exercise substantial control over matters requiring shareholder approval. Your interests as a holder of common stock may differ from the interests of these individuals.

You may not revoke your subscription exercise, even if the rights offering is extended, and you could be committed to buying shares above the prevailing market price.

Once you exercise your subscription rights, you may not revoke the exercise. If we decide to extend the duration of the rights offering you still may not revoke the exercise of your subscription rights. The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock falls below the subscription price, you will have committed to buying shares of common stock at a price above the market price. Moreover, you may be unable to sell your shares of our common stock at a price equal to or greater than the price you paid for such shares.

You will need to act promptly and to carefully follow the subscription instructions, or your exercise of rights may be rejected.

Shareholders who desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 pm on  November 7,  2011, the expiration date. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the expiration date. We shall not be responsible if your broker, custodian or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction the subscription agent may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. Neither we nor our subscription agent will undertake to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

By participating in this offering and executing a subscription certificate, you are making binding and enforceable representations to the Company.

We have protection mechanics in place to preserve our ability to utilize our NOLs against future taxable income, if any, which could be substantially reduced if we were to undergo an “ownership change” within the meaning of Section 382 of the Internal Revenue Code. Each shareholder who exercises their rights is required to agree to the application of the protection mechanics solely relating to their exercise of rights in the offering. By signing the subscription certificate and exercising their rights, each shareholder agrees, solely with respect to their exercise of rights in the offering, that:

1
the following protection mechanics are valid, binding and enforceable against such shareholder and each shareholder will either make the representation set forth in the first bullet point below or, in the alternative, follow the procedures set forth in the second, third and fourth bullet points below:

 ¡   if purchasing shares of common stock, each subscriber will inform us through our subscription agent if they will be, after giving effect to the purchase of the common stock, an owner, either direct or indirect, record or beneficial, or by application of Section 382 attribution provisions summarized above, of more than 272,531 shares of our common stock;

¡ if requested, each subscriber will be required to provide us with additional information regarding the amount of common stock that the subscriber owns;

¡    we have the right to instruct the subscription agent to refuse to honor any exercise of rights by a subscriber to the extent an exercise might, in our sole and absolute discretion, result in the subscriber owning 5% or more of our common stock. We will only exercise this discretion if such exercise of rights would endanger our NOLs or tax credit carry-forwards against future taxable income.

2	any purported exercise of rights in violation of the protection mechanics section will be void and of no force and effect; and

3
we have the right to void and cancel (and treat as if never exercised) any exercise of rights, and shares issued pursuant to an exercise of rights, if any of the agreements, representations or warranties of a subscriber in the subscription documents are false.

With respect to our discretion to instruct the subscription agent to refuse to honor any exercise of rights by 5% shareholders or a subscriber’s exercise to the extent an exercise might, in our sole and absolute discretion, result in the subscriber owning 5% or more of our common stock, we will only exercise such discretion and only in such amounts, if such exercise will endanger our NOLs or tax credit carry-forwards against future taxable income.

Shareholders who do not sign the subscription certificate or make the foregoing representations shall not be permitted to exercise rights in the offering and will not be subject to the protection mechanics with respect to the offering. See “The Rights Offering—Protection Mechanics.”

You may not receive all of the shares you subscribe for pursuant to over-subscription rights.

If an insufficient number of shares is available to fully satisfy all over-subscription right requests, the available shares will be distributed proportionately among shareholders who exercised their over-subscription rights based on the number of shares each shareholder subscribed for under their basic subscription rights, subject to potential purchase limits for shareholders attempting to own 5% or more of our shares. We have protection mechanics in place to preserve our ability to utilize our NOLs, including the ability to limit the amount of shares that a shareholder may purchase if the purchase will result in that shareholder owning 5% or more of our shares. We will only permit such shareholders to participate in this offering up to such amounts as will not jeopardize our NOLs or tax credit carry-forwards. We will exercise our discretion to refuse to honor an exercise of to the extent its exercise might result in such subscriber owning 5% or more, if such exercise of rights would endanger our NOLs or tax credit carry-forwards against future taxable income. See “The Rights Offering—Protection Mechanics.”

THE RIGHTS OFFERING

Before exercising any subscription rights, you should read carefully the information set forth under “Risk Factors” beginning on page 10.

Subscription Rights

Basic Subscription Rights

We will distribute to each holder of our common stock who is a record holder of our common stock on the record date, which is September 13, 2011, at no charge, two non-transferable subscription rights for each share of common stock owned. The subscription rights will be evidenced by non-transferable subscription right certificates. Each subscription right will entitle the rights holder to purchase, subject to potential purchase limits for shareholders attempting to own 5% or more of our shares, one share of our common stock at a subscription price of $0.27 per share, which shall be paid in cash, upon timely delivery of the required documents and payment of the subscription price.  We will not issue fractional shares, but rather will round down the aggregate number of shares you are entitled to receive to the nearest whole number. If rights holders wish to exercise their subscription rights, they must do so prior to 5:00 p.m., New York City time, on November 7, 2011, the expiration date for the rights offering, subject to extension, but in no event shall such extension extend beyond November 11, 2011. After the expiration date, the subscription rights will expire and will have no value. See below “Expiration of the Rights Offering and Extensions, Amendments and Termination.” You are not required to exercise any or all of your subscription rights. We will deliver to the record holders who purchase shares in the rights offering certificates representing the shares purchased as soon as practicable after the rights offering has expired.

Over-subscription Rights

Subject to the allocation described below, each subscription right also grants the holder an over-subscription right to purchase additional shares of our common stock that are not purchased by other rights holders pursuant to their basic subscription rights. You are entitled to exercise your over-subscription right only if you exercise your basic subscription right in full.

If you wish to exercise your over-subscription right, you should indicate the number of additional shares that you would like to purchase in the space provided on your rights certificate, as well as the number of shares of common stock that you beneficially own without giving effect to any shares to be purchased in this offering. When you send in your rights certificate, you must also send the full purchase price in cash for the number of additional shares that you have requested to purchase (in addition to the payment in cash due for shares purchased through your basic subscription right). If the number of shares of our common stock remaining after the exercise of all basic subscription rights is not sufficient to satisfy all requests for shares pursuant to over-subscription rights, you will be allocated additional shares (subject to elimination of fractional shares) in the proportion which the number of shares you purchased through the basic subscription right bears to the total number of shares that all oversubscribing shareholders purchased through the basic subscription right, subject to potential purchase limits for shareholders attempting to own 5% or more of our shares. The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the subscription period.

As soon as practicable after the expiration date, the subscription agent will determine the number of shares that you may purchase pursuant to the over-subscription right. You will receive certificates representing these shares as soon as practicable after the expiration date and after all allocations and adjustments have been effected. If you request and pay for more shares than are allocated to you, we will refund the overpayment, without interest or deduction. In connection with the exercise of the over-subscription right, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify, for each beneficial owner on whose behalf the nominee holder is acting, to us and to the subscription agent as to the number of our shares owned prior to this rights offering, and the number of our shares requested for purchase through the basic rights and over-subscription rights.

Expiration of the Rights Offering and Extensions, Amendments and Termination

You may exercise your subscription rights at any time prior to 5:00 p.m., New York City time, on November 7, 2011, the expiration date for the rights offering, subject to extension, but in no event shall such extension extend beyond November 11, 2011. If you do not exercise your subscription rights before the expiration date of the rights offering, your subscription rights will expire and will have no value. We will not be required to issue shares of our common stock to you if the subscription agent receives your rights certificate or payment, after the expiration date, regardless of when you sent the rights certificate and payment, unless you send the documents in compliance with the guaranteed delivery procedures described below. We will extend the duration of the rights offering as required by applicable law, and may choose to extend the rights offering if we decide that changes in the market price of our common stock warrant an extension or if we decide that the degree of participation in this rights offering by holders of our common stock is less than the level we desire.

We may, in our sole discretion, extend the time for exercising the subscription rights. We may extend the expiration date at any time after the record date. If the commencement of the rights offering is delayed for a period of time, the expiration date of the rights offering may be similarly extended. We may extend the expiration date of the rights offering by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If we elect to extend the expiration date of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date. In no event will we extend the expiration date beyond 90 days from the date we distribute the rights.

We reserve the right, in our sole discretion, to amend or modify the terms of the rights offering. We also reserve the right to terminate the rights offering at any time prior to the expiration date for any reason, in which event all funds received in connection with the rights offering will be returned without interest or deduction to those persons who exercised their subscription rights as soon as practicable.

Conditions to the Rights Offering

We may terminate the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our Board of Directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate the rights offering, in whole or in part, all affected subscription rights will expire without value and all subscription payments in the form in which received by the subscription agent will be returned in the form in which paid, without interest or deduction, as soon as practicable. See also “Expiration of the Rights Offering and Extensions, Amendments and Termination.”

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified. Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian or nominee, as the case may be, all of the required documents properly completed and executed and your full subscription price payment in cash prior to 5:00 p.m., New York City time, on November 7, 2011, the expiration date of the rights offering. Rights holders may exercise their rights as follows:

Subscription by Registered Holders

Rights holders who are registered holders of our common stock may exercise their subscription privilege by properly completing and executing the rights certificate together with any required signature guarantees and forwarding it, together with payment in full in cash, of the subscription price for each share of the common stock for which they subscribe, to the subscription agent at the address set forth under the subsection entitled “Delivery of Subscription Materials and Payment,” on or prior to the expiration date.

Subscription by DTC Participants
Banks, trust companies, securities dealers and brokers that hold shares of our common stock on the rights offering record date as nominee for more than one beneficial owner may, upon proper showing to the subscription agent, exercise their subscription privilege on the same basis as if the beneficial owners were record holders on the rights offering record date through the Depository Trust Company, or DTC. Such holders may exercise these rights through DTC’s PSOP Function on the “agents subscription over PTS” procedure and instructing DTC to charge their applicable DTC account for the subscription payment for the new shares or indicating to DTC that such holder intends to pay for such rights through the delivery to the Company by the holder of an equivalent amount of principal and accrued and unpaid interest of indebtedness owed by the Company to such holder, or a combination thereof, and deliver such amount to the subscription agent. DTC must receive the subscription instructions and payment for the new shares by the rights expiration date. Except as described under the subsection titled “Guaranteed Delivery Procedures,” subscriptions accepted by the subscription agent via a Notice of Guaranteed Delivery must be delivered to the subscription agent with payment before the expiration of the subscription period.

Subscription by Beneficial Owners

Rights holders who are beneficial owners of shares of our common stock and whose shares are registered in the name of a broker, custodian bank or other nominee, and rights holders who hold common stock certificates and would prefer to have an institution conduct the transaction relating to the rights on their behalf, should instruct their broker, custodian bank or other nominee or institution to exercise their rights and deliver all documents and payment on their behalf, prior to the expiration date. A rights holder’s subscription rights will not be considered exercised unless the subscription agent receives from such rights holder, its broker, custodian, nominee or institution, as the case may be, all of the required documents and such holder’s full subscription price payment.

Method of Payment

Payments must be made in full in:

●	U.S. currency by:

●	check or bank draft drawn on a U.S. bank, or postal telegraphic or express, payable to “Broadridge Corporate FBO Zoom Telephonics”;

●	money order payable to “Broadridge FBO Zoom Telephonics”; or

●
wire transfer of immediately available funds directly to the bank account maintained by Broadridge Corporate Issuer Solutions, Inc, as Subscription Agent.   To wire funds send to: U.S. Bank, Minneapolis, MN. ABA 123000848, account# 153910722518, account name: Broadridge FBO Zoom Telephonics.

Rights certificates received after 5:00 p.m., New York City time, on November 7, 2011, the expiration date of the rights offering, will not be honored unless the rights offering date is extended and if your rights certificate are not honored, we will return your payment to you as soon as practicable, without interest or deduction.

The subscription agent will be deemed to receive payment upon:

●	clearance of any uncertified check deposited by the subject agent;

●	receipt by the subscription agent of any certified bank check draft drawn upon a U.S. bank;

●	receipt by the subscription agent of any U.S. Postal money order; or

●	receipt by the subscription agent of any appropriately executed wire transfer.

You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO US. Except as described below under “Guaranteed Delivery Procedures,” we will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is on you or your nominee, not us or the subscription agent.

The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of rights, but, if sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment before the expiration of the subscription period.

Unless a rights certificate provides that the shares of common stock are to be delivered to the record holder of such rights or such certificate is submitted for the account of a bank or a broker, signatures on such rights certificate must be guaranteed by an “Eligible Guarantor Institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act, subject to any standards and procedures adopted by the subscription agent. See “Medallion Guarantee May be Required.”

Medallion Guarantee May Be Required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

●	your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

●	you are an eligible institution.

Subscription Agent

The subscription agent for this rights offering is Broadridge Corporate Issuer Solutions, Inc.  We will pay all fees and expenses of the subscription agent related to the rights offering and have also agreed to indemnify the subscription agent from certain liabilities that it may incur in connection with the rights offering.

Delivery of Subscription Materials and Payment

You should deliver your subscription rights certificate and payment of the subscription price in cash and/or securities, as provided herein, or, if applicable, notice of guaranteed delivery, to the subscription agent by one of the methods described below:

If delivering by Hand/Mail/Overnight Courier:
Broadridge Corporate Issuer Solutions, Inc.
44 West Lancaster Avenue
Attn: Subscription Dept
Ardmore, PA 19003

Your delivery other than in the manner or to the address listed above will not constitute valid delivery.

You should direct any questions or requests for assistance concerning the method of subscribing for the shares of common stock or for additional copies of this prospectus to the information agent.

Guaranteed Delivery Procedures

The subscription agent will grant you three business days after the expiration date to deliver the rights certificate if you follow the following instructions for providing the subscription agent notice of guaranteed delivery. On or prior to the expiration date, the subscription agent must receive payment in full in cash, as provided herein, for all shares of common stock subscribed for through the exercise of the subscription privilege, together with a properly completed and duly executed notice of guaranteed delivery substantially in the form accompanying this prospectus either by mail or overnight carrier, that specifies the name of the holder of the rights and the number of shares of common stock subscribed for. If applicable, it must state separately the number of shares subscribed for through the exercise of the subscription privilege and a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States must guarantee that the properly completed and executed rights certificate for all shares of our common stock subscribed for will be delivered to the subscription agent within three business days after the expiration date. The subscription agent will then conditionally accept the exercise of the rights and will withhold the certificates for shares of common stock until it receives the properly completed and duly executed rights certificate within that time period.

We expect that the exercise of your subscription privilege may be made through the facilities of The Depository Trust Company, or DTC. If your rights are held of record through DTC, you may exercise your subscription privilege through DTC’s PSOP function, instructing DTC to charge your applicable DTC account for the subscription payment for the new Common Shares and deliver such amount to the rights agent. DTC must receive the subscription instructions and payment for the new shares by the expiration date.

Notices of guaranteed delivery and payments should be mailed or delivered to the appropriate addresses set forth under “Delivery of Subscription Materials and Payment.”

Calculation of Subscription Rights Exercised

If you do not indicate the number of subscription rights being exercised, or do not forward full payment in cash, as provided herein, of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your subscription right with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment in cash and/or securities, as provided herein, you delivered to the subscription agent. If we do not apply your full subscription price payment to your purchase of shares, we or the subscription agent will return in cash the excess amount to you by mail, without interest or deduction, as soon as practicable after the expiration date of the rights offering.

Escrow Arrangements

The subscription agent will hold funds received in payment of the subscription price or evidence of Company indebtedness in a segregated account until the rights offering is completed or withdrawn and terminated.

Notice to Beneficial Holders

If you are a broker, a trustee or a depositary for securities who holds shares of our common stock for the account of others as of the record date, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If a beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” that we will provide to you with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owners Election Form”. You should receive the “Beneficial Owners Election Form” from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive this form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Subscription Price

Our Board of Directors determined the subscription price by considering a number of factors, including the price at which our shareholders might be willing to participate in the rights offering, historical and current trading prices for our common shares, the need for liquidity and capital, and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the Board of Directors is currently reviewing our history and prospects, including our prospects for future earnings, our current financial condition and regulatory status, and a range of discounts to market value represented by the subscription prices in various prior rights offerings of public companies. The subscription price will not necessarily be related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common shares to be offered in the rights offering. You should not assume or expect that, after the rights offering, our common shares will trade at or above the subscription price. The Company can give no assurance that our common shares will trade at or above the subscription price in any given time period.

We also cannot assure you that the market price of our common shares will not decline during or after the rights offering. We also cannot assure you that you will be able to sell common shares purchased during the rights offering at a price equal to or greater than the subscription price. We urge you to obtain a current quote for our common stock before exercising your subscription rights.

Determinations Regarding the Exercise of Your Subscription Rights

We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your subscription rights and any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity, or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not accept any exercise of subscription rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Neither we, nor the subscription agent, will be under any duty to notify you of any defect or irregularity in connection with your submission of subscription rights certificates and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of the rights offering or in proper form. We will also not accept the exercise of your subscription rights if our issuance of shares of our common stock to you could be deemed unlawful under applicable law.

No Revocation or Change

Once you submit the form of rights certificate to exercise any subscription rights, you may not revoke or change your exercise or request a refund of monies paid. All exercises of rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable. You should not exercise your rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price.

Non-Transferability of the Rights

The subscription rights granted to you are non-transferable and, therefore, may not be assigned, gifted, purchased, sold or otherwise transferred to anyone else. Notwithstanding the foregoing, you may transfer your rights to any affiliate (i.e. entities which control the recipient or are controlled by or under common control with the recipient) of yours and your rights also may be transferred by operation of law (i.e. a transfer of rights to the estate of the recipient upon the death of the recipient would be permitted or any transfers permitted under applicable state law). If the rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us prior to the expiration date.

Rights of Subscribers

You will have no rights as a shareholder with respect to the shares of our common stock you subscribe for in the rights offering until certificates representing shares of common stock are issued to you. You will have no right to revoke your subscriptions after you deliver your completed rights certificate, payment in cash and/or securities, as provided herein, and any other required documents to the subscription agent.

Intended Purchases

Frank Manning, Peter Kramer, and T. Patrick Manning have indicated to us that they expect to exercise some or all of their basic subscription rights, but have not made any formal commitment to do so. (Together they currently beneficially own approximately 24% of the outstanding shares of the Company’s common stock).  Depending on the level of participation in the rights offering, the exercise by these individuals of their basic subscription rights and over-subscription rights may result in their being able to exercise substantial control over matters requiring shareholder approval upon completion of the offering. These individuals have indicated to the Company that as of the date of this filing they expect to exercise all of their basic subscription rights, but they have not made any formal commitment to do so. They have also indicated that they may over-subscribe for shares while attempting not to endanger the availability of the Company’s net operating loss carryforwards under Section 382 of the Internal Revenue Code. However, there is no guarantee or commitment that these individuals will ultimately decide to exercise any of their rights, including their basic subscription or over-subscription rights. If these individuals exercise their rights in the rights offering and a significant number of other shareholders do not exercise their rights, the ownership percentage of these individuals together following completion of the offering may increase to greater than 50% of the outstanding shares of the Company’s common stock. If this were to occur, these individuals could act together to exercise substantial control over matters requiring shareholder approval. Your interests as a holder of common stock may differ from the interests of these individuals.

Protection Mechanics

Our ability to utilize our NOLs against future taxable income, if any, could be substantially reduced if we were to undergo an “ownership change” within the meaning of Section 382 of the Internal Revenue Code. Section 382 generally restricts the use of an NOL after an “ownership change” to an annual amount equal to the value of the company (generally measured by the value of its outstanding stock) multiplied by the long-term tax-exempt rate. An “ownership change” is generally a more than 50 percentage point increase in stock ownership expressed as a percentage of the Company, during a moving 3-year testing period, by “5% shareholders”. In determining ownership, certain attribution provisions and constructive ownership provisions apply, including the following:

●
Any family group consisting of an individual, spouse, children, grandchildren and parents are treated as one person. Note that an individual can be treated as a member of several different family groups. For example, your family group would include your spouse, children, father and mother, but your mother’s family group would include her spouse, all her children and her grandchildren.

●	Any common stock owned by any entity will generally be attributed proportionately to the ultimate owners of that entity. Attribution will also occur through tiered entity structures.

●	Any persons or entities acting in concert or having a formal or informal understanding among themselves to make a coordinated purchase of common stock will be treated as one shareholder.

●	Ownership may not be structured with an abusive principal purpose of avoiding these rules.

We have the right, in our sole and absolute discretion, to limit the exercise of basic and over-subscription rights, including instructing the subscription agent to refuse to honor any exercise of rights, by a subscriber to the extent the exercise of rights might, in our sole and absolute discretion, result in a subscriber owning 5% or more of our common stock and thereby jeopardize our NOLs.

In order to protect against an unexpected “ownership change” for federal income tax purposes, we have implemented the following protection mechanics whereby each shareholder will either make the representation set forth in the first bullet point below or, in the alternative, follow the procedures set forth in the second, third and fourth bullet points below:

●
by purchasing shares of common stock, each subscriber will represent to us that it will not be, after giving effect to the purchase of the common stock, an owner, either direct or indirect, record or beneficial, or by application of Section 382 attribution provisions summarized above, of more than 272,531 shares of our common stock;

●
if an exercise would result in the subscriber owning more than 272,531 shares of our common stock, the subscriber must notify the subscription agent at the telephone number set forth under the heading “Subscription Agent;”

●	if requested, each subscriber will be required to provide us with additional information regarding the amount of common stock that the subscriber owns; and

●
we have the right to instruct the subscription agent to refuse to honor any exercise of rights by a subscriber to the extent an exercise might, in our sole and absolute discretion, result in the subscriber owning 5% or more of our common stock. We will only exercise this discretion if such exercise of rights would endanger our NOLs or tax credit carry-forwards against future taxable income.

The foregoing protection mechanisms and following representations are binding and enforceable solely against shareholders who properly execute the subscription certificate and relate solely to the exercise of rights in this offering. All shareholders who have not properly executed the subscription certificate and agreed to the representations contained therein prior to the expiration date will not participate in the offering and will have their rights expire unexercised.

By signing the subscription certificate and exercising rights in the offering, you agree that:

●	the protection mechanics are valid, binding and enforceable against you;

●	any purported exercise of rights in violation of the protection mechanics section will be void and of no force and effect; and

●
we have the right to void and cancel (and treat as if never exercised) any exercise of rights, and shares issued pursuant to an exercise of rights, if any of the agreements, representations or warranties of a subscriber in the subscription documents are false.

If you attempt to exercise your basic or over-subscription rights and as a result of the limitations set forth herein, we are unable to issue you the full amount of shares of common stock requested, we will return to you any additional funds submitted promptly, without interest or deduction, and will allocate the additional shares to all other shareholders who are not so limited and who have properly exercised their over-subscription rights. Such other shareholders shall receive the additional shares in proportion to the number of shares each such other shareholder purchased through their basic subscription rights compared to the shares purchased by the remaining other shareholders purchased through their basic subscription rights.

Illustration of Protection Mechanics

Upon receipt by the shareholders of record as of September 13, 2011 of the prospectus and subscription materials relating to the rights offering, each shareholder will decide whether he, she or it will elect to exercise their basic subscription rights and any over-subscription rights that may be available.

Shareholders who seek to exercise their basic and/or over-subscription rights and who know that they will not exceed 272,531 shares as a result of exercise of basic subscription and over-subscription rights, will sign the subscription rights certificate and thereby represent to the Company, among other things, that they will not be, after giving effect to the purchase of the common stock, an owner, either direct or indirect, record or beneficial, or by application of Section 382 attribution provisions, of more than 272,531 shares of the Company’s common stock.

Shareholders who seek to exercise their basic and/or over-subscription rights and who will own over 272,531 shares after exercise of these rights (collectively, the “Protection Shareholders”), will need to comply with the following protection mechanics:

●	the Protection Shareholder must notify the subscription agent at the telephone number set forth under the heading “Subscription Agent;” and

●
the Protection Shareholder will be required to provide the Company with (i) his, her or its history of share ownership of the past three years, (ii) the date of their first purchase of Company stock, and (iii) such other information as may be reasonably requested in the interest of preserving the Company’s NOLs.

In the event that a shareholder does not verify that he, she or it will not exceed 272,531 shares through the exercise of his, her or its basic subscription rights and/or over-subscription rights, or, in the case of a Protection Shareholder, furnish the requested information, the Company may, in its sole discretion, refuse to permit the exercise of that shareholder’s basic and/or over-subscription rights. Furthermore, the Company has the right to refuse to honor any shareholder’s exercise to the extent an exercise might, in the Company’s sole and absolute discretion, result in the shareholder owning 5% or more of the Company’s common stock.

Upon the receipt of such information, the Company will then allocate shares of common stock issuable upon the exercise of the basic subscription rights to all shareholders, except possibly Protection Shareholders, who have properly subscribed for their basic subscription rights. Following the allocation of shares pursuant to the exercise of basic subscription rights, the Company will then allocate the over-subscription rights as if the limits in place to protect the Company’s net operating losses or tax credit carry-forwards were not in place. This will be done by reducing the total number of shares available by the number of shares subscribed by shareholders through their basic subscription rights. The shares remaining after this allocation to the basic subscription exercises will then be made available to all shareholders who exercise their over-subscription rights in proportion to the number of shares subscribed by each shareholder under his, her or its basic subscription right. The Company will then compare this list of tentative over-subscriptions with the list of Protection Shareholders to ensure that all Protection Shareholders have been identified and the Company’s NOLs are protected. The mechanism is illustrated in the examples below.

How the Section 382 Testing Rules Operate

Section 382 of the Internal Revenue Code generally provides that following the occurrence of an “ownership change”, certain tax attributes of a loss corporation will have limited ability to offset taxable income in the post change period. An ownership change generally occurs if there has been a 50 percentage point increase in the stock of the loss corporation stock which is held by certain shareholders or groups of shareholders known as “5% shareholders.” This testing is done at various points in time by comparing the percentage of the loss company stock at a particular point in time (a “Testing Date”) with the lowest percentage held by that shareholder in the three year period preceding that Testing Date. The issuance of shares pursuant to the exercise of the Company’s Subscription Rights will be a testing date for section 382 purposes.

For these purposes, a “5% shareholder” includes not only an individual or entity that has a direct 5% or more interest in the stock of the loss corporation but also certain aggregated groups of shareholders who each own less than 5% of the loss corporation’s stock. An aggregated group of small shareholders is generally determined by the method by which those shareholders acquire the loss company stock. Loss corporations frequently have more than one aggregated group of shareholders. As a rule of administrative convenience, the Treasury regulations do not require that the loss corporation identify which specific individuals or entities are included within each group. It is also unnecessary to track whether an individual within a particular aggregated group sells his shares or buys additional shares, unless the purchase results in that individual shareholder owning 5% or more of the loss corporation stock (in which case, the shareholder ceases to be a member of an aggregated group and becomes a separate “5% shareholder”). The significance of this is that on any Testing Date, the loss corporation will generally be concerned primarily with changes in the stock ownership of specifically identified shareholders who directly own 5% or more of its stock.

Over-subscriptions by Shareholders Other than Protection Shareholders

As noted above, section 382 of the Internal Revenue Code does not generally require that the Company calculate the percentage ownership increase of those shareholders who do not, as of the Testing Date or any date during the three year period ending on the Testing Date, own 5% or more of the Company’s stock. Accordingly, it is irrelevant for section 382 purposes whether a shareholder other than a Protection Shareholder has actually increased his, her or its percentage interest in the Company as long as that particular shareholder does not become a direct 5% or more shareholder. Over-subscriptions by shareholders other than Protection Shareholders will not cause an increase in the percentage interest held by those shareholders for section 382 purposes and will not therefore be taken into account in determining the section 382 ownership change threshold. Since those shareholders need not be separately tracked, the Company need only know that none of these shareholders has pierced the 5% threshold.

Over-subscriptions by Protection Shareholders

It is necessary for section 382 purposes to track the stock ownership of all direct 5% or more shareholders in the Company, and special procedures have been adopted to accomplish that objective. To calculate the amount of shares a Protection Shareholder will be able to acquire in the rights offering so the purchase will not jeopardize the Company’s net operating losses or tax credit carry-forwards, the Company will first take into account the basic subscriptions by all shareholders and the over-subscriptions that are actually subscribed by non-Protection Shareholders. In order to determine the number of shares that any Protection Shareholder may acquire, it will also be necessary to determine if any of the Protection Shareholders will not own 5% or more of the Company’s stock after all the shares are issued pursuant to the rights offering. If a Protection Shareholder (i.e. a shareholder who would own more than 272,531 shares after his tentative subscription) does not own 5% or more of the Company’s stock after the share issuance pursuant to the rights offering, then that shareholder will not be a “5% shareholder” for section 382 purposes and the shares issued to him, her or it will not be counted in determining whether the shareholders of the Company have increased their percentage interest by more than 50 percentage points.

If a Protection Shareholder does own 5% or more of the Company’s stock after his, her or its tentative exercise of the over-subscription rights, it will be necessary to compare that shareholder’s percentage interest in the Company after his, her or its tentative exercise of the over-subscription rights to that shareholder’s lowest percentage interest in the Company within the three year period ending with the Testing Date (i.e. the date that the shares are granted pursuant to the rights offering). The percentage increase by that shareholder, as well as the percentage increase by every other shareholder that owns more than 5% of the stock of the Company after the Rights Offering shares are issued, will be aggregated. If the aggregate increase by each of these 5% shareholders over the three year testing period is 50% or less, then the issuance of the shares to such shareholders will not impair the Company’s net operating loss or tax credit carry-forwards. If the aggregate increase by these 5% shareholders is greater than 50% after the tentative exercise of those shareholder’s over-subscription rights, then the tentative over-subscriptions of those 5% shareholders will be proportionately reduced to a level that will not violate the 50% threshold. The Company reserves the right, in its absolute discretion, to reduce the tentative over-subscriptions to a level which does not jeopardize the Company’s NOLs or tax-credit carry-forwards.

Regulatory Limitations

We are not offering or selling, or soliciting any purchase of, shares in any state or other jurisdiction in which the rights offering is not permitted. We reserve the right to delay the commencement of the rights offering in certain states or other jurisdictions if necessary to comply with local laws. We may elect not to offer shares to residents of any state or other jurisdiction whose laws would require a change in the rights offering in order to carry out the rights offering in such state or jurisdiction.

Foreign Shareholders and Shareholders with Army Post Office or Fleet Post Office Addresses

The subscription agent will not mail rights certificates to you if you are a shareholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. Instead, we will have the subscription agent hold the subscription rights certificates for your account. To exercise your rights, you must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration date, and establish to the satisfaction of the subscription agent that it is permitted to exercise your subscription rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value.

No Board Recommendation

An investment in shares of our common stock must be made according to your evaluation of your own best interests and after considering all of the information herein, including the “Risk Factors” section of this prospectus. Neither we nor our Board of Directors are making any recommendation regarding whether you should exercise your subscription rights.

Shares of Common Stock Outstanding After the Rights Offering

Based on the 5,450,622 shares of our common stock currently outstanding, and the potential that Zoom may issue up to 10,901,244 shares of common stock pursuant to this rights offering, up to 16,351,866 shares of our common stock may be issued and outstanding following the rights offering, which represents a tripling in the number of outstanding shares of our common stock.

Fees and Expenses

Neither we nor the subscription agent will charge a brokerage commission or a fee to subscription rights holders for exercising their rights. However, if you exercise your subscription rights through a broker, dealer or nominee, you will be responsible for any fees charged by your broker, dealer or nominee.

Questions About Exercising Subscription Rights

If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document or any document mentioned herein, you should contact the subscription agent at the address and telephone number set forth above under “Delivery of Subscription Materials and Payment.”

Other Matters

Although we currently believe that the offering will be qualified in all 50 states, Zoom is not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor is Zoom distributing or accepting any offers to purchase any shares of our common stock from subscription rights holders who are residents of those states or of other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to accept or exercise the subscription rights. Zoom may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities law or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, Zoom also has the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your subscription rights in order to comply with state securities laws. Zoom may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in one of those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in the rights offering.

USE OF PROCEEDS

Net proceeds from this rights offering (up to approximately $2.9 million after deducting estimated offering expenses) are expected to be used for working capital needs, development of a line of sensor and control products, and for general corporate purposes. We may also use a portion, if available, of the net proceeds to acquire or invest in businesses, products and technologies that we believe are complementary to our own. However, we have no definitive agreements nor are we engaged in any preliminary discussions to acquire or invest in any business, product or technology nor have we identified any specific transaction to pursue.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK

Market Information

Effective October 7, 2009 after a spin-off from Zoom Technologies, Inc. our common stock commenced trading on the OTCBB under the symbol “ZMTP.OB”.

As of August 24, 2011 there were approximately 181 holders of record of our common stock. On August 24, 2011, the closing price of our common stock as reported by the OTCBB was $0.30. The following table sets forth, for the periods indicated, the high and low sale prices per share of common stock, as reported by the OTCBB.

FISCAL PERIOD	HIGH	LOW
Fiscal Year ending December 31, 2011
Third Quarter through August 24, 2011	$0.44	$0.30
Second Quarter	$0.68	$0.35
First Quarter	$0.75	$0.18

Fiscal Year ending December 31, 2010
Fourth Quarter	$0.53	$0.18
Third Quarter	$0.48	$0.27
Second Quarter	$0.49	$0.25
First Quarter	$0.64	$0.26

Fiscal Year ending December 31, 2009
Fourth Quarter	$5.00	$0.05

Dividends

We have never declared or paid cash dividends on our capital stock and do not plan to pay any cash dividends in the foreseeable future. Our current policy is to retain all of our earnings to finance future growth.

Equity Compensation Plan Information

We maintain a number of equity compensation plans for employees, officers, directors and others whose efforts contribute to our success. The table below sets forth certain information as of our fiscal year ended December 31, 2010 regarding the shares of our common stock available for grant or granted under stock option plans that (i) were approved by our stockholders, and (ii) were not approved by our stockholders.

Plan Category	Number Of Securities To Be Issued Upon Exercise Of Outstanding Options	Weighted-Average Exercise Price Of Outstanding Options	Number Of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	694,000	$0.51	2,206,000

Equity compensation plans not approved by security holders	0	$0.51	2,206,000
Total:	694,000	$0.51	2,206,000

(1)
Includes the 2009 Stock Option Plan and the 2009 Directors Stock Option Plan. Both plans were approved by the security holders at the annual meeting of stockholders held on July 15, 2010.  The purposes of the 2009 Stock Option Plan are to attract and retain employees and provide an incentive for them to assist us in achieving our long-range performance goals, and to enable such employees to participate in our long-term growth.  The purposes of the 2009 Directors Stock Option Plan is to attract and retain non-employee directors and to enable such directors to participate in our long-term growth.  The 2009 Stock Option Plan and the 2009 Directors Stock Option Plan are administered by the Compensation Committee of the Board of Directors. All stock options granted under the 2009 Stock Option Plan and the 2009 Directors Stock Option Plan have been granted with an exercise price equal to at least the fair market value of the common stock on the date of grant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD LOOKING STATEMENTS

In addition to other information in this Registration Statement, this Management’s Discussion and Analysis of Financial Condition and Results of Operations contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. We caution that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict including, but not limited to, the risks and uncertainties set forth in the section entitled “Risk Factors.” Actual results could differ materially from those expressed or implied in the forward-looking statements.

OVERVIEW

We derive our net sales primarily from sales of Internet-related communication products, principally dial-up modems, fixed and mobile broadband products, WiFi® compatible and Bluetooth® wireless products, and other communication-related products.  We sell these products primarily to retailers, distributors, Internet Service Providers and Original Equipment Manufacturers. We sell our products through a direct sales force and through independent sales agents. Our employees are primarily located at our headquarters in Boston, Massachusetts, and we also rent a small sales office in the UK.  We are experienced in electronics hardware, firmware, and software design and test, regulatory approvals, product documentation, and packaging; and we use that experience in developing each product in-house or in partnership with suppliers who are typically based in Asia. Electronic assembly and testing of the Company’s products in accordance with our specifications is typically done in China.

 For many years we performed most of the final assembly, test, packaging, warehousing and distribution at a production and warehouse facility on Summer Street in Boston, Massachusetts, which had also engaged in firmware programming for some products. On June 30, 2006 we announced our plans to move most of our Summer Street operations to a dedicated facility in Tijuana, Mexico commencing approximately September 1, 2006, and we have since implemented that plan. In August 2006 we signed a lease for a 35,575 square foot manufacturing and warehousing facility in Tijuana, Mexico with an initial lease term from October 2006 to May 2007, with five two-year options thereafter.  In February, 2007 we renegotiated the first renewal term and signed a one-year extension starting in May 2007, with five two-year options thereafter. We signed a one-year extension starting in May 2008.  In March 2009 we signed a one-year lease with one one-year option for a smaller facility for lower cost.  In March 2011 we signed a one-year lease extension starting May 1, 2011, with three one-year renewal options thereafter.

Since 1983 our headquarters has been near South Station in downtown Boston. Zoom historically owned two adjacent buildings which connect on most floors, and which house our entire Boston staff. In December 2006 we sold our headquarters buildings to a third party, with a two-year lease-back of approximately 25,000 square feet of the 62,000 square foot facility. Our net sale proceeds were approximately $7.7 million of which approximately $3.6 million was repaid to our mortgage holder, eliminating the mortgage debt from our balance sheet. In January 1, 2009 we reduced our leased Boston space from 25,000 square feet to 14,400 square feet with an increase in rent per square foot, resulting in a savings in 2009 of $54,000.  In May 2010 we signed a second lease amendment extending the term of the lease to April 30, 2016 with a six month termination option starting December 1, 2011.

 For many years we derived a majority of our net sales from the retail after-market sale of dial-up modems to customers seeking to add or upgrade a modem for their personal computers. In recent years the size of this market and our sales to this market have declined, as personal computer manufacturers have incorporated a modem as a built-in component in most consumer personal computers and as increasing numbers of consumers world-wide have switched to broadband Internet access. The consensus of communications industry analysts is that after-market sales of dial-up modems will probably continue to decline. There is also consensus among industry analysts that the installed base for broadband Internet connection devices, such as cable modems and DSL modems, will grow rapidly during the decade. In response to increased and forecasted worldwide demand for faster connection speeds and increased modem functionality, we have invested and continue to invest resources to advance our product line of broadband modems, both DSL modems and cable modems.

 We continually seek to improve our product designs and manufacturing approach in order to improve product performance and reduce our costs. We pursue a strategy of outsourcing rather than internally developing our modem chipsets, which are application-specific integrated circuits that form the technology base for our modems. By outsourcing the chipset technology, we are able to concentrate our research and development resources on modem system design, leverage the extensive research and development capabilities of our chipset suppliers, and reduce our development time and associated costs and risks. As a result of this approach, we are able to quickly develop new products while maintaining a relatively low level of research and development expense as a percentage of net sales. We also outsource aspects of our manufacturing to contract manufacturers as a means of reducing our costs of production, and to provide us with greater flexibility in our production capacity.

Generally our gross margin for a given product depends on a number of factors including the type of customer to whom we are selling. The gross margin for retailers tends to be higher than for some of our other customers; but the sales, support, returns, and overhead costs associated with retailers also tend to be higher. Zoom’s sales to certain countries are currently handled by a single master distributor for each country who handles the support and marketing costs within the country. Gross margin for sales to these master distributors tends to be low, since lower pricing to these distributors helps them to cover the support and marketing costs for their country.

Over the past several years our net sales have declined. In response to declining sales volume, we have cut costs by reducing staffing and some overhead costs. Our total headcount was reduced from 39 on June 30, 2010 to 37 on June 30, 2011.  As of July 28, 2011, Zoom had 36 full-time and part-time employees. Of the 36 included in our headcount on July 28, 2011, 7 were engaged in research and development, 8 were involved in manufacturing oversight, purchasing, assembly, packaging, shipping and quality control, 14 were engaged in sales, marketing and customer support, and the remaining 7 performed accounting, administrative, management information systems, and executive functions. Zoom has implemented cost cutting measures including reducing our headcount and reducing the number of days that certain employees work. As a result, Zoom currently has 30 full-time employees and 6 employees working less than 5 days per week. Our dedicated manufacturing personnel in Mexico are employees of our Mexican manufacturing service provider and not included in our headcount.

CRITICAL ACCOUNTING POLICIES

Following is a discussion of what we view as our more significant accounting policies and estimates. As described below, management judgments and estimates must be made and used in connection with the preparation of our financial statements. We have identified areas where material differences could result in the amount and timing of our net sales, costs, and expenses for any period if we had made different judgments or used different estimates.

REVENUE RECOGNITION

We primarily sell hardware products to our customers. The hardware products include dial-up modems, DSL modems, cable modems, voice over IP products, and wireless and wired networking equipment.

We derive our net sales primarily from the sales of hardware products to four types of customers:

●	computer peripherals retailers,

●	computer product distributors,

●	Internet service providers, and

●	original equipment manufacturers (OEMs)

We recognize hardware net sales for our customers at the point when the customers take legal ownership of the delivered products. Legal ownership passes from Zoom to the customer based on the contractual FOB point specified in signed contracts and purchase orders, which are both used extensively. Many of our customer contracts or purchase orders specify FOB destination. We verify the delivery date on all significant FOB destination shipments made during the last 10 business days of each quarter.

Our net sales of hardware include reductions resulting from certain events which are characteristic of the sales of hardware to retailers of computer peripherals. These events are product returns, certain sales and marketing incentives, price protection refunds, and consumer mail-in and in-store rebates. Each of these is accounted for as a reduction of net sales based on detailed management estimates, which are reconciled to actual customer or end-consumer credits on a monthly or quarterly basis.

Product Returns. Products are returned by retail stores and distributors for inventory balancing, contractual stock rotation privileges, and warranty repair or replacements. We estimate the sales and cost value of expected future product returns of previously sold products. Our estimates for product returns are based on recent historical trends plus estimates for returns prompted by, among other things, announced stock rotations and announced customer store closings. Management reviews historical returns, current economic trends, and changes in customer demand and acceptance of our products when estimating sales return allowances. The estimate for future returns is recorded as a reserve against accounts receivable, a reduction in our net sales, and the corresponding change to inventory reserves and cost of sales. Product returns as a percentage of total shipments were 8.7% and 7.0% for the second quarter of 2011 and 2010, respectively.

Price Protection Refunds. We have a policy of offering price protection to certain of our retailer and distributor customers for some or all of their inventory. Under the price protection policies, when we reduce our prices for a product, the customer receives a credit for the difference between the original purchase price and our reduced price for their unsold inventory of that product. Our estimates for price protection refunds are based on a detailed understanding and tracking by customer and by sales program. Estimated price protection refunds are recorded in the same period as the announcement of a pricing change. Information from customer inventory-on-hand reports or from direct communications with the customers is used to estimate the refund, which is recorded as a reduction of net sales and a reserve against accounts receivable. Reductions in our net sales due to price protection were $40 thousand in the second quarter of 2011 and $29 thousand in the second quarter of 2010.

Sales and Marketing Incentives. Many of our retailer customers require sales and marketing support funding, usually set as a percentage of our sales in their stores. The incentives were reported as reductions in our net sales and were $69 thousand in the second quarter of 2011 and $240 thousand in the second quarter of 2010.

Consumer Mail-In and In-Store Rebates. Our estimates for consumer mail-in and in-store rebates are based on a detailed understanding and tracking by customer and sales program, supported by actual rebate claims processed by the rebate redemption centers plus an accrual for an estimated lag in processing at the redemption centers. The estimate for mail-in and in-store rebates is recorded as a reserve against accounts receivable and a reduction of net sales in the same period that the rebate obligation was triggered. Reductions in our net sales due to the consumer rebates were negligible in both the second quarter of 2011 and the second quarter of 2010.

To ensure that the sales, discounts, and marketing incentives are recorded in the proper period, we perform extensive tracking and documenting by customer, by period, and by type of marketing event. This tracking includes reconciliation to the accounts receivable records for deductions taken by our customers for these discounts and incentives.

Accounts Receivable Valuation. We establish accounts receivable valuation allowances equal to the above-discussed net sales adjustments for estimates of product returns, price protection refunds, consumer rebates, and general bad debt reserves. These allowances are reduced as actual credits are issued to the customer's accounts. Our bad-debt write-offs were negligible in both the second quarter of 2011 and the second quarter of 2010.

Inventory Valuation and Cost of Goods Sold. Inventory is valued at the lower of cost, determined by the first-in, first-out method, or market. We review inventories for obsolete slow moving products each quarter and make provisions based on our estimate of the probability that the material will not be consumed or that it will be sold below cost. Additional charges to inventory reserves related to obsolete and slow-moving products were negligible in both the second quarter of 2011 and the second quarter of 2010.

Valuation and Impairment of Deferred Tax Assets. As part of the process of preparing our financial statements we estimate our income tax expense and deferred income tax position. This process involves the estimation of our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included in our balance sheet. We then assess the likelihood that our deferred tax assets will be recovered from future taxable income. To the extent we believe that recovery is not likely, we establish a valuation allowance. Changes in the valuation allowance are reflected in the statement of operations.

Significant management judgment is required in determining our provision for income taxes and any valuation allowances. We have recorded a 100% valuation allowance against our deferred income tax assets. It is management's estimate that, after considering all of the available objective evidence, historical and prospective, with greater weight given to historical evidence, it is more likely than not that these assets will not be realized. If we establish a record of continuing profitability, at some point we will be required to reduce the valuation allowance and recognize an equal income tax benefit which will increase net income in that period(s).

As of December 31, 2010 the Company had federal net operating loss carry forwards of approximately $45,219,000 which are available to offset future taxable income. They are due to expire in varying amounts from 2018 to 2029. As of December 31, 2010, the Company had Massachusetts state net operating loss carry forwards of approximately $16,640,000 which are available to offset future taxable income. They are due to expire in varying amounts from 2011 through 2014.

Valuation of Investments. During the quarter ended September 30, 2007 the Company purchased all the Series A Preferred Shares (the Series A Shares) of Unity Business Networks, LLC (Unity) for cash of $1.2 million, including transaction costs. The Series A Shares were convertible at any time at the Company’s option into 15% of Unity’s common stock on a fully-diluted basis. In addition, the Company had an option to purchase all the outstanding common stock of Unity based on a specified multiple of Unity’s 2008 revenues, as defined.

On September 30, 2009 the Company received a cash payment of $766,950 in connection with Telesphere Networks’ purchase of the VoIP services business of Unity, including Zoom’s preferred stock investment described above. The transaction calls for additional periodic payments totaling $43,050 over 24 months beginning in October 2009 and a final payment of $150,000 on September 30, 2011, or $960,000 in total. The periodic payments have been received, and the remaining balance is recorded on the June 30, 2011 balance sheet as current other receivable of $150,000.

RESULTS OF OPERATIONS

Three Months and Six Months Ended June 30, 2011 Compared to Three Months and Six Months Ended June 30, 2010

The following table summarizes key indicators of results of operations:

	Three Months Ended		Six Months Ended
(Dollars in thousands, except per share data)	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Net Sales	$3,166	$3,500	$5,974	$5,994
Gross margin as a percentage of sales	23.6%	25.7%	26.1%	27.8%
Total operating expenses	1,146	1,060	2,238	2,186
Net income (loss) from operations	(326)	(162)	(611)	(460)
Diluted earnings (loss) per share from operations	(0.06)	(0.08)	(0.11)	(0.23)

Net Sales. Our total net sales for the second quarter of 2011 decreased $0.3 million or 9.6% from the second quarter of 2010, as lower sales of dial-up modems and DSL modems were only partially offset by increased sales of cable modems and mobile broadband products. Dial-up modem sales declined due to the trend toward broadband modems for Internet access, and DSL modem sales declined due to lack of availability of Zoom’s most popular DSL modem during Q2 2011.  The increase in cable modem sales was primarily due to strong sales of Zoom’s DOCSIS 3.0 cable modems in the US, and the increase in mobile broadband products’ sales was primarily due to a new product placement at one of Zoom’s largest retailers.

Our total net sales for the first half of 2011 decreased $20 thousand or 0.3% from the first half of 2010, primarily due to decreased sales of DSL and analog modems offset by increased sales of 3G products and cable modems for the reasons discussed above.

Zoom tracks sales geographically in three main categories – North America, the UK, and All Other.  Our North American sales continued their dominant share of our overall sales, going from 80.0% of our net sales in Q2 2010 to 90.0% in Q2 2011.  Our second largest market, the UK, experienced a decline from 10.0% of our net sales in Q2 2010 to 6.0% in Q2 2011.

North American sales grew slightly from the second quarter of 2010 to the second quarter of 2011, offsetting declines in the UK and other markets.

In the quarter ended June 30, 2011 three customers accounted for 46% of total net sales. In the first six months of 2011 the Company's top three customers accounted for 51% of total net sales. Because of our significant customer concentration, our net sales and operating income has fluctuated and could in the future fluctuate significantly due to changes in political or economic conditions or the loss, reduction of business, or less favorable terms for any of our significant customers

Gross Profit. Gross profit was $749 thousand or 23.6% of net sales in Q2 2011, down from $900 thousand or 25.7% of net sales in Q2 2010.  The decrease in gross profit was due to lower sales and lower gross margin.  Our gross margin for Q2 2011 was 23.6%, down from our gross margin of 25.7% for Q2 2010.  The decrease in gross margin was primarily due to a shift in sales mix toward lower-margin products and the lower absorption of fixed overhead expenses resulting from lower sales.

Gross profit was $1.56 million for the first 6 months of 2011, down $107 thousand from our gross profit of $1.66 million for the first 6 months of 2010. Our gross margin for the first 6 months of 2011 was 26.1%, down slightly from our gross margin of 27.8% for the first 6 months of 2010, due primarily to a shift in sales mix toward lower-margin products.

Selling Expense. Selling expense was $582 thousand or 18.4% of net sales in the second quarter of 2011 compared to $500 thousand or 14.3% of net sales in the second quarter of 2010.  Selling expenses rose as freight costs jumped due to significantly higher shipments to one major retailer, and as expenses increased for search-related advertising. Selling expense was $1,119 thousand or 18.7% of net sales for the first half of 2011 compared to $948 thousand or 15.8% of sales in the first half of 2010.  The increase for the first half of 2011 was due to higher freight and search-related advertising costs.

General and Administrative Expense. General and administrative expense was $290 thousand or 9.2% of net sales in the second quarter of 2011, up from $266 thousand or 7.6% of net sales in the second quarter of 2010. G&A expenses rose primarily due to a one-time favorable insurance liability reduction in Q2 2010, which was partially offset by a significant decline in personnel costs from Q2 2010 to Q2 2011. General and administrative expense was $607 thousand or 10.2% for the first half of 2011, down from $639 thousand or 10.7 % for the first half of 2010 primarily due to lower personnel costs.

Research and Development Expense. Research and development expense was $274 thousand or 8.6% of net sales in the second quarter of 2011 and $294 thousand or 8.4% of net sales in the second quarter of 2010.  R&D expenses dropped primarily due to lower personnel costs, which were partially offset by significant cost increases relating to new product certifications. Research and development expense was $511 thousand or 8.6% of net sales in the first half of 2011, down 14.7% from $599,000 or 10.0% of net sales in the first half of 2010, with the reduction primarily due to lower personnel costs.

Other Income. Other income was $72 thousand in the second quarter of 2011 and other income was negligible in the second quarter of 2010. The other income in the second quarter of 2011 was primarily due to a one-time settlement on a Hayes AT&T receivable claim from several years ago.

Net Loss. The net loss was $326 thousand for the second quarter of 2011, compared to the net loss of $162 thousand for the second quarter of 2010.  The increase in net loss was due to decreased sales, lower gross margin, and increased selling expenses in the second quarter of 2011.  The net loss was $611 thousand for the first half of 2011, compared to the net loss of $460 thousand for the first half of 2010.  The increase in net loss was due to lower gross margin and higher selling expenses in the first half of 2011.

The following table summarizes the key change in operating expenses for the three months and six months ended June 30, 2011 from prior three and six months ended June 30, 2010:

(Dollars in thousands)	Three Months Ended June 30, 2011	Six Months Ended June 30, 2011
Research and development	$(20)	$(88)
Selling, general and administrative	$106	$140
Change in total operating expenses	$86	$52

FISCAL 2010 COMPARED TO FISCAL 2009

The following table summarizes key indicators of consolidated results of operations:

	Year Ended
(Dollars in thousands, except per share data)	December 31, 2010	December 31, 2009
Sales	$13,298	$10,740
Gross margin as a percentage of sales	32.2%	27.9%
Total operating expenses	4,367	5,612
Diluted income (loss) per share from operations	$0.13	$(1.32)

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

The following is a discussion of the major categories of our statement of operations, comparing the financial results for the year ended December 31, 2010 with the year ended December 31, 2009.

Net Sales. Our total net sales increased year-over-year by $2.6 million or 23.8%. In 2010 and 2009 we primarily generated our sales by selling dial-up and broadband modems via retailers, distributors, and Internet Service Providers. Zoom sales of dial-up modems increased $0.4 million or 7.8%, a small increase compared to the previous year. Our Broadband, Wireless and Other Products sales increased year-over-year by $2.1 million or 41.6%, primarily due to new product introductions in cable modem and mobile broadband product lines.

	Year 2009 Sales $000	Year 2010 Sales $000	Change $000	Change %
Dial-up	$5,650	$6,089	$439	7.8%
Broadband, Wireless and Other Products	$5,090	$7,209	$2,119	41.6%
Total Net Sales	$10,740	$13,298	$2,558	23.8%

As shown in the table below our net sales in North America increased $2.4 million or 26.4% to $11.4 million in 2010 from $9.0 million in 2009. Our net sales in the UK were $1.1 million in 2010 compared to $0.9 million in 2009, a 22.5% increase. The sales increase in North America primarily reflects increased sales of cable modems and mobile broadband products as compared to 2009.  The sales increase in the UK primarily reflects increased sales of broadband products as compared to 2009.  Our net sales in all other countries were $0.8 million in 2010 compared to $0.9 million in 2009, a 1.5% decline.

	Year 2009 Sales $000	Year 2010 Sales $000	Change $000	Change %
North America	$8,994	$11,365	$2,371	26.4%
UK	888	1,088	200	22.5%
All Other	858	845	(13)	(1.5)%
Total Net Sales	$10,740	$13,298	$2,558	(23.8)%

A small number of customers have accounted for a substantial portion of the Company’s revenues.  In 2010 three customers accounted for 51% of our total net sales and 43% of our net accounts receivable. During 2009 two customers accounted for 40% of the Company’s total net sales and 38% of net accounts receivable.

Because of our customer concentration, our net sales and operating income could fluctuate significantly due to changes in political or economic conditions or the loss, reduction of business, or less favorable terms for any of our significant customers.

Gross Profit. Our gross profit was $4.3 million in 2010 and $3.0 million in 2009. Our gross profit percentage of net sales increased to 32.2% in 2010 from 27.9% in 2009. The primary reason for the gross profit percentage increase was an increased sales mix of higher margin products, lower manufacturing expense, and lower sales dilution from consumer rebates and other retail channel payments.

Operating Expense. Total operating expense decreased by $1.2 million from $5.6 million in 2009 to $4.4 million in 2010. Total operating expense as a percentage of net sales decreased from 52.3% in 2009 to 32.8% in 2010.  The table below illustrates the change in operating expense.

Operating Expense	Year 2009 Sales $000	% Net Sales	Year 2010 Sales $000	% Net Sales	Change $000	% Change
Selling expense	$1,856	17.3%	$1,992	15.0%	$136	7.3%
General and administrative expense	2,382	22.2%	1,247	9.4%	(1,135)	(47.6)
Research and development expense	1,374	12.8%	1,128	8.5%	(246)	(17.9)%
Total operating expense (1)	$5,612	52.3%	$4,367	32.8%	$(1,245)	(22.2)%

(1)
The Zoom merger and spin-out transaction resulted in $0.4 million of non-recurring operating expenses in 2009.  Excluding the merger related expense the total operating expense was $5.2 million in 2009.

Selling Expense. Selling expense increased from $1.9 million in 2009 to $2.0 million in 2010. Selling expense as a percentage of net sales was 17.3% in 2009 and 15.0% in 2010. The $0.1 million increase in selling expense was primarily due to increased sales commissions resulting from higher sales.

General and Administrative Expense. General and administrative expense was $2.4 million in 2009 and $1.2 million in 2010. General and administrative expense as a percentage of net sales was 22.2% in 2009 and 9.4% in 2010.  The significant decline in G&A expenses from 2009 to 2010 was primarily due to the fact that legal and professional fees were high in 2009 due to the Zoom Technologies merger/spinoff transaction and the reduction of Zoom’s personnel costs.

Research and Development Expense.  Research and development expense decreased from $1.4 million in 2009 to $1.1 million in 2010.  Research and development expense as a percentage of net sales decreased from 12.8% in 2009 to 8.5% in 2010. The $0.3 million decrease in research and development expense was primarily due to reduced personnel costs.

Other Income (Expense).  Other income, net increased from a gain of $0.04 million in 2009 to a gain of $0.4 million in 2010.  The primary reason for the gain of $0.4 million in 2010 was the sale of our zoom.com domain name.

Income Tax Expense (Benefit). We recorded a $0.005 million net income tax expense in 2009 and $0.002 million net income tax expense in 2010 resulting from income tax in Mexico.

LIQUIDITY AND CAPITAL RESOURCES

JUNE 30, 2011 COMPARED TO DECEMBER 31, 2010

Working Capital

On June 30, 2011 the Company’s cash balance was $0.9 million, down $86 thousand from December 31, 2010. Zoom’s $0.6 million loss for the first half of 2011, $0.2 million increase in inventory, and $0.3 million increase in accounts receivable decreased cash, and Zoom’s $1.0 million increase in current liabilities increased cash. At the close of business on  September 9, 2011  Zoom had $253 thousand in cash and no bank debt.  As described below, Zoom’s ability to fund operations over the longer-term will depend on a number of factors including net sales, net income, and capital raised.

On June 30, 2011 the Company had working capital of $3.5 million including $0.9 million in cash and cash equivalents.  On December 31, 2010 we had working capital of $4.2 million including $1.0 million in cash and cash equivalents. Our current ratio at June 30, 2011 was 2.5 compared to 4.4 at December 31, 2010. The most significant reason for the decreases in working capital and current ratio was Zoom’s loss of $0.6 million for the first half of 2011, and another significant factor was consigned inventory at one major retailer for two new mobile broadband routers.  Zoom has no long-term debt.

To conserve cash and manage our liquidity, we have implemented cost-cutting initiatives including the reduction of employee headcount and overhead costs. On June 30, 2011 we had a headcount of 37, including 30 full-time employees and 7 part-time employees compared to 39 as of June 30, 2010. As of July 28, 2011 we had 36 full-time and part-time employees.  We plan to continue to assess our cost structure as it relates to our revenues and cash position, and we may make further reductions if the actions are deemed necessary.

The Company is continuing to develop new products and work with our distribution partners with the primary goal of increasing sales. During Q2 2011 Zoom began selling to some of its major US retailers a new wireless-N cable modem/router and two new mobile broadband routers, and Zoom expanded the shelf space for one of its dial-up modems in one US major retailer.

The Company has had recurring net losses and continues to experience negative cash flows from operations. To conserve cash and manage liquidity, the Company has implemented cost cutting initiatives including the reduction of employee headcount and overhead costs.  Furthermore, management does not believe the Company has sufficient resources to fund its normal operations over the next 12 months unless sales improve significantly or it raises capital. Additional financing may not be available on terms favorable to the Company, or at all.  If these funds are not available, the Company may not be able to execute its business plan or take advantage of business opportunities.  The ability of the Company to obtain such additional financing and to achieve its operating goals is uncertain.  In the event that the Company does not obtain additional capital or is not able to increase cash flow through an increase of sales, there is substantial doubt as to its ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.  Refer to “Risk Factors” set forth in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 29, 2011 and in our other filings with the SEC for additional information with respect to events and uncertainties that could harm our business, operating results and financial condition.

	Six Months Ended
(Dollars in thousands)	June 30, 2011	June 30, 2010
Net cash provided by (used in) operating activities	$(99)	$(855)
Net cash used in investing activities	13	2
Net cash used in financing activities	-	-

Effect of exchange rate changes on cash	(1)	(1)

Net change in cash and cash equivalents	(86)	(855)

Cash and cash equivalents at beginning of year	1,010	1,224

Cash and cash equivalents at end of period	$924	$368

During the six months ended June 30, 2011, there were no material changes to our capital commitments and contractual obligations from those disclosed in our Form 10-K for the year ended December 31, 2010.

FISCAL 2010 COMPARED TO FISCAL 2009

Liquidity and Capital Resources

On December 31, 2010 we had working capital of $4.2 million including $1.0 million in cash and cash equivalents.  On December 31, 2009 we had working capital of $2.8 million including $1.2 million in cash and cash equivalents. Our current ratio at December 31, 2010 was 4.4 compared to 3.0 at December 31, 2009.  The major contributors to cash during 2010 were a rights offering which netted $812 thousand after expenses, and $268 thousand in net income.  The major consumer of cash was an increase in inventory of $1.1 million.

To conserve cash and manage our liquidity, we have implemented cost-cutting initiatives including the reduction of employee headcount and overhead costs. On December 31, 2010 we had a headcount of 37, including 36 employees and 1 agency contractor, compared to 40 as of December 31, 2009. As of February 28, 2011 we had 37 full-time and part-time employees.  We plan to continue to assess our cost structure as it relates to our revenues and cash position, and we may make further reductions if the actions are deemed necessary.

In 2011 we plan to try to increase revenues by placing more of our already shipping products into high-volume retailers and by introducing new products.

The audit report issued by our independent registered public accounting firm for our financial statements for the fiscal year ended December 31, 2010 states that the auditing firm has substantial doubt in our ability to continue as a going concern due to the risk that we may not have sufficient cash and liquid assets at December 31, 2010 to cover our operating and capital requirements for the next twelve-month period; and if in that case sufficient cash cannot be obtained, we would have to substantially alter, or possibly even discontinue, operations.  The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The following is a summary of the Company’s cash flows for the years 2009 and 2010:

	Year Ended
(Dollars in thousands, except per share data)	December 31, 2010	December 31, 2009
Net cash (used in) provided by operating activities	$(1,035)	$(836)
Net cash used in investing activities	9	758
Net cash provided by (used in) financing activities	812	95
Effect of exchange rate changes on cash	-	2

Net increase (decrease) in cash and cash equivalents	(214)	19
Cash and cash equivalents at beginning of year	1,224	1,205
Cash and cash equivalents at end of period	$1,010	$1,224

The following table summarizes our contractual obligations, including debt and operating leases at December 31, 2010

 (in thousands):

OBLIGATIONS	TOTAL (1)	WITHIN 1 YEAR	2-3 YEARS	4-5 YEARS	AFTER 5 YEARS
Long-term debt obligations (1)	$—	$—	$—	$—	$—
Capital lease obligations	—	—	—	—	—
Interest	—	—	—	—	—
Operating lease obligations	618	326	292	—	—

Total contractual cash obligations	$618	$326	$292	$—	$—

(1)
As of December 31, 2010, the Company’s estimated future minimum committed rental payments, excluding executory costs, under the operating leases described above to their expiration or the earliest possible termination date, whichever is sooner, are $325,710 for 2011 and $291,806 for 2012.

OFF BALANCE SHEET COMMITMENTS AND ARRANGEMENTS

The Company has not had any investments in unconsolidated variable interest entities or other off balance sheet arrangements during any of the periods presented in this Notes to Consolidated Financial Statements (audited) included elsewhere in this prospectus.

EFFECTS OF NEW ACCOUNTING PRONOUNCEMENTS

The FASB has issued Accounting Standards Update (“ASU”) 2009-04, “Accounting for Redeemable Equity Instruments”.  ASU 2009-04 updates Topic 480-10-S99 to reflect the SEC staff’s view regarding the application of Accounting Series Release No. 268, Presentation in Financial Statements of “Redeemable Preferred Stocks”.  The adoption of the standard did not have a significant impact on the Company’s financial statements.

The FASB has issued Accounting Standards Update (“ASU”) 2009-13, “Multiple Deliverable Revenue Arrangements”.  ASU 2009-13 clarifies the criteria for separating revenue between multiple deliverables.  This statement is effective for new revenue arrangements or materially modified arrangements in periods subsequent to adoption.  Adoption is required for fiscal years beginning on or after June 15, 2010, but early adoption is allowed.  The Company anticipates adopting ASU 2009-13 as of January 1, 2010 for new commercial revenue arrangements that fall within the scope of this Update.  The adoption of the standard did not have a significant impact on the Company’s financial statements.

The FASB has issued Accounting Standards Update (“ASU”) 2009-14, “Certain Revenue Arrangements that Include Software Elements”.  ASU 2009-14 changes the accounting model for revenue arrangements that included both tangible products and software elements.  Under this guidance, tangible products containing software components and non-software components that function together to deliver the tangible product’s essential functionality are excluded from the software revenue guidance in Subtopic 985-605, “Software Revenue Recognition”.  ASU 2009-14 is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, which for the Company would be its fiscal year beginning January 1, 2011. Early adoption is permitted. The adoption of the standard did not have a significant impact on the Company’s financial statements.

The FASB has issued Accounting Standards Update (“ASU”) 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements.”  This ASU requires some new disclosures and clarifies some existing disclosure requirements about fair value measurement as set forth in Codification Subtopic 820-10.  The FASB’s objective is to improve these disclosures and, thus increase the transparency in financial reporting. ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, which for the Company would be its fiscal quarter beginning January 1, 2010. The adoption of the standard did not have a significant impact on the Company’s financial statements.

BUSINESS

Prior to September 22, 2009, Zoom Telephonics was a 100%-owned subsidiary of Zoom Technologies. Essentially all of the assets and liabilities of Zoom Technologies were held in Zoom Telephonics and all the revenues, expenses and cash flows of Zoom Technologies were derived from Zoom Telephonics. In this S-1 Registration Statement, for the periods prior to the September 22, 2009 spin-out of Zoom Telephonics from Zoom Technologies, the financial condition, results of operations and cash flows of Zoom Telephonics as reported in the accompanying financial statements are identical to the financial condition, results of operations and cash flows previously reported by Zoom Technologies.

We design, produce, market, sell, and support broadband and dial-up modems, Voice over Internet Protocol or "VoIP" products and services, WiFi ® and Bluetooth® wireless products, dialers, and other communication-related products. Our primary objective is to build upon our position as a leading producer of Internet access devices, and to take advantage of a number of trends in communications including enhanced Internet access, higher data rates, and voice calls traveling over the Internet.

Dial-up modems have been Zoom's highest revenue category for many years.  Generally our sales of dial-up modems have been declining since the late nineties, and other product categories have become increasingly important.  However, our dial-up modem revenues increased slightly in 2010, and dial-up modems were our largest source of revenues and gross profits in 2010.

Our dial-up modems connect personal computers and other devices to the local telephone line for transmission of data, fax, voice, and images. Our dial-up modems enable personal computers and other devices to connect to other computers and networks, including the Internet, at top data speeds up to 56,000 bits per second.

In response to increased demand for faster connection speeds, we expanded our product line to include DSL modems, cable modems, and related broadband access products. Our Asymmetric Digital Subscriber Line modems, known as ADSL modems or DSL modems, provide a high-bandwidth connection to the Internet through a telephone line that typically connects to compatible DSL equipment in or near the central telephone office. Zoom® is shipping a broad line of DSL modems. Some are fairly basic, designed to connect to the USB port of a Windows computer or the Ethernet port of a computer, router, or other device. Other Zoom DSL modems are more complex, and may include a router, a four-port switch, a firewall, a wireless access point, and other enhanced features. For a given DSL hardware platform, we often provide model variations with a different power supply, filters, firmware, packaging, or other customer-specific items.

Cable modems provide a high-bandwidth connection to the Internet through a cable-TV cable that connects to compatible equipment that is typically at or near the cable service provider. We began shipping cable modems during 2000. Our cable modem customers in the U.S. and other countries are primarily retailers.

We are currently shipping VoIP products which enable broadband users to make phone calls through the Internet, potentially lowering the cost of the call and providing other benefits such as the ability to manage and track calls using a Web browser. 2005 shipments included a multi-function DSL gateway with VoIP, and we also shipped a router with VoIP for use with either a DSL modem or cable modem. In February 2006 we began shipping the first products in a line of analog telephone adapters (ATAs), which connect to a router and one or more phones, and provide VoIP capabilities to the connected phones. Some of our VoIP products are targeted for sale to service providers, and some others are targeted for sale through our sales channels to end-users.

Zoom’s product line includes wireless products, including wireless-G and wireless-N network products and Bluetooth® products.  During the second half of 2009 Zoom began shipping 3G mobile broadband products, which provide a high-speed connection to the Internet by using a cellular phone service provider’s network.

Zoom’s product line also includes dialers, and Zoom authored and owns some dialer-related patents.

We are incorporated in Delaware under the name Zoom Telephonics, Inc.  Zoom Telephonics, Inc. was originally incorporated in New York in 1977 and changed its state of incorporation to Delaware in 1993. Our principal executive offices are located at 207 South Street, Boston, MA 02111, and our telephone number is (617) 423-1072.

Available Information

Our Internet website address is www.zoomtel.com. Through our website we make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. These SEC reports can be accessed through the investor relations section of our website.

EMPLOYEES

As of August 24, 2011, Zoom had 29 full-time and 5 part-time employees who each work less than 5 days per week. None of our employees is represented by a labor union. Our dedicated manufacturing personnel in Mexico are employees of our Mexican manufacturing service provider and not included in our headcount.

Employment by functional area as of August 24, 2011, is as follows:

Executive, Admin., Management Information Systems & Finance	7
Manufacturing, Assembly, Shipping, Purchasing & Quality Control	8
Research & Development	7
Sales, Marketing & Technical Support	12

Total	34

Products

General

The vast majority of our products facilitate communication of data through the Internet. Our dial-up modems can also link computers, point-of-purchase terminals, or other devices to each other through the traditional telephone network without using the Internet. Our cable modems use the cable-TV cable and our DSL modems use the local telephone line to provide a high-speed link to the Internet. Our mobile broadband modems use a cellular service provider’s network to provide a high-speed link to the network.  Our wireless-G and wireless-N network products typically communicate with a broadband modem for access to the Internet.  Some of our Bluetooth wireless products, such as our Bluetooth modem, are designed for Internet access. Our dialers can be used to route voice calls to a VoIP network that may include the Internet. Our modems and dialers typically connect to a single phone line in a home, office, or other location.  We do have some products, however, that do not facilitate communication of data through the Internet, including some of our Bluetooth audio products.

Dial-Up Modems

We have a broad line of dial-up modems with top data speeds up to 56,000 bps, available in internal and external models. PC-oriented internal modems are designed primarily for installation in the PCI slot, PCI-E slot, or PC card slot of IBM PC-compatibles. Embedded internal modems are designed to be embedded in PCs dedicated to a specific application, such as point-of-purchase terminals, kiosks, and set-top boxes. Many of our external modems are designed to work with almost any terminal or computer, including Windows computers, the Apple Macintosh, Linux computers, and other computers. When sold as packaged retail products, our dial-up modems are typically shipped complete with third-party software that supports the hardware capabilities of the modem.

56K modems allow users connected to standard phone lines to download data at speeds up to 56,000 bps ("56K") when communicating with compatible central sites connected to digital lines such as T1 lines. Those central sites are typically online services, Internet Service Providers, or remote LAN access equipment. Our 56K modems typically support the V.90 standard as well as lower-speed standards, and most of our 56K modems also support the newer V.92 standard.

In March and April of 1999 we acquired substantially all of the modem product and trademark assets of Hayes Microcomputer Products, Inc., an early leader in the modem industry. In July 2000 we acquired the trademark and product rights to Global Village products. Global Village was a modem brand for products used with Apple Macintosh computers. We now sell and market dial-up modems under the Zoom® and Hayes® names, and also sell them unbranded or under a private-label brand specific to a particular high-volume account.

DSL Modems

Our DSL modems incorporate the ADSL standards that are currently most popular worldwide, including ADSL2/2+, G.dmt, G.Lite, and ANSI T1.413 issue 2. In 2000 we designed and shipped our first DSL modems, an external USB model and an internal PCI model. In 2002 we introduced a new PCI models, and also introduced an Ethernet model and a USB/Ethernet model with router features. In 2003 we introduced a DSL modem with a built-in router, a USB port, and four switched Ethernet ports. In September 2004 Zoom began shipping its first DSL modem with built-in VoIP, which also included a router, a 4-port switch, and a firewall. During the fourth quarter of 2004 Zoom introduced new modem hardware designs for its USB, Ethernet, Ethernet/USB, and 4-port router models, shifting to newer modem chipsets and lowering Zoom's cost of goods. In March 2005 Zoom introduced a DSL modem with wireless networking using the 802.11b and 802.11g standards, a 4-port switching hub, router, and firewall.  In 2006 Zoom began shipping a software Install Assistant with most of its DSL modems to simplify end-user installation.  In January 2007 Zoom began shipping user-friendly upstream (that is, to the Internet) QOS Quality-of-Service capability with some of its DSL modems, to provide a “fast lane” for bandwidth-sensitive applications such as VoIP, gaming, and video. In 2009 Zoom introduced DSL models with TR.69 and Annex M capability, and began volume shipments of a DSL modem with a built-in wireless-G router and VoIP.  In 2010 Zoom began shipping a line of DSL modems and modem/routers that use Broadcom IC technology to help achieve high performance per dollar of unit cost.

Cable Modems

Each cable service provider has its own approval process, in which the cable service provider may require CableLabs® certification and may also require the service provider’s own company test and approval. We have obtained CableLabs® certification for our currently marketed cable modems. They have also received a number of cable service provider company approvals. The approval process has been and continues to be a significant barrier to entry, as are the strong relationships with cable service providers enjoyed by incumbent cable equipment providers like Motorola and Cisco Systems.

Zoom sells cable modems to electronics retailers and cable service providers. Sales through the retail channel have been handicapped by a number of factors, including the fact that most cable service providers offer cable modems with their service and the fact that some cable service providers do not provide much if any financial incentive to a customer who purchases his own modem rather than leasing it from the cable service provider.  However, Zoom has significant cable modem sales through retailers.

Zoom currently ships two primary cable modems, both of which support DOCSIS 3.0 and earlier standards, and one of which includes a wireless-N router.  The DOCSIS 3.0 standard currently supports the highest cable modem speeds, and Comcast and some other large cable service providers are in the midst of a significant rollout of DOCSIS 3.0 modems and service.

Zoom expects that at some point in 2011 it will no longer be able to produce its current DOCSIS 2.0 model because some components are no longer readily available.  Zoom currently generates significant revenues from DOCSIS 2.0 cable modems, and Zoom is evaluating whether to try to replace its current DOCSIS 2.0 model.  That decision will depend on a number of factors, including anticipated retailer demand and the cost of getting a new model certified. Our revenues from DOCSIS 2.0 cable modems have been significant.  We plan to develop new cable modems including a DOCSIS 3.0 cable modem with wireless-N capability.  We don’t know at this time whether our monthly revenues for this new cable modem will exceed our past monthly revenues for our DOCSIS 2.0 cable modem.

During the fourth quarter of 2010 Zoom filed a complaint against Comcast at the FCC in response to new Comcast requirements regarding cable modem certification.  On March 8, 2011 Zoom and Comcast announced an agreement resulting in a joint motion by Zoom and Comcast to dismiss the complaint.  Zoom and Comcast believe that the resolution of their dispute benefits both companies and furthers consumer choice in the cable modem marketplace.  Zoom plans to continue developing cable modems for sale by retailers and cable service providers.

Mobile Broadband Modems and Routers

During the second half of 2009 Zoom began shipping its first mobile broadband products, mobile broadband modems and wireless-N routers.  Zoom’s mobile broadband modems currently support AT&T, T-Mobile, and the majority of cellular service providers worldwide who use the GSM standard for voice and data.  The primary alternative standard is CDMA, which is used by Verizon, Sprint, and other cellular service providers worldwide.  Zoom does not currently offer a CDMA modem.  Zoom’s mobile broadband wireless-N desk and travel routers allow someone to plug in a mobile broadband GSM or CDMA modem for Internet access, and to share that Internet access with computers, phones, and other devices with wireless-G or wireless-N capability.  In late 2010 Zoom expanded its mobile broadband line to include a modem with a top download speed of 14.4 Mbps, and to include the We3G portable modem/router.

Voice over Internet Protocol Products and Global Village

In 2004 we introduced a line of products that support VoIP or "Voice over Internet Protocol". Our first VoIP products used the standards-based Session Initiation Protocol, or SIP protocol, and are thus compatible with a wide range of other SIP-compatible VoIP products and services. SIP allows devices to establish and manage voice calls on the Internet. Zoom’s VoIP product line includes the X6v and a line of Analog Telephone Adapters. The X6v includes a DSL modem, a wireless-G router, a firewall, a 4-port switching hub, VoIP, and other features.  Zoom’s Analog Telephone Adapters connect to a router’s Ethernet port and to one or more telephones to provide those phones with VoIP capabilities.

Zoom’s Teleport™ phone port lets an end-user plug in a normal phone to place and receive voice calls over the Internet, or to place and receive calls over the familiar switched telephone network. Because the TelePort typically routes emergency calls over the familiar switched telephone network, those calls are handled correctly without relying on proper handling by a VoIP service provider. In addition, the TelePort can be used to provide a “second phone line” and to provide other advantages.

Zoom devoted significant resources to the VoIP product area in 2004 through 2008, but we no longer devote significant resources  to VoIP hardware.

While SIP has been the most successful approach to VoIP for enterprise use and for VoIP offerings by telephone companies, Skype has been more successful for end-users using personal computers.  In 2007 Zoom introduced two Skype products.  One is an adapter that plugs into the USB port of a PC and allows the use of a normal corded or cordless phone, and one is a wireless PC headset that lets a user switch easily between phone calls and music.

Wireless Local Area Networking

In 2005 Zoom began shipping DSL modems with Wireless-G local area network capability and Zoom’s Wireless-G product line now also includes USB and PC Card clients and a wireless router.  In 2009 Zoom began shipping products that incorporate the extended range and higher data rate associated with the multiple-input multiple-output wireless standard, 802.11n.  Those products currently include wireless-N adapters and routers.  Two of the wireless-N routers work with certain mobile broadband USB modems, and one of the wireless-N routers includes a mobile broadband modem.

Bluetooth® Modems and Adapters

In 2003 we began shipping a Bluetooth modem, a Bluetooth USB adapter, and a Bluetooth PC Card adapter. Bluetooth is a wire-elimination technology that is increasingly popular for mobile phone and computer products. In 2006 and later years we expanded our Bluetooth product line to include Bluetooth audio product and thumbnail-size USB adapters.

Wireless Keyboards

In December 2009 Zoom shipped its first wireless keyboard.  This keyboard model was designed to make it easy to use an HDTV for Internet access when the HDTV was connected to a Windows notebook or desktop computer.  In late 2010 Zoom introduced two new wireless keyboard models, one for the Apple iPad and one for the Xbox, PS3, and TV-connected Windows computers.

Dialers and Related Telephony Products

Zoom manufactures dialers that simplify the placing of a phone call by dialing digits automatically. We shipped our first telephone dialer, the Demon Dialer®, in 1981, and in 1983 began shipping the Hotshot™ dialer. As the dialer market diminished due to equal access, we focused on modems and other peripherals for the personal computer market. In 1996 we began shipping a new generation of dialers incorporating proprietary technology that is now covered by four issued U.S. patents. Some of these dialers are well-suited for routing appropriate calls through money-saving long-distance service providers, including prepaid phone card service providers.

Products for Markets outside North America

Products for countries outside the US often differ from a similar product for the US due to different regulatory requirements, country-specific phone jacks and AC power adapters, and language-related specifics. As a result, the introduction of new products into markets outside North America can be costly and time-consuming. In 1993 we introduced our first dial-up modem approved for selected Western European countries. Since then we have continued to expand our product offerings into markets outside North America, including DSL modems and VoIP products and services. We have received regulatory approvals for, and are currently selling our products in a number of countries, including European Union, Caribbean, and South American countries, Canada, Hong Kong, Mexico, Poland, Switzerland, Turkey, the USA, and Vietnam. We intend to continue to expand and enhance our product line for our existing markets and to seek approvals for the sale of our products in new countries throughout the world.  For instance, Zoom recently began shipment of PCI and USB modems with regulatory approvals for 70 countries and regulatory testing completed for many other countries.

ROHS Restriction on Hazardous Substances

The European Union’s Directive 2002/95/EC, Restriction on Use of Hazardous Substances (RoHS), has strict rules regarding products put on the European market after July 1, 2006. Those products have defined limits on their content of lead, mercury, cadmium, hexavalent chromium, polybrominated biphenyls, and polybrominated diphenyl ethers. Most electronics manufacturers including Zoom consequently needed to change their manufacturing processes and component choices to conform to RoHS. Zoom has completed the work required to affect this change for products where it is practical to make this change, including almost all of Zoom’s high-volume products.

CEC Appliance Efficiency Regulations

The California Energy Commission (CEC) has rules affecting many of our products manufactured on or after July 1, 2007.  These rules apply to our products with power cubes, which typically plug into an AC outlet and provide low-voltage AC or DC to a modem or other device.  CEC rules require that the power cubes used in our products be highly efficient, so that most of the input energy is used by our device and not dissipated as heat.  This typically requires a more expensive power cube, resulting in a smaller, lower-weight power cube that will reduce the customer’s energy usage.  Because California is the most populous state in the US and because many of our customers have sales outlets in California, Zoom now meets the CEC rules for all our significant US products.

Sales Channels

General

We sell our products primarily through high-volume distributors and retailers, Internet service providers, telephone service providers, value-added resellers, PC system integrators, and original equipment manufacturers ("OEMs"). We support our major accounts in their efforts to discern strategic directions in the market, to maintain appropriate inventory levels, and to offer a balanced selection of attractive products.

During 2010 two customers each accounted for 10% or more of our total net sales.  Together these two customers accounted for 44% of our total net sales.  The top three customers accounted for approximately 51% of our total net sales.

Distributors and Retailers outside North America

In markets outside North America we sell and ship our products primarily to independent distributors and retailers. Our European high-volume retailers include Amazon, eBuyer, Media Market, and others.  We believe sales growth outside North America will continue to require substantial additional investments of resources for product design and testing, regulatory approvals, native-language instruction manuals and software, packaging, sales support, and technical support. We have made this investment in the past for many countries, and we expect to make this investment for many countries and products in the future.  Areas of focus include Latin America, Europe, and the Middle East.

North American High-volume Retailers and Distributors

In North America we reach the retail market primarily through high-volume retailers. Our North American retailers include Best Buy, Fry’s Electronics, Micro Center, Staples, Wal-Mart, and many others including Amazon and other retailers. Retailers typically carry an assortment of our dial-up modems, cable modems, and DSL modems, and some also carry an assortment of our wireless products.

We sell significant quantities of our products through distributors, who often sell to corporate accounts, retailers, service providers, value-added resellers, equipment manufacturers, and other customers. Our North American distributors include our major customers Tech Data, Ingram Micro, D&H Distributing, Border States Electric, and others.

Internet and Telephone Service Providers

In recent years an important part of our business has been the sale of DSL modems to DSL service providers in the U.S. and in some other countries. We plan to continue selling and supporting these customers. In addition, we will continue to offer some of our cable modem, mobile broadband, and VoIP products to service providers.

System Integrators and Original Equipment Manufacturers

Our system integrator and OEM customers sell our products under their own name or incorporate our products as a component of their systems. We seek to be responsive to the needs of these customers by providing on-time delivery of high-quality, reliable, cost-effective products with strong engineering and sales support. We believe that some of these customers also appreciate the improvement in their products' image due to use of a Zoom or Hayes brand modem.

Sales, Marketing and Support

Our sales, marketing, and support are primarily managed from our headquarters in Boston, Massachusetts. In North America we sell our Zoom, Hayes, and private-label dial-up modem products through Zoom's sales force and through commissioned independent sales representatives managed and supported by our own staff. Most service providers are serviced by Zoom's sales force. North American technical support is primarily handled from our Boston headquarters. We also maintain a sales and logistics office in the United Kingdom for the UK and a number of other European countries.

We believe that Zoom, Hayes, and Global Village are widely recognized brand names. We build upon our brand equity in a variety of ways, including cooperative advertising, product packaging, Web advertising, trade shows, and public relations.

We attempt to develop quality products that are user-friendly and require minimal support. We typically support our claims of quality with product warranties of one to seven years, depending upon the product. To address the needs of end-users and resellers who require assistance, we have our own staff of technical support specialists.  They currently provide telephone support five days per week in English and, in some cases, Spanish. Our technical support specialists also maintain a significant Internet support facility that includes email, firmware and software downloads, and the SmartFacts™ Q&A search engine.

Research and Development

Our research and development efforts are focused on developing new communications products, enhancing the capabilities of existing products, and reducing production costs. We have developed close collaborative relationships with certain of our ODM (Original Design Manufacturer) suppliers and component suppliers. We work with these partners and other sources to identify and respond to emerging technologies and market trends by developing products that address these trends. In addition, we purchase modems and other chipsets that incorporate sophisticated technology from third parties, thereby eliminating the need for us to develop this technology in-house. As of December 31, 2010 we had 7 employees engaged primarily in research and development. Our research and development team performs electronics hardware design and layout, mechanical design, prototype construction and testing, component specification, firmware and software development, VoIP service development, product testing, foreign and domestic regulatory approval efforts, end-user and internal documentation, and third-party software selection and testing.

Manufacturing and Suppliers

Our products are currently designed for high-volume automated assembly to help assure reduced costs, rapid market entry, short lead times, and reliability. High-volume assembly typically occurs in China, Taiwan, or Korea. Our contract manufacturers and original design manufacturers typically obtain some or all of the material required to assemble the products based upon a Zoom Telephonics Approved Vendor List and Parts List. Our manufacturers typically insert parts onto the printed circuit board, with most parts automatically inserted by machine, solder the circuit board, and in-circuit test the completed assemblies. Functional test and packaging are sometimes performed by the contract manufacturer. For the United States and many other markets, functional test and packaging are more commonly performed at our manufacturing facilities in North America, allowing us to tailor the packaging and its contents for our customers immediately before shipping. We also perform circuit design, circuit board layout, and strategic component sourcing at our North American facility. Wherever the product is built, our quality systems are used to help assure that the product meets our specifications.

In late 2006 we moved our North American manufacturing facility from Boston, Massachusetts to Tijuana, Mexico.  This was a highly challenging move, since it dramatically changed our personnel, facilities, infrastructure, and logistics.  The reason we made the move was to reduce our personnel cost, facilities cost, and the costs associated with shipping from Asia to North America. While we continue to experience certain challenges associated with the Tijuana facility, including challenges relating to bringing products across the border between the U.S. and Mexico, the Tijuana facility is running fairly smoothly now.   We believe that this facility assists us in cost-effectively providing rapid response to the needs of our U.S. customers.  In March 2009 we moved our Tijuana operation to a smaller, lower cost building in Tijuana.

We usually use one primary manufacturer for a given design. We sometimes maintain back-up production tooling at a second manufacturer for our highest-volume products. Our manufacturers are normally adequate to meet reasonable and properly planned production needs; but a fire, natural calamity, strike, financial problem, or other significant event at an assembler's facility could adversely affect our shipments and revenues. Currently our business is distributed among a number of suppliers. In 2010 we had 3 suppliers that each provided 10% or more of our purchased inventory. The loss of their services or a material adverse change in their business or in our relationship could materially and adversely harm our business.

Our products include a large number of parts, most of which are available from multiple sources with varying lead times. However, most of our products include a sole-sourced chipset as the most critical component of the product. The vast majority of our dial-up modem chipsets come exclusively from Conexant. Conexant and Broadcom are leading producers of modem chipsets worldwide; but serious problems at Conexant or Broadcom would probably create a significant reduction in Zoom’s shipments.

We have experienced delays in receiving shipments of modem chipsets in the past, and we may experience such delays in the future. Moreover, we cannot assure that a chipset supplier will, in the future, sell chipsets to us in quantities sufficient to meet our needs or that we will purchase the specified dollar amount of products necessary to receive concessions and incentives from a chipset supplier. An interruption in a chipset supplier's ability to deliver chipsets, a failure of our suppliers to produce chipset enhancements or new chipsets on a timely basis and at competitive prices, a material increase in the price of the chipsets, our failure to purchase a specified dollar amount of products or any other adverse change in our relationship with modem component suppliers could have a material adverse effect on our results of operations.

We are also subject to price fluctuations in our cost of goods. Our costs may increase if component shortages develop, lead-times stretch out, or fuel costs continue to rise.

We are also subject to the RoHS and CEC rules discussed above, which affect component sourcing, product manufacturing, sales, and marketing.

Competition

The communications network access industry is intensely competitive and characterized by aggressive pricing practices, continually changing customer demand patterns, and rapid technological advances, and emerging industry standards. These characteristics result in frequent introductions of new products with added capabilities and features, and continuous improvements in the relative functionality and price of modems and other PC communications products. Our operating results and our ability to compete could be adversely affected if we are unable to:

●	successfully and accurately anticipate customer demand;

●	manage our product transitions, inventory levels, and manufacturing processes efficiently;

●	distribute or introduce our products quickly in response to customer demand and technological advances;

●	differentiate our products from those of our competitors; or

●	otherwise compete successfully in the markets for our products.

Some of our primary competitors by product group include the following:

●	Dial-up modem competitors: Best Data, Creative Labs, Lite-On, Sitecom, and US Robotics.

●
DSL modem competitors: 2Wire, 3Com, Actiontec, Airties, Asus, Aztech, Best Data, Cisco Systems (Linksys division), D-Link, Huawei, Motorola, Netgear, Netopia, Sagem, Siemens (formerly Efficient Networks), Thomson, Westell, Xavi, and ZyXEL Communications.

●
Cable modem competitors: Arris Systems, Cisco Systems (Linksys and Scientific Atlanta divisions), D-Link, Hon Hai Network Systems (formerly Ambit Microsystems), Motorola, Netgear, SMC Networks, Terrayon , and Thomson.

●	Mobile broadband competitors: Cradlepoint, D-Link, Huawei, Netgear, Novatel Wireless, Sierra Wireless, and ZTE.

●	VoIP hardware competitors: AudioCodes, Cisco Systems (Linksys division), Digium, D-Link, Draytek, Grandstream, Mediatrix, Micro-ATA, MultiTech, Patton, Snom, Zyxel, and 8x8.

●	Bluetooth competitors: Anycom, Belkin, D-Link, IOGear, Jabra, Kensington, Linksys, Logitech, Sitecom, SMC, Targus, Trendnet, and Trust.

Many of our competitors and potential competitors have more extensive financial, engineering, product development, manufacturing, and marketing resources than we do.

The principal competitive factors in our industry include the following:

●	product performance, features, reliability and quality of service;

●	price;

●	brand image;

●	product availability and lead times;

●	size and stability of operations;

●	breadth of product line and shelf space;

●	sales and distribution capability;

●	technical support and service;

●	product documentation and product warranties;

●	relationships with providers of broadband access services; and

●	certifications evidencing compliance with various industry standards.

We believe we are able to provide a competitive mix of the above factors for our products, particularly when they are sold through retailers, computer product distributors, and small to medium sized Internet service providers, and system integrators. We are less successful in selling directly to large telephone companies and other large providers of broadband access services.

DSL, cable, and mobile broadband modems transmit data at significantly faster speeds than dial-up modems. DSL and cable, however, typically require a more expensive Internet access service. In addition, the use of DSL and cable modems is currently impeded by a number of technical and infrastructure limitations. We began shipping both cable and DSL modems in the year 2000. We have had some success in selling to smaller phone companies and to Internet service providers, but we have not sold significant quantities to large phone companies or to large cable service providers. We believe a small fraction of new US cable modem and DSL placements in 2010 were sold at retail, and that a low percentage were sold through retailers in most other countries.

Successfully penetrating the broadband modem market presents a number of challenges, including:

●	The current limited retail market for broadband modems;

●	The relatively small number of cable, telecommunications and Internet service providers that make up the majority of the market for broadband modems in the USA, our largest market;

●	The significant bargaining power of these large volume purchasers;

●	The time-consuming, expensive and uncertain approval processes of the various cable and DSL service providers; and

●	The strong relationships with service providers enjoyed by some incumbent equipment providers, including Motorola and Cisco Systems for cable modems and Huawei for DSL and mobile broadband modems.

The use of the Internet to provide voice communications services is a relatively recent market development. A substantial number of companies have emerged to provide VoIP products and services, and many of these companies have more extensive financial, engineering, product development, and marketing resources than we do. The principal competitive factors in the VoIP market include: price, brand recognition, service and support, features, distribution, and reliability. Competitors for our current VoIP hardware products are listed above.  Competitors for our Skype VoIP products include a large number of companies worldwide, including Actiontec, Cisco Systems (Linksys division), D-Link, Motorola, Sennheiser, and TeleVoIP.

Intellectual Property Rights

We rely primarily on a combination of copyrights, trademarks, trade secrets and patents to protect our proprietary rights. We have trademarks and copyrights for our firmware (software on a chip), printed circuit board artwork, instructions, packaging, and literature. We also have nine patents. The patents that have been issued expire between 2011 and 2015. We cannot assure that any patent application will be granted or that any patent obtained will provide protection or be of commercial benefit to us, or that the validity of a patent will not be challenged. Moreover, we cannot assure that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop comparable or superior technologies.

We license certain technologies used in our products, typically rights to bundled software, on a non-exclusive basis. In addition we purchase chipsets that incorporate sophisticated technology. We have received, and may receive in the future, infringement claims from third parties relating to our products and technologies. We investigate the validity of these claims and, if we believe the claims have merit, we respond through licensing or other appropriate actions. Certain of these past claims have related to technology included in modem chipsets. We forwarded these claims to the appropriate vendor. If we or our component manufacturers were unable to license necessary technology on a cost-effective basis, we could be prohibited from marketing products containing that technology, incur substantial costs in redesigning products incorporating that technology, or incur substantial costs defending any legal action taken against it. Where possible we attempt to receive patent indemnification from chipset suppliers and other appropriate suppliers, but the extent of this coverage varies and enforcement of this indemnification may be difficult and costly.

Government Regulation

Regulatory Approvals, Certifications and Other Industry Standards

Our modems and related products sold in the U.S are required to meet United States government regulations, including regulations of the United States Federal Communications Commission, known as the FCC, which regulates equipment, such as modems, that connects to the public telephone network. The FCC also regulates the electromagnetic radiation and susceptibility of communications equipment. In addition, in order for our broadband products to be qualified for use with a particular broadband Internet service, we are often required to obtain approvals and certifications from the actual cable, telephone or Internet service provider and from CableLabs® for cable modems. In addition to U.S. regulations, many of our products sold abroad require us to obtain specific regulatory approvals from foreign regulatory agencies for matters such as electrical safety, country-specific telecommunications equipment requirements, and electromagnetic radiation and susceptibility requirements. We submit products to accredited testing laboratories and, when required, to specific foreign regulatory agencies, to receive approvals for our products based on the test standards appropriate to the target markets for a given product. We expect to continue to seek and receive approvals for new products to allow us to reach a large number of countries throughout the world, including countries in the Americas, Europe, Asia, and Africa. The regulatory process can be time-consuming and can require the expenditure of substantial resources. We cannot assure that the FCC or foreign regulatory agencies will grant the requisite approvals for any of our products on a timely basis, if at all.

United States and foreign regulations regarding the manufacture and sale of electronics devices are subject to change. On July 1, 2006 changes were implemented by the European Union to reduce the use of hazardous materials, such as lead, in electronic equipment. As discussed above, the implementation of these requirements caused Zoom and other electronics companies to change or discontinue many of its European products.  As discussed above, the California Energy Commission’s Appliance Efficiency Regulations will affect the power cube supplied with some of Zoom’s US products.

In addition to reliability, quality and content standards, the market acceptance of our products and services is dependent upon the adoption of industry standards so that products from multiple manufacturers are able to communicate with each other. Our products and services, particularly our VoIP products and services, rely heavily on a variety of communication, network and voice compression standards to interoperate with other vendors' equipment. There is currently a lack of agreement among industry leaders about which standard should be used for a particular VoIP application, and about the definition of the standards themselves. There is significant and growing consensus to use SIP for VoIP telephony, but there are important exceptions.  One exception is Skype, which uses a proprietary protocol.  Another exception is Packet Cable, which is popular with cable service providers.  Another complication is that some VoIP services continue to evolve.  The failure of our products and services to comply with various existing and evolving standards could delay or interrupt volume production of our VoIP telephony or other new products and services, expose us to fines or other imposed penalties, or adversely affect the perception and adoption rates of our products and services, any of which could harm our business.

Properties

Since 1983 our headquarters has been near South Station in downtown Boston at 201 and 207 South Street. In December 2006, the Company sold its owned headquarters buildings in Boston, Massachusetts and leased back 25,200 square feet for two years expiring December 2008. In November 2008 the Company signed a lease amendment for its headquarters’ offices in Boston in the existing building for approximately 14,400 square feet for three years with a six month termination option starting July 1, 2010. In May 2010 we signed a second lease amendment extending the term of the lease to April 30, 2016 with a six month termination option starting December 1, 2011.

In August 1996 we entered into a lease for a 77,428 square foot manufacturing and warehousing facility at 645 Summer Street, Boston, MA. The term of this lease expired in August 2006 and we began the planned move of our manufacturing and warehousing facility to Tijuana, Mexico. In August 2006 we signed a lease for a 35,575 square foot manufacturing and warehousing facility in Tijuana, Mexico with an initial lease term from October 2006 to May 2007, with five two-year options thereafter.  In February, 2007 we renegotiated the first renewal term and signed a one-year extension starting in May 2007, with five two-year options thereafter. We signed another one-year extension starting in May 2008.  In March 2009 we signed a one-year lease with one one-year option for a smaller facility for lower cost. In March 2011 we signed a one-year lease extension starting May 1, 2011, with three one-year renewal options thereafter.

In September 2005 we entered into a two year office lease consisting of 2,400 square feet at 2 Kings Road, Fleet, Hants, U.K for our U.K. sales office.  In September 2007 the lease was continued on a month-to-month basis with a 3 month cancellation notice required by Zoom or the landlord. In September 2008 the lease was replaced by a lower cost Managed Office Service Agreement at Centaur House Ancells Road, Fleet, Hants, UK.

Legal Proceedings

The Company, to its knowledge, is not party to any material legal proceedings.

BOARD OF DIRECTORS AND MANAGEMENT

Information Regarding the Board of Directors

The Board of Directors currently consists of five members. At each meeting of stockholders, Directors are elected for a one-year term. The following table and biographical descriptions set forth information regarding the current members of the Board of Directors.

Name	Age	Principal Occupation	Director Since
Frank B. Manning	62	Chief Executive Officer, President, Acting Chief Financial Officer and Chairman of the Board of Zoom Telephonics, Inc.	1977
Peter R. Kramer (2)	59	Artist	1977
Bernard Furman (1) (2)	81	Retired	1991
J. Ronald Woods (1)	75	President of Rowood Capital Corp.	1991
Joseph J. Donovan (1)(2)	61	Director of Education Programs at Suffolk University's Sawyer School of Management	2005

(1)           Current members of the Audit Committee and the Nominating Committee.
(2)           Current members of the Compensation Committee.

Frank B. Manning is a co-founder of our company. Mr. Manning has been our president, chief executive officer, and a Director since May 1977.  He has been our acting chief financial officer since May 2010 and has served as our chairman of the board since 1986. He earned his BS, MS and PhD degrees in Electrical Engineering from the Massachusetts Institute of Technology, where he was a National Science Foundation Fellow. From 1998 through late 2006 Mr. Manning was also a director of the Massachusetts Technology Development Corporation, a public purpose venture capital firm that invests in seed and early-stage technology companies in Massachusetts. Mr. Manning is the brother of Terry Manning, our vice president of sales and marketing. From 1999 to 2005 Mr. Manning was a Director of Intermute, a company that Zoom co-founded and that was sold to Trend Micro Inc., a subsidiary of Trend Micro Japan. Mr. Manning was a Director of Unity Business Networks, a hosted VoIP service provider, from Zoom's investment in July 2007 until Unity’s acquisition in October 2009. Mr. Manning was also a director of Zoom Technologies, Inc. until November 2010. Mr. Manning’s extensive experience as our Chief Executive Officer, as well as his overall experience and professional skills in electronics and business, enable him to capably serve as Chairman of Zoom’s Board of Directors.

Peter R. Kramer is a co-founder of Zoom and has been a Director of Zoom since May 1977. Mr. Kramer also served as our Executive Vice President from May 1977 until November 2009. He earned his B.A. degree in 1973 from SUNY Stony Brook and his M.F.A. degree from C.W. Post College in 1975. From 1999 to 2005 Mr. Kramer was a Director of Intermute, a company that Zoom co-founded and that was sold to Trend Micro Inc., a subsidiary of Trend Micro Japan. Mr. Kramer was a member of the Board of Directors of Zoom Technologies, Inc. from its inception until September 2009. Mr. Kramer’s experience as our co-founder and as Executive Vice President with Zoom for over thirty years enables him to bring a well informed perspective to our Board of Directors.

Bernard Furman has been a Director of Zoom since 1991. Mr. Furman, currently retired, has served as a consultant to various companies, including Timeplex, Inc. (formerly listed on the New York Stock Exchange), a world leader in large capacity multiplexer and network management products. He was a co-founder of Timeplex and served as its General Counsel and as a member of its Board of Directors from its inception in 1969, and in 1984 also became Vice Chairman, Chief Administrative Officer and a member of the Executive Committee of the Board, holding all such positions until Timeplex was acquired by Unisys Corporation in 1988. Mr. Furman was a member of the Board of Directors of Zoom Technologies, Inc. from its inception until September 2009. Mr. Furman’s service on our Board of Directors for nearly twenty years, as well his experience as a high-level executive of Timeplex, an attorney, and as a consultant to various companies provides our Board of Directors with both in depth knowledge of our company as well as broad-based experience.

J. Ronald Woods has been a Director of Zoom since 1991. Since November 2000 Mr. Woods has served as President of Rowood Capital Corp., a private investment Company. From June 1996 to November 2000 Mr. Woods served as Vice President-Investments of Jascan, Inc., a private investment holding company. Prior to that, Mr. Woods served as Vice President-Investments of Conwest Exploration Corporation Ltd., a resource holding company based in Toronto from 1987 to June 1996. He also served as a Director, major shareholder and head of research and corporate finance for Merit Investment Corporation, a stock brokerage firm, from 1972 through 1987, and served as the President of Merit Investment Corporation from 1984 through 1987. He is a former Governor of the Toronto Stock Exchange and is currently a Director of Anterra Corporation, Inc., where he serves on the audit committee. From 2001 to 2005, Mr. Woods served on the Board of Directors and audit committee of Luke Energy. Mr. Woods also served on the Board of Directors and as chair of the audit committee of Magnus Energy from 2004 to 2006. Mr. Woods was a member of the Board of Directors of Zoom Technologies, Inc. from its inception until September 2009. Mr. Woods’ service on our Board of Directors for nearly twenty years as well as his financial experience provides our Board of Directors with valuable insight into our financial statements and related matters.

Joseph J. Donovan has been a Director of Zoom since 2005. From March 2004 through September 2009 Mr. Donovan served as the Director of Education Programs of Suffolk University's Sawyer School of Management on the Dean College campus, where he was responsible for the administration of undergraduate and graduate course offerings at Dean College. Mr. Donovan serves as an adjunct faculty member at Suffolk University's Sawyer School of Management. He teaches Money and Capital Markets, Managerial Economics, and Managerial Finance in the Graduate School of Business Administration at Suffolk University. Mr. Donovan served as the Director of Emerging Technology Development for the Commonwealth of Massachusetts' Office of Emerging Technology from January 1993 through October 2004. Mr. Donovan also served as a Director of the Massachusetts Technology Development Corporation, the Massachusetts Emerging Technology Development Fund, and the Massachusetts Community Development Corporation. He received a Bachelor of Arts in Economics and History from St. Anselm College in Manchester, N.H. and a Master's Degree in Economics and Business from the University of Nebraska.  Mr. Donovan was a member of the Board of Directors of Zoom Technologies, Inc. from 2005 until September 2009. Mr. Donovan adds a unique perspective to our Board of Directors which he gained through his experience both as an educator and a leader in the Massachusetts high technology community.

Our Other Executive Officers

The names and biographical information of our executive officers as of December 31, 2010, who are not members of our Board of Directors, are set forth below:

Name	Age	Position with Zoom

Terry J. Manning	60	Vice President of Sales and Marketing

Deena Randall	57	Vice President of Operations

Terry J. Manning joined us in 1984 and served as corporate communications director from 1984 until 1989, when he became the director of our sales and marketing department. Terry Manning is Frank Manning's brother. Terry Manning earned his BA degree from Washington University in St. Louis in 1974 and his MPPA degree from the University of Missouri at St. Louis in 1977.

Deena Randall joined us in 1977 as our first employee. Ms. Randall has served in various senior positions within our organization and has directed our operations since 1989. Ms. Randall earned her BA degree from Eastern Nazarene College in 1975.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table sets forth the total compensation paid or accrued for the fiscal years ended December 31, 2009 and December 31, 2010 for our principal executive officer and our other two most highly compensated executive officers who was serving as executive officers on December 31, 2010. We refer to these officers as our named executive officers. The Summary Compensation Table includes compensation received by the named executive officers from Zoom Technologies, Inc., prior to the spin out of Zoom Telephonics on September 22, 2009.

Name and Principal Position	Year	Salary	Option Awards (1)	All Other Compensation (2)	Total

Frank B. Manning,	2010	$129,272	$0	$1,719	$130,991
Chief Executive Officer	2009	$129,272	$38,650	$1,711	$169,633

Deena Randall	2010	$128,336	$0	$582	$128,918
Vice President of Operations	2009	$128,336	$22,724	$575	$151,635

Terry J. Manning	2010	$123,500	$0	$573	$124,073
Vice President of Sales and Marketing	2009	$123,500	$19,612	$566	$143,678

(1)
The amounts included in the “Option Awards” column reflect the aggregate grant date fair value of option awards in accordance with FASB ASC Topic 718, pursuant to the 2009 Stock Option Plan. Assumptions used in the calculations of these amounts are included in Note 9 to our Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010. These options are incentive stock options issued under the 2009 Stock Option Plan and represent the right to purchase shares of Common Stock at a fixed price per share (the grant date fair market value of the shares of Common Stock underlying the options).

(2)
For 2010, consists of: (a) life insurance premiums paid by Zoom to the named executive officer: Mr. Frank B. Manning $1,369,  Mr. Terry Manning $223 and Ms. Randall $232; and (b) Zoom’s contribution to a 401(k) plan of $350 for each named executive officer. For 2009, consists of: (a) life insurance premiums paid by Zoom to the named executive officer: Mr. Frank B. Manning $1,361, Mr. Terry Manning $216 and Ms. Randall $225; and (b) Zoom’s contribution to a 401(k) plan of $350 for each named executive officer.

Outstanding Equity Interests

The following table sets forth information concerning outstanding stock options for each named executive officer as of December 31, 2010.

Outstanding Equity Awards at Fiscal Year-End

	Number of Securities Underlying Unexercised Options (1)		Option	Option
Name	Exercisable Options	Unexercisable Options (2)	Exercise Price	Expiration Date
Frank B. Manning	100,000	--	$0.53	12/10/2014
	--	20,000	$0.53	12/10/2014
Deena Randall	52,500	--	$0.53	12/10/2014
	--	17,500	$0.53	12/10/2014
Terry Manning	45,000	--	$0.53	12/10/2014
	--	15,000	$0.53	12/10/2014

(1)	All options set forth in the above table were granted on December 10, 2009 under the 2009 Stock Option Plan,

(2)
These options vest in equal quarterly installments on each six-month anniversary of the date of grant provided the holder of the option remains employed by Zoom.   They become fully vested on December 10, 2011.

Option Exercises

None of our named executive officers exercised any stock options during the fiscal year ended December 31, 2010.

Employment, Termination and Change of Control Agreements

On December 8, 2009 Zoom entered into severance and change of control agreements for each of the named executive officers. The purpose of these arrangements is to encourage the named executive officers to continue as employees and/or assist in the event a change-in-control of Zoom. Zoom has entered into agreements with each of the named executive officers formalizing the compensation arrangement described below.

Under the terms of each agreement, if a named executive officer is terminated by Zoom for any reason other than for cause, such named executive officer will receive severance pay in an amount equal to the greater of three months’ base salary or a number of weeks of base salary equal to the number of full years employed by Zoom divided by two and all outstanding stock options issued on or after September 22, 2009 held by the named executive officer will become immediately vested and will be exercisable for a period of up to 30 days after termination.

Under the terms of each agreement, each named executive officer will receive severance pay equal to six months’ base salary if (i) the named executive officer’s employment is terminated without cause within six months after a change-in-control, (ii) the named executive officer’s job responsibilities, reporting status or compensation are materially diminished and the named executive officer leaves the employment of the acquiring company within six months after the change-in-control, or (iii) Zoom is liquidated. In addition, in the event of a change-in-control or liquidation of Zoom, outstanding stock options granted to the named executive officer on or after September 22, 2009 will become immediately vested.

 Potential Termination and Change-in Control Payments

As of December 31, 2010 in the event a named executive officer is terminated by Zoom for any reason other than cause or a change-in-control or liquidation of Zoom the named executive officer would receive the following cash payments: Mr. Frank Manning $42,262; Ms. Randall $41,966 and Mr. Terry Manning $32,062. These amounts represent the greater of three months salary or the number of weeks of base salary equal to the number of years employed by Zoom divided by two. In the event of termination as a result of a change-in-control or liquidation, the named executive officers would receive the following cash payments: Mr. Frank Manning $64,636; Ms. Randall $64,183 and Mr. Terry Manning $61,750. These amounts represent six months’ base salary. In the event of either termination of employment, all options held by the named executive officers that were issued on or after September 22, 2009 would become immediately vested. As of December 31, 2010, the acceleration of vesting had no value because the exercise price of all outstanding options was greater than then fair market value of the common stock.

Director Compensation

The following table sets forth information concerning the compensation of our Directors who are not named executive officers for the fiscal year ended December 31, 2010.

Name	Fees Earned or Paid in Cash	Option Awards (1)(2)(3)	All Other Compensation	Total
Bernard Furman	$2,000	$3,153	−	$5,153
J. Ronald Woods	$2,000	$3,153	−	$5,153
Joseph J. Donovan	$2,000	$3,153	−	$5,153
Peter R. Kramer	$2,000	$3,153	−	$5,153

(1)
The amounts included in the “Option Awards” column reflect the aggregate grant date fair value of option awards in accordance with FASB ASC Topic 718, pursuant to the 2009 Directors Stock Option Plan. Assumptions used in the calculations of these amounts are included in Note 8 to our Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010. These options are non-qualified stock options issued under the 2009 Directors Stock Option Plan and represent the right to purchase shares of Common Stock at a fixed price per share (the grant date fair market value of the shares of Common Stock underlying the options).

(2)	As of December 31, 2010, each non-employee Director holds the following aggregate number of shares under outstanding stock options:

Name	Number of Shares Underlying Outstanding Stock Options
Bernard Furman	22,500
J. Ronald Woods	22,500
Joseph J. Donovan	22,500
Peter R. Kramer	22,500

(3)	The number of shares underlying stock options granted to each non-employee Director in 2010 and the grant date fair market value of such stock options is:

Name	Grant Date	Number of Shares underlying Stock Options Grants in 2010	Grant Date Fair Value of Stock Option Grants in 2010
Bernard Furman	01/10/10	7,500	$1,898
	07/10/10	7,500	$1,255
J. Ronald Woods	01/10/10	7,500	$1,898
	07/10/10	7,500	$1,255
Joseph J. Donovan	01/10/10	7,500	$1,898
	07/10/10	7,500	$1,255
Peter R. Kramer	01/10/10	7,500	$1,898
	07/10/10	7,500	$1,255

Each non-employee Director of Zoom receives a fee of $500 per quarter plus a fee of $500 for each meeting at which the Director is personally present. Travel and lodging expenses are also reimbursed.

Each non-employee Director of Zoom may be granted stock options under Zoom's 2009 Directors Stock Option Plan, as amended (the "Directors Plan"). The Directors Plan provides in the aggregate that 400,000 shares of Common Stock (subject to adjustment for capital changes) may be issued upon the exercise of options granted under the Directors Plan. The exercise price for the options granted under the Directors Plan is the fair market value of the Common Stock on the date the option is granted. During 2010 Messrs. Furman, Woods, Donovan and Kramer each received options to purchase 15,000 shares of Common Stock at a weighted average exercise price of $0.31 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Item 404(d) of Regulation S-K requires us to disclose in our proxy statement any transaction in which the amount involved exceeds the lesser of (i) $120,000, or (ii) one percent of the average of Zoom’s total assets at year end for the last two completed fiscal years, in which Zoom is a participant and in which any related person has or will have a direct or indirect material interest. A related person is any executive officer, Director, nominee for Director, or holder of 5% or more of our common stock, or an immediate family member of any of those persons.

On January 28, 2009, Zoom Technologies, Inc. (“Zoom Technologies”) entered into a Share Exchange Agreement (the “Agreement”) with Tianjin Tong Guang Group Digital Communication Co., Ltd (“TCB Digital”), TCB Digital’s majority shareholder, Gold Lion Holding Limited (“Gold Lion”) and Lei Gu (“Gu”), a shareholder of Gold Lion. On May 12, 2009, the parties amended the Agreement to, among other actions, add Songtao Du (“Du”), a shareholder of Gold Lion, as a party to the Agreement. On September 22, 2009, pursuant to the Agreement, Zoom Technologies acquired all the outstanding shares of Gold Lion. In addition, as part of the transaction, Zoom Technologies spun off its then-current business, which consisted of its ownership of Zoom Telephonics, Inc. (“Zoom Telephonics”), which held substantially all of Zoom Technologies’ assets and liabilities, by issuing a dividend of the Zoom Telephonics’ shares to its stockholders.

Immediately prior to the spin-off, Zoom was a wholly owned subsidiary of Zoom Technologies. Upon the completion of the spin-off, Zoom Technologies has no ownership interest in Zoom’s common stock, and Zoom became an independent, publicly traded company. Zoom produces, markets, sells, and supports broadband and dial-up modems, Voice over Internet Protocol or “VoIP” products and services, Bluetooth® wireless products, and other communication-related products (the “Communications Business”) which had been formerly owned and operated by Zoom Technologies.

Following Zoom Technologies’ distribution of Zoom’s common stock to Zoom Technologies’ stockholders, Zoom continues to have a relationship with Zoom Technologies as a result of the agreements the parties are entering into in connection with the distribution. Zoom entered into agreements with Zoom Technologies to govern the terms of the spin-off and to define Zoom’s ongoing relationship following the spin-off, allocating responsibility for obligations arising before and after the spin-off, including obligations with respect to liabilities relating to Zoom Technologies’ business, Zoom’s employees and taxes. Zoom entered into these agreements with Zoom Technologies while Zoom was still a wholly owned subsidiary of Zoom Technologies, and certain terms of these agreements are not necessarily the same as could have been negotiated between independent parties.

The following descriptions are summaries of the terms of the agreements. Copies of these agreements have been filed as exhibits to Zoom’s Form 10-K filed with the Securities and Exchange Commission on March 31, 2010 and the summaries of such agreements are qualified in their entirety by reference to the full text of such agreements. Zoom encourages you to read, in their entirety, each of the material agreements.

Separation and Distribution Agreement

On May 12, 2009, Zoom Technologies and Zoom entered into a Separation and Distribution Agreement. The Separation and Distribution Agreement sets forth the terms of the spin-off. Pursuant to the Separation and Distribution Agreement, Zoom Technologies, Inc. spun off its then-current business, which consisted of its ownership of Zoom Telephonics, Inc., which held substantially all of Zoom Technologies’ assets and liabilities, by issuing a dividend of the Zoom Telephonics’ shares to its stockholders. Pursuant to the Separation and Distribution Agreement, Zoom received all rights in and use of the name Zoom and all other trademarks owned by Zoom and by Zoom Technologies prior to the spin-off, subject to a license agreement to be entered into by Zoom Telephonics and TCB Digital. With limited exceptions, Zoom agreed to indemnify Zoom Technologies and Zoom Technologies’ post-spin-off officers and directors for the liabilities of Zoom Technologies or Zoom prior to the dividend distribution date. Pursuant to the Separation and Distribution Agreement, Zoom Technologies has agreed that it will continue to recognize the options outstanding pursuant to its equity benefit plans without regard to the requirements in such options that the recipients provide services to Zoom Technologies.

Spin-off of Assets and Liabilities. The Separation and Distribution Agreement identifies assets and liabilities to spin-off with Zoom Telephonics and contracts to be assigned to us as part of the separation of Zoom Technologies into two independent companies, and describes when and how these changes, assumptions and assignments will occur. In particular, the Separation and Distribution Agreement provides that, subject to the terms and conditions contained in the Separation and Distribution Agreement:

●
All of the assets and liabilities associated or primarily used in connection with the Communications Business of Zoom Technologies (consisting of substantially all of Zoom Technologies’ assets and liabilities) will be to the property of Zoom, including all of Zoom’s intellectual property assets, subject to the License Agreement, and other assets and liabilities of Zoom.

●	Zoom’s leases for the facilities located in Boston, Mexico and the United Kingdom were transferred to Zoom.

●
Except as expressly set forth in the Separation and Distribution Agreement or any ancillary agreement, all assets were spun-off to Zoom on an “as is,” “where is” basis and so long as it is in compliance with the terms of the Separation and Distribution Agreement, Zoom bears the economic and legal risks that any conveyance will prove to be insufficient to vest in us good title, free and clear of any security interest, that any necessary consents or government approvals are not obtained and that any requirements of laws or judgments are not complied with.

The Distribution. The Separation and Distribution Agreement governs the rights and obligations of the parties regarding the distribution. Prior to the distribution, Zoom Technologies distributed to its shareholders as a stock dividend the number of shares of Zoom common stock distributable in the distribution. Zoom Technologies caused the distribution agent to distribute to Zoom Technologies stockholders that held shares of Zoom Technologies common stock as of the record date all the issued and outstanding shares of Zoom common stock.

Legal Matters. Except as otherwise set forth in the Separation and Distribution Agreement, Zoom assumed the liability for, and control of, all pending and threatened legal matters related to Zoom’s business or assumed liabilities and agreed to indemnify Zoom Technologies for any liability arising out of or resulting from such assumed legal matters. Each party to a claim agreed to cooperate in defending any claims against the other party for events that took place prior to, on or after the date of separation.

Insurance. The Separation and Distribution Agreement requires that Zoom be responsible for insurance coverage related to the Communications Business for the period from and after the separation and distribution. The parties agreed to cooperate with respect to the administration of insurance policies, the obligations of the parties to report claims under existing insurance policies for occurrences prior to the separation and share information concerning such claims.

Other Matters. Other matters governed by the Separation and Distribution Agreement include, among others, access to financial and other records and information, legal privilege, confidentiality and resolution of disputes between the parties relating to the Separation and Distribution Agreement and the ancillary agreements and the agreements and transactions contemplated thereby.

License Agreement

Concurrently with the separation from Zoom Technologies, Zoom entered into a License Agreement with TCB Digital relating to some Zoom intellectual property. Pursuant to the License Agreement, Zoom granted TCB Digital an exclusive license to use the ZOOM Marks (as defined in the License Agreement) as trademarks, service marks or trade names solely in connection with those goods and services specifically listed in Exhibit A of the License Agreement for the territories set forth in Exhibit A of the License Agreement, subject to and in accordance with the terms and conditions of the License Agreement. Moreover, pursuant to the License Agreement, TCB Digital will accept the licensed ZOOM Marks and shall use the ZOOM Marks subject to Zoom’s control.

Share Ownership

In addition, some of Zoom’s officers and directors own shares of Zoom Technologies common stock or options to acquire additional shares of Zoom Technologies common stock because of their prior employment relationship with Zoom Technologies or their service on the Board of Zoom Technologies. Ownership of Zoom Technologies common stock and options to acquire Zoom Technologies common stock could create or appear to create conflicts of interest for such officers and directors when faced with decisions that could have disparate implications for Zoom Technologies and Zoom.

Other than as described above, since January 1, 2009, Zoom has not been a participant in any transaction that is reportable under Item 404(d) of Regulation S-K.

Policies and Procedures Regarding Review, Approval or Ratification of Related Person Transactions

In accordance with our Audit Committee charter, our Audit Committee is responsible for reviewing and approving the terms of any related party transactions. Therefore, any material financial transaction between Zoom and any related person would need to be approved by our Audit Committee prior to us entering into such transaction.

DIRECTOR INDEPENDENCE

The Board of Directors has reviewed the qualifications of Messrs. Donovan, Furman and Woods and has determined that each individual is "independent" as such term is defined under the current listing standards of the Nasdaq Stock Market. In addition, each member of the Audit Committee is independent as required under Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of Zoom's Common Stock as of August 24, 2011 by (i) each person who is known by Zoom to own beneficially more than five percent (5%) of Zoom's outstanding Common Stock, (ii) each of Zoom's Directors and named executive officers, as listed below in the Summary Compensation Table under the heading "Executive Compensation", and (iii) all of Zoom's current Directors and executive officers as a group.

On August 24, 2011 there were 5,450,622 issued and outstanding shares of Zoom's Common Stock. Unless otherwise noted, each person identified below possesses sole voting and investment power with respect to the shares listed. The information contained in this table is based upon information received from or on behalf of the named individuals or from publicly available information and filings by or on behalf of those persons with the SEC.

Title of Class	Name and Address (1)	Amount and Nature of Beneficial Ownership	% of Common Stock

Common Stock	Frank B. Manning(2)	752,999	13.5%

Common Stock	T. Pat Manning(3) PO Box 580 St. Peters, MO 63376	440,006	7.5%

Common Stock	Peter R. Kramer(4)	154,572	2.8%

Common Stock	Bernard Furman(5)	87,900	1.6%

Common Stock	J. Ronald Woods(6)	38,700	*

Common Stock	Joseph J. Donovan(7)	37,500	*

Common Stock	Terry J. Manning(8)	86,842	1.6%

Common Stock	Deena Randall(9)	73,750	1.3%

	All current Directors and Executive
	Officers as a group (7 persons) (10)	1,232,263	21.0%

*Less than one percent of shares outstanding.

(1)
Unless otherwise noted: (i) each person identified possesses sole voting and investment power over the shares listed; and (ii) the address of each person identified is c/o Zoom Telephonics, Inc., 207 South Street, Boston, MA 02111.

(2)
Includes 123,750 shares that Mr. Frank B. Manning has the right to acquire upon exercise of outstanding stock options exercisable within sixty (60) days after August 24, 2011. Includes 120,673 shares held by Mr. Frank B. Manning's daughter, as to which he disclaims beneficial ownership.

(3)	Information is based on transfer agent records as of May 3, 2011.
(4)	Includes 37,500 shares that Mr. Kramer has the right to acquire upon exercise of outstanding stock options exercisable within sixty (60) days after August 24, 2011.
(5)	Includes 37,500 shares the Mr. Furman has the right to acquire upon exercise of outstanding stock options exercisable within sixty (60) days after August 24, 2011.
(6)	Includes 37,500 shares that Mr. Woods has the right to acquire upon exercise of outstanding stock options exercisable within sixty (60) days after August 24, 2011.
(7)	Includes 37,500 shares the Mr. Donovan has the right to acquire upon exercise of outstanding stock options exercisable within sixty (60) days after August 24,2011.
(8)	Includes 67,500 shares that Mr. Terry Manning has the right to acquire upon exercise of outstanding stock options exercisable within sixty (60) days after August 24, 2011.
(9)	Includes 73,750 shares that Ms. Randall has the right to acquire upon exercise of outstanding stock options exercisable within sixty (60) days after August 24,2011.
(10)
Includes an aggregate of 415,000 shares that the current Directors and named executive officers listed above have the right to acquire upon exercise of outstanding stock options exercisable within sixty (60) days after August 24, 2011.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are authorized under Delaware law to issue up to 25,000,000 shares of common stock.  There were 5,450,622 shares of common stock issued and outstanding as of August 24, 2011.

Each share of common stock has the same relative rights and is identical in all respects with every other share of stock.  The holders of common stock possess exclusive voting rights in the company.  Each holder of common stock is entitled to one vote for each share held of record on all matters submitted to a vote of holders of common stock and is not permitted to cumulate votes in the election of our directors.  Holders of our common stock do not possess any dividend or liquidation rights.  Holders of our common stock have no redemption, conversion or preemptive rights to purchase or subscribe for our securities.

Shares of our common stock are traded over-the-counter and sales are reported on the OTCBB under the symbol “ZMTP.OB.”

SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material United States Federal income tax consequences of the rights offering to holders of our common stock. This discussion assumes that the holders of our common stock hold such common stock as a capital asset for United States Federal income tax purposes. This discussion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. The following summary does not purport to be a complete analysis of all of the potential U.S. Federal income tax considerations, applies only to holders that are United States persons and does not address all aspects of United States Federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Internal Revenue Code, including, without limitation, holders who are dealers in securities or foreign currency, foreign persons, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, partnerships, holders who hold our common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired our common stock pursuant to the exercise of compensatory stock options or otherwise as compensation.

This summary is not intended to constitute a complete analysis with respect to any particular holder of all tax consequences relating to the receipt, exercise, disposition and expiration of the subscription rights and the ownership and disposition of our common shares with respect to that holder. Holders should consult their own tax advisors as to the tax consequences in their particular circumstances. To ensure compliance with Treasury Department Circular 230, holders are hereby notified that (1) any discussion of U.S. federal income tax issues herein or any other document referred to herein is not intended or written to be used, and cannot be used, by such holders for the purpose of avoiding penalties that may be imposed under the Internal Revenue Code, (2) such discussions are for use in connection with the promotion or marketing of the transactions or matters addressed herein, and (3) holders should seek advice based on their particular circumstances from an independent tax advisor.

The distribution of subscription rights pursuant to the rights offering will be a non-taxable transaction for United States Federal income tax purposes and the remaining portion of this summary describes the United States Federal income tax consequences of such treatment. However, there can be no assurance that the Internal Revenue Service will take a similar view or would agree with the tax consequences described below. We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the United States Federal income tax consequences of the rights offering or the related share issuance. The following summary does not address the tax consequences of the rights offering or the related share issuance under foreign, state, or local tax laws. ACCORDINGLY, EACH HOLDER OF OUR COMMON STOCK SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE RIGHTS OFFERING AND THE RELATED SHARE ISSUANCE TO SUCH HOLDER.

The United States Federal income tax consequences to a holder of our common stock of the receipt and exercise of subscription rights under the rights offering will be as follows:

●	A holder will not recognize taxable income for United States Federal income tax purposes in connection with the receipt of subscription rights in the rights offering.

●
A holder’s tax basis in its subscription rights will depend on the relative fair market value of the subscription rights received by such holder and the common stock owned by such holder at the time the subscription rights are distributed. If either (i) the fair market value of the subscription rights on the date such subscription rights are distributed is equal to at least 15% of the fair market value on such date of the common stock with respect to which the subscription rights are received or (ii) the holder elects, in its United States Federal income tax return for the taxable year in which the subscription rights are received, to allocate part of its tax basis in such common stock to the subscription rights, then upon exercise of the subscription rights, the holder’s tax basis in the common stock will be allocated between the common stock and the subscription rights in proportion to their respective fair market values on the date the subscription rights are distributed. If the subscription rights received by a holder have a fair market value that is less than 15% of the fair market value of the common stock owned by such holder at the time the subscription rights are distributed, the holder’s tax basis in its subscription rights will be zero unless the holder elects to allocate its adjusted tax basis in the common stock owned by such holder in the manner described in the previous sentence. Holders exercising subscription rights will be notified by us in the event that the fair market value of the subscription rights on the date such subscription rights are distributed equals or exceeds 15% of the fair market value of the common stock on such date.

●
A holder which allows the subscription rights received in the rights offering to expire will not recognize any gain or loss, and the tax basis in the common stock owned by such holder with respect to which such subscription rights were distributed will be equal to the tax basis in such common stock immediately before the receipt of the subscription rights in the rights offering.

●
A holder will not recognize any gain or loss upon the exercise of the subscription rights received in the rights offering. The tax basis in the common stock acquired through exercise of the subscription rights will equal the sum of the subscription price for the common stock and the holder’s tax basis, if any, in the rights as described above. The holding period for the common stock acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised.

CAPITALIZATION

The following table sets forth our historical and pro forma cash and cash equivalents and capitalization as of June 30, 2011. The pro forma information gives effect to an assumed $2,943,336 equity raise from this rights offering.

For purposes of this table, we have assumed that $2,943,336 is raised in this rights offering. However, it is impossible to predict how many rights will be exercised in this offering and therefore how much gross proceeds will actually be raised.

This table should be read in conjunction with our consolidated financial statements and the notes thereto which are included in this prospectus.

	June 30, 2011
	Actual	Pro Forma(1)
	(Dollars in Thousands)
Cash and cash equivalents	$924	$3,837

Short-term credit facilities	$—	$—
Current portion of long-term bank debt	—	—
Long-tem bank debt	—	—

Total debt	—	—
Common stock - $0.01 par value, 25,000,000 shares authorized, 5,450,622 shares and 16,351,866 shares issued on an actual and pro forma basis, respectively(2)	55	164
Additional paid-in capital	33,443	36,247
Accumulated other comprehensive income	252	252
Accumulated deficit	(30,179)	(30,179)
Treasury stock	—	—

Total stockholders’ equity	3,571	6,484

Total capitalization	$3,571	$6,484

(1)	Pro forma balance reflects $2,943,336 of gross proceeds from the rights offering, less $30,000 of offering costs.

(2)
Pro forma balances reflect $2,943,336 of new capital raised in the rights offering less $30,000 of offering costs. In addition to the issued shares as disclosed above, as of August 24, 2011, we have 748,000 shares that can be issued pursuant to outstanding stock options.

The table above assumes that 100% of the rights offered hereby are exercised to result in $2,943,336 of gross proceeds. Should, for illustrative purposes, only 50% of the rights offered hereby be exercised, pro forma cash and cash equivalents, total stockholders’ equity and total capitalization would each be reduced by approximately $1.47 million.

PLAN OF DISTRIBUTION

On or about September 19, 2011, we will distribute the rights, rights certificates and copies of this prospectus to individuals who owned shares of common stock on the record date. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of rights in the rights offering and no commissions, fees or discounts will be paid in connection with the rights offering. While certain of our directors, officers and other employees may solicit responses from you, those directors, officers and other employees will not receive any commissions or compensation for their services other than their normal compensation. If you wish to exercise your subscription rights and purchase shares of common stock, you should complete the subscription rights certificate and return it with payment in cash and/or securities, as provided herein, for the shares of common stock, to the subscription agent, Broadridge, at the following address:

If delivering by Hand/Mail/Overnight Courier:
Broadridge Corporate Issuer Solutions
44 West Lancaster Avenue
Attn: Subscription Dept
Ardmore, PA 19003

In the event that the rights offering is not fully subscribed, holders of rights who exercise all of their rights pursuant to their basic subscription privilege will have the opportunity to subscribe for unsubscribed rights pursuant to the over-subscription privilege. See further the section of this prospectus entitled “The Rights Offering.”

We have not agreed to enter into any standby or other arrangement to purchase or sell any rights or any of our securities. Frank Manning, Peter Kramer and T. Patrick Manning, who collectively beneficially own approximately 24% of our common stock, have indicated their intention to exercise all of their rights under the rights offering, but have made no formal binding commitment to do so.

We have not entered into any agreements regarding stabilization activities with respect to our securities.

If you have any questions, you may contact Frank Manning at Zoom at 617-753-0897.  We have agreed to pay the subscription agent a fee plus certain expenses, which we estimate will total approximately $4,000. We estimate that our total expenses in connection with the rights offering will be approximately $30,000.

Other than as described herein, we do not know of any existing agreements between any shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of common stock.

LEGAL MATTERS

The validity of the securities offered by this prospectus have been passed upon for us by Morse, Barnes-Brown & Pendleton, P.C.

EXPERTS

The balance sheet as of December 31, 2009, and the related statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the year then ended included in this registration statement, have been audited by UHY LLP, Independent Registered Public Accounting Firm, as set forth in their report thereon and included in this registration statement in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The balance sheet as of December 31, 2010, and the related statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the year then ended included in this registration statement, have been audited by Marcum LLP, Independent Registered Public Accounting Firm, as set forth in their report thereon and included in this registration statement in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. Information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Headquarters Office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, Headquarters Office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s public reference room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our common stock is traded in the over-the-counter market and is quoted on the OTCBB under the symbol “ZMTP.OB.” Our website is located at http://www.zoomtel.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

INDEX TO FINANCIAL STATEMENTS AND SCHEDULES

Annual Audited Financial Statements of Zoom Telephonics, Inc.:

Report of Independent Registered Public Accounting Firm	F-2 – F-3
Balance Sheets as of December 31, 2010 and December 31, 2009	F-4
Statements of Operations for the years ended December 31, 2010 and 2009	F-5
Statements of Cash Flows for the years ended December 31, 2010 and 2009	F-6
Statements of Stockholders’ Equity and Comprehensive Income (Loss) for the years ended December 31, 2010 and 2009	F-7
Notes to Financial Statements	F-8 – F-19

Interim Unaudited Financial Statements of Zoom Telephonics, Inc.:

Condensed Balance Sheets as of June 30, 2011 and December 31, 2010 (Unaudited)	F-20
Condensed Statement of Operations for the three months and six months ended June 30, 2011 and 2010 (Unaudited)	F-21
Condensed Statements of Cash Flows for the six months ended June 30, 2011 and 2010 (Unaudited	F-22
Notes to Condensed Financial Statements	F-23 – F-26

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Zoom Telephonics, Inc.:

We have audited the accompanying balance sheet of Zoom Telephonics, Inc. as of December 31, 2010, and the related statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of the Company’s internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Zoom Telephonics, Inc. as of December 31, 2010, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 1 and 3 to the financial statements, the Company has had recurring net losses and continues to experience negative cash flows from operations. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Notes 1 and 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MARCUM LLP

Boston, Massachusetts
March 29, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Zoom Telephonics, Inc.:

We have audited the accompanying balance sheet of Zoom Telephonics, Inc. as of December 31, 2009, and the related statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of the Company’s internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Zoom Telephonics, Inc. as of December 31, 2009, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 1 and 3 to the financial statements, the Company has had recurring net losses and continues to experience negative cash flows from operations. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Notes 1 and 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ UHY LLP

Boston, Massachusetts
March 30, 2010

ZOOM TELEPHONICS, INC.
BALANCE SHEETS

	December 31,
	2009	2010
ASSETS
Current assets
Cash and cash equivalents	$1,223,507	$1,009,996
Marketable securities	––	328,704
Accounts receivable, net of allowances of $466,595 at December 31, 2009 and $564,722 at December 31, 2010	1,178,056	1,079,413
Receivables, other	21,525	166,144
Inventories	1,586,079	2,713,616
Prepaid expenses and other current assets	223,891	172,971
Total current assets	4,233,058	5,470,844

Equipment, net	57,787	43,070
Deferred other receivable	166,144	––
Total assets	$4,456,989	$5,513,914

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$1,014,979	$911,299
Accrued expenses	375,414	346,074
Total current liabilities	1,390,393	1,257,373

Total liabilities	1,390,393	1,257,373

Commitments and Contingencies (Note 7)

Stockholders' equity
Common stock, $0.01 par value:
Authorized - 25,000,000 shares; issued – 1,980,978 shares at December 31, 2009 and 5,450,622 shares at December 31, 2010, respectively	19,810	54,506
Additional paid-in capital	32,520,464	33,388,753
Accumulated deficit	(29,836,577)	(29,568,392)
Accumulated other comprehensive income (loss)	362,899	381,674
Total stockholders' equity	3,066,596	4,256,541
Total liabilities and stockholders' equity	$4,456,989	$5,513,914

See accompanying notes.

ZOOM TELEPHONICS, INC.
STATEMENTS OF OPERATIONS
Years Ended December 31, 2009 and 2010

	2009	2010
Net sales	$10,740,488	$13,298,132
Cost of goods sold	7,739,310	9,018,434
Gross profit	3,001,178	4,279,698

Operating expenses:
Selling	1,855,961	1,991,494
General and administrative	2,382,146	1,247,411
Research and development	1,373,950	1,128,288
	5,612,057	4,367,193
Operating profit (loss)	(2,610,879)	(87,495)

Other :
Interest income	4,038	552
Other, net	35,412	356,910
Total other income, net	39,450	357,462

Income (loss) before income taxes	(2,571,429)	269,967

Income taxes (benefit)	5,104	1,782

Net income (loss)	$(2,576,533)	$268,185

Basic and diluted net income (loss) per share	$(1.32)	$0.13

Weighted average common and common equivalent shares:
Basic	1,958,806	2,066,531
Diluted	1,958,806	2,073,388

See accompanying notes.

ZOOM TELEPHONICS, INC.
STATEMENTS OF CASH FLOWS
Years Ended December 31, 2009 and 2010

	2009	2010
Operating activities:
Net income (loss)	$(2,576,533)	$268,185

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Non-cash common stock issuance	158,400	––
Stock based compensation	415,176	91,192
Depreciation and amortization	59,536	26,428
Gain on sale of domain name	––	(312,892)
(Reversal of) provision for accounts receivable allowances	(345,218)	98,126
Changes in operating assets and liabilities:
Accounts receivable	336,640	2,408
Inventories	1,318,372	(1,127,467)
Prepaid expense and other current assets	11,981	51,124
Accounts payable and accrued expenses	(214,167)	(132,398)
Net cash provided by (used in) operating activities	(835,813)	(1,035,294)

Investing activities:
Proceeds from sale of Unity investment	772,331	21,525
Purchases of property, plant and equipment	(14,659)	(11,703)
Net cash provided by (used in) investing activities	757,672	9,822

Financing activities:
Proceeds from stock rights offering (net of issuance costs)	––	811,793
Proceeds from exercise of stock options	94,500	––
Net cash provided by (used in) financing activities	94,500	811,793

Effect of exchange rate changes on cash	2,164	168

Net change in cash	18,523	(213,511)

Cash and cash equivalents at beginning of year	1,204,984	1,223,507

Cash and cash equivalents at end of year	$1,223,507	$1,009,996

Supplemental disclosures of cash flow information:

Cash paid during the period for:
Interest	$––	$––
Income taxes	$5,104	$1,782

See accompanying notes.

ZOOM TELEPHONICS, INC.
STATEMENTS OF STOCKHOLDERS' EQUITY
AND COMPREHENSIVE INCOME (LOSS)

	Common Stock		Additional	Accumulated	Accumulated Other Comprehensive
	Shares	Amount	Paid In Capital	Deficit	Income (Loss)	Total

Balance at December 31, 2008	200	$2	$31,872,196	$(27,260,044)	$345,172	$4,957,326

Net income (loss)	––	––	––	(2,576,533)	––	(2,576,533)
Foreign currency translation adjustment	––	––	––	––	17,727	17,727
Comprehensive income (loss)	––	––	––	––	––	(2,558,806)
Common stock change	1,869,178	18,692	(18,692)	––	––	––
Non-cash stock issuance	90,000	900	157,500	––	––	158,400
Exercise of stock options	21,600	216	94,284	––	––	94,500
Stock based compensation	––	––	415,176	––	––	415,176
Balance at December 31, 2009	1,980,978	$19,810	$32,520,464	$(29,836,577)	$362,899	$3,066,596

Net income (loss)	––	––	––	268,185	––	268,185
Foreign currency translation adjustment	––	––	––	––	2,963	2,963
Unrealized gain on securities	––	––	––	––	15,812	15,812
Comprehensive income (loss)	––	––	––	––	––	286,960
Stock rights offering (net of issuance costs of $55,618)	3,469,644	34,696	777,097	––	––	811,793
Stock based compensation	––	––	91,192	––	––	91,192
Balance at December 31, 2010	5,450,622	$54,506	$33,388,753	$(29,568,392)	$381,674	$4,256,541

See accompanying notes.

ZOOM TELEPHONICS, INC.
Notes to Financial Statements
Years Ended December 31, 2009 and 2010

(1) NATURE OF OPERATIONS

    Zoom Telephonics, Inc. (the "Company") designs, produces, and markets broadband and dial-up modems and other communication-related products.

    On January 28, 2009, Zoom Technologies, Inc. (“Zoom Technologies”) entered into a Share Exchange Agreement (the “Agreement”) with Tianjin Tong Guang Group Digital Communication Co., Ltd (“TCB Digital”), TCB Digital’s majority shareholder, Gold Lion Holding Limited (“Gold Lion”) and Lei Gu (“Gu”), a shareholder of Gold Lion. On May 12, 2009, the parties amended the Agreement to, among other actions, add Songtao Du (“Du”), a shareholder of Gold Lion, as a party to the Agreement. On September 22, 2009, pursuant to the Agreement, Zoom Technologies acquired all the outstanding shares of Gold Lion. In addition, as part of the transaction, Zoom Technologies spun off its then-current business, which consisted of its ownership of Zoom Telephonics, Inc. (“Zoom Telephonics”) to its stockholders, by distributing and transferring its assets and liabilities to Zoom Telephonics and issuing a dividend of the Zoom Telephonics’ shares to its stockholders. Upon the completion of the spin-off, Zoom Telephonics became a separate publicly traded company.

    The Company has had recurring net losses and continues to experience negative cash flows from operations. As described further in Note 3, to conserve cash and manage liquidity, the Company has implemented cost cutting initiatives including the reduction of employee headcount and overhead costs; however, management does not believe the Company has sufficient resources to fund its normal operations over the next 12 months unless sales improve significantly or it raises capital. Additional financing may not be available on terms favorable to the Company, or at all. If these funds are not available, the Company may not be able to execute its business plan or take advantage of business opportunities. The ability of the Company to obtain such additional financing and to achieve its operating goals is uncertain. In the event that the Company does not obtain additional capital or is not able to increase cash flow through the increase of sales, there is substantial doubt as to its ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a) Basis of Presentation and Use of Estimates

    The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP).

    The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results may differ from those estimates. Significant estimates made by the Company include: 1) asset valuation allowances for accounts receivable (collectability and sales returns) and deferred income tax assets; 2) write-downs of inventory for slow-moving and obsolete items, and market valuations; 3) stock based compensation; 4) the useful lives of property, plant and equipment; and 5) the recoverability of long-lived assets and investments.

    Prior to September 22, 2009, Zoom Telephonics was a 100%-owned subsidiary of Zoom Technologies. All of the assets and liabilities of Zoom Technologies were held in Zoom Telephonics and all the revenues, expenses and cash flows of Zoom Technologies were derived from Zoom Telephonics. In the accompanying financial statements, for the periods prior to the September 22, 2009 spin-out of Zoom Telephonics from Zoom Technologies, the financial condition, results of operations and cash flows of Zoom Telephonics are identical to the financial condition, results of operations and cash flows previously reported by Zoom Technologies.

    (b) Cash and Cash Equivalents

    All highly liquid investments with original maturities of less than 90 days from the date of purchase are classified as cash equivalents. Cash equivalents consist exclusively of money market funds. The Company has deposits at a limited number of financial institutions with federally insured limits. Balances of cash and cash equivalents at these institutions are normally in excess of the insured limits. However, the Company believes that the institutions are financially sound and there is only nominal risk of loss.

    (c) Inventories

    Inventories are stated at the lower of cost, determined using the first-in, first-out method, or market.

    (d) Equipment and Leasehold Improvements

    Equipment and leasehold improvements are stated at cost, less accumulated depreciation and amortization. Depreciation of equipment is provided using the straight-line method over the estimated useful lives of the assets. Amortization of leasehold improvements is provided using the straight-line method over the estimated useful lives of the improvement or lease term whichever is shorter.

    (e) Impairment of Long-Lived Assets

    Long-lived assets are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

    Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset or asset group to undiscounted future net cash flows expected to be generated by the asset or asset group. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds their fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

    (f) Income Taxes

    Deferred income taxes are provided on the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and on net operating loss and tax credit carry forwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for that portion of deferred tax assets not expected to be realized.

    Effective January 1, 2007, the Company adopted the provisions of a new standard which provides detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in the financial statements. Tax positions must meet a "more-likely-than-not" recognition threshold at the effective date to be recognized upon adoption and in subsequent periods. Upon the adoption, and at December 31, 2010 and 2009, the Company did not have any uncertain tax positions. No interest and penalties related to uncertain tax positions were accrued at December 31, 2010 and 2009

    The Company files income tax returns in the United States and the United Kingdom. Years subsequent to 2007 are open for U.S. Federal and state income tax reporting and years subsequent to 2005 are open in the United Kingdom.

    (g) Earnings (Loss) Per Common Share

    Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted loss per share is computed by dividing net income by the weighted average number of common shares and dilutive potential common shares outstanding during the period. Under the treasury stock method, the unexercised options are assumed to be exercised at the beginning of the period or at issuance, if later. The assumed proceeds are then used to purchase common shares at the average market price during the period. A summary of the denominators used to compute basic and diluted earnings (loss) per share follow:

	2009	2010
Weighted average shares outstanding – used to compute basic earnings (loss) per share	1,958,806	2,066,531
Net effect of dilutive potential common shares outstanding, based on the treasury stock method	––	6,857
Weighted average shares outstanding – used to compute diluted earnings (loss) per share	1,958,806	2,073,388

    For 2009 only, the weighted average shares presentation above is a pro-forma presentation. The Company is using a pro-forma presentation because the true historical number of shares outstanding of Zoom Telephonics prior to September 22, 2009 was 200 and the true historical earnings per share of the parent Zoom Technologies based on the 200 shares would not be meaningful. The pro forma weighted average shares outstanding of 1,958,806 for the year ended 2009 is the actual weighted average shares outstanding for Zoom Technologies from January 1, 2009 through September 21, 2009 combined with the weighted average shares outstanding for Zoom Telephonics from September 22, 2009 through December 31, 2009.

    Potential common shares for which inclusion would have the effect of increasing diluted earnings per share (i.e., anti-dilutive) are excluded from the computation. Options to purchase 523,000 shares of common stock at December 31, 2010 and 732,000 shares of common stock as of December 31, 2009 were outstanding, but not included in the computation of diluted earnings per share as their effect would be anti-dilutive.

    (h) Revenue Recognition

    The Company primarily sells hardware products to its customers. The hardware products include dial-up modems, DSL modems, cable modems, embedded modems, ISDN modems, telephone dialers, and wireless and wired networking equipment. The Company generally does not sell software.

    The Company derives its net sales primarily from the sales of hardware products to computer peripherals retailers, computer product distributors, and original equipment manufacturers (OEMs). The Company sells an immaterial amount of its hardware products to direct consumers or to any customers via the internet.

    The Company recognizes hardware net sales for all four types of customers at the point when the customers take legal ownership of the delivered products. Legal ownership passes to the customer based on the contractual FOB point specified in signed contracts and purchase orders, which are both used extensively. Many customer contracts or purchase orders specify FOB destination.

    The Company's net sales of hardware are reduced by certain events which are characteristic of the sales of hardware to retailers of computer peripherals. These events are product returns, certain sales and marketing incentives, price protection refunds, and consumer and in-store mail-in rebates. Each of these is accounted for as a reduction of net sales based on management estimates, which are reconciled to actual customer or end-consumer credits on a monthly or quarterly basis.

    The estimates for product returns are based on recent historical trends plus estimates for returns prompted by announced stock rotations, announced customer store closings, etc. Management analyzes historical returns, current economic trends, and changes in customer demand and acceptance of the Company's products when evaluating the adequacy of sales return allowances. The Company's estimates for price protection refunds require a detailed understanding and tracking by customer, by sales program. Estimated price protection refunds are recorded in the same period as the announcement of a pricing change. Information from customer inventory-on-hand reports or from direct communications with the customers is used to estimate the refund, which is recorded as a reserve against accounts receivable and a reduction of current period revenue. The Company's estimates for consumer mail-in rebates are comprised of actual rebate claims processed by the rebate redemption centers plus an accrual for an estimated lag in processing. The Company's estimates for store rebates are comprised of actual credit requests from the eligible customers.

    The Company accounts for point-of-sale taxes on a net basis.

    (i) Fair Value of Financial Instruments

    The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels:

●	Level 1 - Inputs are unadjusted quoted prices in active markets for identical assets or liabilities the Company has the ability to access.

●	Level 2 - Inputs are inputs (other than quoted prices included within Level 1) that are observable for the asset or liability, either directly or indirectly.

●
Level 3 - Inputs include unobservable inputs for the asset or liability and rely on management's own assumptions about the assumptions that market participants would use in pricing the asset or liability. (The unobservable inputs should be developed based on the best information available in the circumstances and may include the Company’s own data.)

    Financial instruments consist of cash and cash equivalents, marketable securities, accounts receivable, accounts payable, and accrued expenses. Due to the short term nature and payment terms associated with these instruments, except the marketable securities, their carrying amounts approximate fair value. The fair value of the marketable securities is based on observable inputs that reflect quoted prices in an active market less a liquidity discount and is classified under Level 2 of the fair value hierarchy described above.

    (j) Stock-Based Compensation

    Compensation cost for awards is generally recognized over the required service period based on the estimated fair value of the awards on their grant date. Fair value is determined using the Black-Scholes option-pricing model.

   (k) Advertising Costs

    Advertising costs are expensed as incurred and reported in selling expense in the accompanying statements of operations and include costs of advertising, production, trade shows, and other activities designed to enhance demand for the Company's products. There are no deferred advertising costs in the accompanying balance sheets.

    (l) Foreign Currencies

    The Company generates a portion of its revenues in markets outside North America principally in transactions denominated in foreign currencies, which exposes the Company to risks of foreign currency fluctuations. Foreign currency transaction gains and losses are reflected in operations and were not material for any period presented. The Company does not use derivative financial instruments.

    The Company considers the local currency to be the functional currency for its U.K. branch. Assets and liabilities denominated in foreign currencies are translated using the exchange rates as of the balance sheet date. Revenues and expenses are translated at average exchange rates prevailing during the year. Translation adjustments resulting from this process are charged or credited to “accumulated other comprehensive income.”

   (m) Warranty Costs

    The Company provides currently for the estimated costs that may be incurred under its standard warranty obligations.

   (n) Shipping and Freight Costs

    The Company records the expense associated with customer-delivery shipping and freight costs in selling expense.

    (o) Reclassifications

    Certain prior year amounts have been reclassified to conform to the current year presentation.

(3) LIQUIDITY

    On December 31, 2010 the Company had working capital of $4.2 million including $1.0 million in cash and cash equivalents. On December 31, 2009 we had working capital of $2.8 million including $1.2 million in cash and cash equivalents. Our current ratio at December 31, 2010 was 4.4 compared to 3.0 at December 31, 2009. The most significant contributor to the increase in working capital and improvement of the current ratio was an increase in inventory during 2010.

    In 2010, the Company’s operating activities used $1.0 million in cash, primarily to fund the increase in inventory during 2010. Zoom’s net profit in 2010 was $0.3 million.

    In 2010, the Company’s net cash provided by financing activities was $0.8 million from the net proceeds of a stock rights offering completed in December 2010. Under the rights offering, existing shareholders of the Company’s common stock were granted rights to purchase, at an offering price of $0.25 per share, 4 shares of stock for each share held. The rights offering resulted in the issuance of 3,469,644 shares of common stock.

    To conserve cash and manage our liquidity, we have implemented cost-cutting initiatives including the reduction of employee headcount and overhead costs. On December 31, 2010 we had a headcount of 37, including 36 employees and 1 agency contractor, compared to 40 as of December 31, 2009. As of February 28, 2011 we had 37 full-time and part-time employees. We plan to continue to assess our cost structure as it relates to our revenues and cash position, and we may make further reductions if the actions are deemed necessary.

    In 2011 we plan to try to increase revenues by placing more of our already shipping products into high-volume retailers and by introducing new products.

    The audit report issued by our independent registered public accounting firm for our financial statements for the fiscal year ended December 31, 2010 states that the auditing firm has substantial doubt in our ability to continue as a going concern due to the risk that we may not have sufficient cash and liquid assets at December 31, 2010 to cover our operating and capital requirements for the next twelve-month period; and if in that case sufficient cash cannot be obtained, we would have to substantially alter, or possibly even discontinue, operations. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

    At December 31, 2010 the Company's total current assets were $5.5 million and current liabilities were $1.3 million. The Company did not have any long-term debt at December 31, 2010.

(4) NEW ACCOUNTING PRONOUNCEMENTS

    The FASB has issued Accounting Standards Update (“ASU”) 2009-13, “Multiple Deliverable Revenue Arrangements”. ASU 2009-13 clarifies the criteria for separating revenue between multiple deliverables. This statement is effective for new revenue arrangements or materially modified arrangements in periods subsequent to adoption. Adoption is required for fiscal years beginning on or after June 15, 2010, but early adoption is allowed. The adoption of the standard is not expected to have a significant impact on the Company’s financial statements.

    The FASB has issued Accounting Standards Update (“ASU”) 2009-14, “Certain Revenue Arrangements that Include Software Elements”. ASU 2009-14 changes the accounting model for revenue arrangements that included both tangible products and software elements. Under this guidance, tangible products containing software components and non-software components that function together to deliver the tangible product’s essential functionality are excluded from the software revenue guidance in Subtopic 985-605, “Software Revenue Recognition”. ASU 2009-14 is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, which for the Company would be its fiscal year beginning January 1, 2011. Early adoption is permitted. The adoption of the standard is not expected to have a significant impact on the Company’s financial statements.

    The FASB has issued Accounting Standards Update (“ASU”) 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements.” This ASU requires some new disclosures and clarifies some existing disclosure requirements about fair value measurement as set forth in Codification Subtopic 820-10. The FASB’s objective is to improve these disclosures and, thus increase the transparency in financial reporting. ASU 2010-06 was effective for interim and annual reporting periods beginning after December 15, 2009, which for the Company would be its fiscal quarter beginning January 1, 2010. The adoption of the standard did not have a significant impact on the Company’s financial statements.

(5) INVENTORIES

    Inventories consist of the following at December 31:

	2009	2010
Materials	$742,253	$1,165,383
Work in process	1,135	5,314
Finished goods (including $383,000 and $633,000 held by a customer at December 31, 2009 and 2010, respectively)	842,691	1,542,919
Total	$1,586,079	$2,713,616

(6) EQUIPMENT AND LEASEHOLD IMPROVEMENTS

    Equipment and leasehold improvements consist of the following at December 31:

	2009	2010	Estimated Useful lives in years
Leasehold improvements	$5,021	$4,798	5
Computer hardware and software	3,709,026	3,708,450	3
Machinery and equipment	1,887,047	1,894,549	5
Molds, tools and dies	1,644,829	1,649,829	5
Office furniture and fixtures	277,873	277,873	5
	7,523,796	7,535,499
Accumulated depreciation and amortization	(7,466,009)	(7,492,429)
Equipment and leasehold improvements, net	$57,787	$43,070

Depreciation expense for year ended	$59,536	$26,428

(7) COMMITMENTS AND CONTINGENCIES

    (a) Lease Obligations

    Since 1983 our headquarters has been near South Station in downtown Boston at 201 and 207 South Street. In December 2006, the Company sold its owned headquarters buildings in Boston, Massachusetts and leased back 25,200square feet for two years expiring December 2008. In November 2008 the Company signed a lease amendment for its headquarters’ offices in Boston in the existing building for approximately 14,400 square feet for three years with a six month termination option starting July 1, 2010. In May 2010 we signed a second lease amendment extending the term of the lease to April 30, 2016 with a six month termination option starting December 1, 2011.

    In August 1996 we entered into a lease for a 77,428 square feet manufacturing and warehousing facility at 645Summer Street, Boston, MA. The term of this lease expired in August 2006 and we began the planned move of our manufacturing and warehousing facility to Tijuana, Mexico. In August 2006 we signed a lease for a 35,575 square foot manufacturing and warehousing facility in Tijuana, Mexico with an initial lease term from October 2006 to May 2007, with five two-year options thereafter. In February, 2007 we renegotiated the first renewal term and signed a one-year extension starting in May 2007, with five two-year options thereafter. We signed another one-year extension starting in May 2008. In March 2009 we signed a one-year lease with one one-year option for a smaller facility for lower cost. In March 2011 we signed a one-year lease extension starting May 1, 2011, with three one-year renewal options thereafter.

    In September 2005 the Company entered into a two year office lease consisting of 2,400 square feet at 2 Kings Road, Fleet, Hants, U.K for its U.K. sales office. In September 2007 the lease was continued on a month-to-month basis with a 3 month cancellation notice required by the Company or the landlord. In September, 2008 the Company signed an Office Service Agreement, which is an office rental agreement, rather than a lease. The rent is paid monthly, with a three month cancellation notice period.

    Rent expense for all of the Company's leases was $438,815 in 2009 and $363,843 in 2010.

    As of December 31, 2010, the Company's estimated future minimum committed rental payments, excluding executory costs, under the operating leases described above to their expiration or the earliest possible termination date, whichever is sooner, are $325,710 for 2011 and $291,806 for 2012.

(b) Contingencies

    The Company is party to various lawsuits and administrative proceedings arising in the ordinary course of business. The Company evaluates such lawsuits and proceedings on a case-by-case basis, and its policy is to vigorously contest any such claims which it believes are without merit. The Company's management believes that the ultimate resolution of such matters will not materially and adversely affect the Company's business, financial position, results of operations or cash flows.

    In February 2009 the Company was named as one of 15 defendants in a patent infringement lawsuit filed in the United States District Court for the Eastern District of Texas by Finoc Design Consulting Oy of Oulu, Finland. The complaint claimed that the Company had been and was then infringing on U.S. patent 6,850,560, dated February 1, 2005, by offering for sale, selling, and providing service and support to customers of its wireless xDSL products. The Company believes that the basis for the infringement charge relates to certain chipsets in the Company's wireless xDSL products that were obtained from Conexant Systems, Inc (“Conexant”). All of the Company’s wireless xDSL products use Conexant ADSL chipsets. The lawsuit was dismissed with prejudice on August 26, 2009.

(8) STOCK OPTION PLANS

    For the fiscal year 2009, Zoom had three plans until the spinoff of Zoom Telephonics on September 22, 2009. The three Zoom Technologies Stock Option Plans remained with Zoom Technologies and the spun off company Zoom Telephonics does not have any further liability with respect to those plans. On December 10, 2009, the Company established two stock option plans. The Board of Directors approved the two plans called the 2009 Stock Option Plan and the 2009 Directors Stock Option Plan and these plans received shareholder approval at the Company’s 2010 annual meeting. These plans are described below.

    2009 Stock Option Plan

    The 2009 Stock Option Plan is for officers and certain full-time and part-time employees of the Company. Non-employee directors of the Company are not entitled to participate under this plan. The 2009 Stock Option Plan provides for 2,500,000 shares of common stock for issuance upon the exercise of stock options granted under the plan. Under this plan, stock options are granted at the discretion of the Compensation Committee of the Board of Directors at an option price not less than the fair market value of the stock on the date of grant. The options are exercisable in accordance with terms specified by the Compensation Committee not to exceed ten years from the date of grant. Option activity under this plan follows.

	Number of shares	Weighted average exercise price
Granted	702,000	$0.53
Exercised	––	––
Expired	––	––
Balance as of December 31, 2009	702,000	$0.53
Granted	––	––
Exercised	––	––
Expired	(98,000)	0.53
Balance as of December 31, 2010	604,000	$0.53

    The weighted average grant date fair value of options granted was $0.32 in 2009.

    The following table summarizes information about fixed stock options under the 2009 Stock Option Plan outstanding on December 31, 2010.
	Options Outstanding			Options Exercisable
Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.53	604,000	3.11	$0.53	463,000	$0.53

$0.53	604,000	3.11	$0.53	463,000	$0.53

    2009 Director Stock Option Plan

    On December 10, 2009 the Company established the 2009 Director Stock Option Plan (the "Directors Plan"). The Directors Plan was established for all directors of the Company except for any director who is a full-time employee or full-time officer of the Company. The option price is the fair market value of the common stock on the date the option is granted. There are 400,000 shares authorized for issuance under the Directors Plan. Each option expires five years from the grant date. Option activity under this plan follows.

	Number of shares	Weighted average exercise price
Granted	30,000	$0.53
Exercised	––	––
Expired	––	––
Balance as of December 31, 2009	30,000	0.53
Granted	60,000	0.34
Exercised	––	––
Expired	––	––
Balance as of December 31, 2010	90,000	$0.40

    The weighted average grant date fair value of options granted was $0.32 in 2009 and $0.21 in 2010.

   The following table summarizes information about fixed stock options under the Directors Plan on December 31, 2010.

	Options Outstanding			Options Exercisable
Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.53	30,000	3.11	$0.53	30,000	$0.53

$0.27-0.41	60,000	4.35	$0.34	60,000	$0.34

$0.27-0.53	90,000	3.94	$0.40	90,000	$0.40

    The Black-Scholes range of assumptions for the Zoom Telephonics’ options are shown below:

Assumptions	2009 Stock Option Plan and the 2009 Directors Stock Option Plan

Expected life	2.5 (yrs) - 3.5 (yrs)

Expected volatility	97.71% - 104.86%

Risk-free interest rate	1.02% - 1.92%

Expected dividend yield	0.00%

    The unrecognized stock based compensation expense related to non-vested stock awards was approximately $0.02 million as of December 31, 2010. This amount will be recognized through 2011.

(9) INCOME TAXES

    Income tax expense (benefit) consists of:

	Current	Deferred	Total
Year Ended December 31, 2009:
US federal	$––	$––	$––
State and local	––	––	––
Foreign	5,104	––	5,104
	$5,104	$––	$5,104
Year Ended December 31, 2010:
US federal	$––	$––	$––
State and local	––	––	––
Foreign	1,782	––	1,782
	$1,782	––	1,782

    A reconciliation of the expected income tax expense or benefit to actual follows:

	2009	2010
Computed "expected" US tax (benefit) at Federal statutory rate	$(874,274)	$91,183
Change resulting from:
State and local income taxes, net of federal income tax benefit	––	––
Foreign income taxes	5,104	1,782
Federal valuation allowance	780,913	(66,541)
Non––deductible items	97,850	1,906
Change in estimate for prior years’ provisions	(4,489)	(26,548)
Income tax expense (benefit)	$5,104	$1,782

    Temporary differences at December 31 follow:

	2009	2010
Deferred income tax assets:
Inventories	$331,556	406,841
Accounts receivable	133,651	162,794
Intangible assets	347,148	258,908
Accrued expenses	50,037	45,311
Net operating loss and tax credit carry forwards	17,134,714	17,104,665
Plant and equipment	14,636	18,608
Stock compensation	49,591	89,169
Other – investment impairments	121,376	129,466
Total deferred income tax assets	18,182,709	18,215,762
Valuation allowance	(18,182,709)	(18,215,762)
Net deferred tax assets	$––	$––

    As of December 31, 2010 the Company had federal net operating loss carry forwards of approximately $45,219,000 which are available to offset future taxable income. They are due to expire in varying amounts from 2018 to 2029. As of December 31, 2010, the Company had Massachusetts state net operating loss carry forwards of approximately $16,640,000 which are available to offset future taxable income. They are due to expire in varying amounts from 2011 through 2014.

    The distribution of Zoom Telephonics stock to Zoom Technologies’ shareholders was not intended to be a tax-free distribution governed by Section 355 of the Internal Revenue Code. A taxable distribution will generally result in taxable gain to the distributing corporation; however, Zoom Technologies’ tax basis in Zoom Telephonics is believed to exceed the fair market value of that stock as of the date of distribution. In addition, even if Zoom Technologies’ tax basis in the Zoom Telephonics stock was less than the fair market value of that stock as of the date of distribution, it is believed that there are sufficient net operating loss carry forwards to offset any taxable gain recognized. To the extent that either of these assumptions are incorrect, Zoom Telephonics, as the successor to Zoom Technologies, has fully indemnified TCB Digital for any pre-closing income taxes incurred, including any income tax resulting from the distribution of Zoom Telephonics. Management believes the likelihood of the Company incurring any obligation under this indemnification is remote.

    Effective January 1, 2007, the Company adopted the provisions of a new standard which provides detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in the financial statements. Tax positions must meet a "more-likely-than-not" recognition threshold at the effective date to be recognized upon adoption and in subsequent periods. Upon the adoption, and at December 31, 2010 and 2009, the Company did not have any uncertain tax positions. No interest and penalties related to uncertain tax positions were accrued at December 31, 2010 and 2009.

    The Company files income tax returns in the United States and the United Kingdom. Years subsequent to 2007 are open for U.S. Federal and state income tax reporting and years subsequent to 2005 are open in the United Kingdom.

    The Company has not provided for U.S. income taxes related to undistributed earnings from its foreign operations at December 31, 2010, as the Company considers these earnings to be permanently reinvested. Determination of the additional income taxes and applicable withholding that would be payable on the remittance of such undistributed earnings is not practicable because such liability, if any, is dependent upon circumstances existing if and when the Company no longer considers all or a portion of such undistributed earnings to be permanently reinvested.

(10) SIGNIFICANT CUSTOMERS

    The Company sells its products primarily through high-volume distributors and retailers, Internet service providers, telephone service providers, value-added resellers, PC system integrators, and original equipment manufacturers ("OEMs"). The Company supports its major accounts in their efforts to discern strategic directions in the market, to maintain appropriate inventory levels, and to offer a balanced selection of attractive products.

    Relatively few customers have accounted for a substantial portion of the Company’s revenues. In 2010 three customers accounted for 51% of our total net sales and 43% of our net accounts receivable. During 2009 two customers accounted for 40% of the Company’s total net sales and 38% of net accounts receivable.

    The Company’s customers generally do not enter into long-term agreements obligating them to purchase products. The Company may not continue to receive significant revenues from any of these or from other large customers. A reduction or delay in orders from any of the Company’s significant customers, or a delay or default in payment by any significant customer could materially harm the Company’s business and prospects. Because of the Company’s significant customer concentration, its net sales and operating income (loss) could fluctuate significantly due to changes in political or economic conditions, or the loss, reduction of business, or less favorable terms for any of the Company's significant customers.

(11) SEGMENT AND GEOGRAPHIC INFORMATION

    The Company's operations are classified as one reportable segment. Substantially all of the Company's operations and long-lived assets reside primarily in the United States. Net sales information follows:

	2009	Percent	2010	Percent
North America	$8,993,967	84%	$11,364,632	85%
Outside North America	1,746,521	16%	1,933,500	15%
Total	$10,740,488	100%	$13,298,132	100%

(12) DEPENDENCE ON KEY SUPPLIERS AND CONTRACT MANUFACTURERS

    The Company participates in the PC peripherals industry, which is characterized by aggressive pricing practices, continually changing customer demand patterns and rapid technological developments. The Company's operating results could be adversely affected should the Company be unable to successfully anticipate customer demand accurately; manage its product transitions, inventory levels and manufacturing process efficiently; distribute its products quickly in response to customer demand; differentiate its products from those of its competitors or compete successfully in the markets for its new products.

    The Company depends on many third-party suppliers for key components contained in its product offerings. For some of these components, the Company may only use a single source supplier, in part due to the lack of alternative sources of supply. If the supply of a key material component is delayed or curtailed, the Company's ability to ship the related product or solution in desired quantities and in a timely manner could be adversely affected, possibly resulting in reductions in net sales. In cases where alternative sources of supply are available, qualification of the sources and establishment of reliable supplies could result in delays and possible reduction in net sales.

    In the event that the financial condition of the Company's third-party suppliers for key components was to erode, the delay or curtailment of deliveries of key material components could occur. Additionally, the Company's reliance on third-party suppliers of key material components exposes the Company to potential product quality issues that could affect the reliability and performance of its products and solutions. Any lesser ability to ship its products in desired quantities and in a timely manner due to a delay or curtailment of the supply of material components, or product quality issues arising from faulty components manufactured by third-party suppliers, could adversely affect the market for the Company's products and lead to a reduction in the Company's net sales.

    In 2010 the Company had three suppliers each of whom provided 10% or more of the Company's purchased inventory. The loss of their services or a material adverse change in their business or in the Company’s relationship could materially and adversely harm the Company’s business.

(13) RETIREMENT PLAN

    The Company has a 401(k) retirement savings plan for employees. Under the plan, the Company matches 25% of an employee's contribution, up to a maximum of $350 per employee per year. Company matching contributions charged to expense in 2009 and 2010 were $7,520 and $5,923, respectively.

(14) INVESTMENT IN UNITY BUSINESS NETWORKS, LLC

    During the quarter ended September 30, 2007 the Company purchased all the Series A Preferred Shares (the Series A Shares) of Unity Business Networks, LLC (Unity) for cash of $1.2 million, including transaction costs. The Series A Shares were convertible at any time at the Company’s option into 15% of Unity’s common stock on a fully-diluted basis. In addition, the Company had an option to purchase all the outstanding common stock of Unity based on a specified multiple of Unity’s 2008 revenues, as defined.

    On September 30, 2009 the Company received a cash payment of $766,950 in connection with Telesphere Networks’ purchase of the VoIP services business of Unity, including Zoom’s preferred stock investment described above. The transaction calls for additional periodic payments totaling $43,050 over 24 months beginning in October 2009 and a final payment of $150,000 on September 30, 2011, or $960,000 in total. Additional payments have been received and the remaining balance of expected payments recorded on the December 31, 2010 balance sheet are reported as a current other receivable of $166,144. The Company’s basis in this investment was originally recorded in 2007 as $1,178,709, which included the Company’s attorney fees involved in closing the investment. The investment was written down to $960,000 as of December 31, 2008. As of December 31, 2009 the investment was no longer reflected on the balance sheet.

(15) VALUATION OF MARKETABLE SECURITIES

    Zoom Telephonics, Inc. entered into an agreement with Zoom Technologies, Inc. (Nasdaq: ZOOM) in which Zoom Telephonics transferred its rights to the zoom.com domain name and certain trademark rights in exchange for 80,000 shares of Zoom Technologies common stock. None of these shares may be sold for the first 6 months after the effective date of October 18, 2010. After these 6 months have elapsed, Zoom Telephonics will have the right to sell up to 20,000 of these shares, and to sell additional shares in increments of 20,000 every three months thereafter. Due to the minor restrictions to sell the stock, the Company has valued the marketable securities at market value less a liquidity discount.

(16) SUBSEQUENT EVENTS

    Management of the Company has reviewed subsequent events from December 31, 2010 through the date of filing and concluded that there were no subsequent events requiring adjustment to or disclosure in these financial statements.

Interim Unaudited Financial Statements of Zoom Telephonics, Inc.:

ZOOM TELEPHONICS, INC.
Condensed Balance Sheets (Unaudited)

	June 30, 2011	December 31, 2010
ASSETS
Current assets
Cash and cash equivalents	$924,391	$1,009,996
Marketable securities	193,072	328,704
Accounts receivable, net of allowances of $533,663 at June 30, 2011 and $564,722 at December 31, 2010	1,396,932	1,079,413
Receivables, other	150,000	166,144
Inventories	2,953,029	2,713,616
Prepaid expenses and other current assets	216,382	172,971
Total current assets	5,833,806	5,470,844

Equipment, net	30,088	43,070
Total assets	$5,863,894	$5,513,914

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$1,966,323	$911,299
Accrued expenses	326,757	346,074
Total current liabilities	2,293,080	1,257,373

Total liabilities	2,293,080	1,257,373

Stockholders' equity
Common stock, $0.01 par value:
Authorized - 25,000,000 shares; issued – 5,450,622 shares at June 30, 2011 and December 31, 2010	54,506	54,506
Additional paid-in capital	33,443,516	33,388,753
Accumulated deficit	(30,179,063)	(29,568,392)
Accumulated other comprehensive income (loss)	251,855	381,674
Total stockholders' equity	3,570,814	4,256,541
Total liabilities and stockholders' equity	$5,863,894	$5,513,914

See accompanying notes.

ZOOM TELEPHONICS, INC.
Condensed Statement of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net sales	$3,165,890	$3,500,481	$5,974,152	$5,994,073
Cost of goods sold	2,417,445	2,600,046	4,417,528	4,330,378
Gross profit	748,445	900,435	1,556,624	1,663,695

Operating expenses:
Selling	582,157	499,943	1,119,076	947,727
General and administrative	290,175	266,121	607,073	638,787
Research and development	273,805	293,964	511,363	599,311
	1,146,137	1,060,028	2,237,512	2,185,825

Operating profit (loss)	(397,692)	(159,593)	(680,888)	(522,130)

Other:
Interest income	107	97	435	280
Other, net	72,258	(2,443)	70,688	62,094
Total other income (expense), net	72,365	(2,346)	71,123	62,374

Income (loss) before income taxes	(325,327)	(161,939)	(609,765)	(459,756)

Income taxes (benefit)	742	128	906	389

Net income (loss)	$(326,069)	$(162,067)	$(610,671)	$(460,145)

Basic and diluted net income (loss) per share	$(0.06)	$(0.08)	$(0.11)	$(0.23)

Weighted average common and common equivalent shares:
Basic and diluted	5,450,622	1,980,978	5,450,622	1,980,978

See accompanying notes.

ZOOM TELEPHONICS, INC.
STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended June 30,
	2011	2010
Operating activities:
Net income (loss)	$(610,671)	$(460,145)

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	15,743	15,588
Stock based compensation	54,763	62,346
(Reversal of) provision for accounts receivable allowances	(31,059)	74,379
Changes in operating assets and liabilities:
Accounts receivable	(282,438)	(702,766)
Inventories	(239,243)	(250,884)
Prepaid expenses and other assets	(42,716)	33,202
Accounts payable and accrued expenses	1,037,074	372,823
Net cash provided by (used in) operating activities	(98,547)	(855,457)

Investing activities:

Proceeds from sale of Unity investment	16,144	10,763
Additions to property, plant and equipment	(2,749)	(9,184)
Net cash provided by (used in) investing activities	13,395	1,579

Effect of exchange rate changes on cash	(453)	(1,418)

Net change in cash	(85,605)	(855,296)

Cash and cash equivalents at beginning of period	1,009,996	1,223,507

Cash and cash equivalents at end of period	$924,391	$368,211

Supplemental disclosures of cash flow information:

Cash paid during the period for:
Interest	$––	$––
Income taxes	$906	$389

See accompanying notes.

ZOOM TELEPHONICS, INC.
Notes to Condensed Financial Statements
(Unaudited)

    (1) Summary of Significant Accounting Policies

    On January 28, 2009, Zoom Technologies, Inc. entered into a Share Exchange Agreement (the “Agreement”) with Tianjin Tong Guang Group Digital Communication Co., Ltd (“TCB Digital”), TCB Digital’s majority shareholder, Gold Lion Holding Limited (“Gold Lion”) and Lei Gu (“Gu”), a shareholder of Gold Lion. On May 12, 2009, the parties amended the Agreement to, among other actions, add Songtao Du (“Du”), a shareholder of Gold Lion, as a party to the Agreement. On September 22, 2009, pursuant to the Agreement, Zoom Technologies acquired all the outstanding shares of Gold Lion. In addition, as part of the transaction, Zoom Technologies spun off its then-current business, which consisted of its ownership of Zoom Telephonics, to its stockholders, by distributing and transferring its assets and liabilities to Zoom Telephonics and issuing a dividend of the Zoom Telephonics’ shares to its stockholders.

    For many years prior to the spin-off, Zoom Technologies was the public company parent of Zoom Telephonics, and the two companies’ financials were consolidated. Upon the completion of the spin-off, Zoom Telephonics became a separate, independent publicly traded company headquartered in Boston, Massachusetts. Zoom Telephonics continues to produce, market, sell, and support dial-up modems, fixed and mobile broadband products, WiFi® compatible and Bluetooth® wireless products, and other communication-related products (the “Communications Business”).

    As used in Quarterly Report on Form 10-Q, the terms “we,” “us,” “our,” and the “Company” mean Zoom Telephonics, Inc. (unless the context indicates a different meaning).

    The Company has had recurring net losses and continues to experience negative cash flows from operations. To conserve cash and manage liquidity, the Company has implemented cost cutting initiatives including the reduction of employee headcount and overhead costs. Furthermore, management does not believe the Company has sufficient resources to fund its normal operations over the next 12 months unless sales improve significantly or it raises capital. Additional financing may not be available on terms favorable to the Company, or at all. If these funds are not available, the Company may not be able to execute its business plan or take advantage of business opportunities. The ability of the Company to obtain such additional financing and to achieve its operating goals is uncertain. In the event that the Company does not obtain additional capital or is not able to increase cash flow through the increase of sales, there is substantial doubt as to its ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

    The condensed financial statements of the Company presented herein have been prepared pursuant to the rules of the Securities and Exchange Commission for quarterly reports on Form 10-Q and do not include all of the information and disclosures required by accounting principles generally accepted in the United States of America. These financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 2010 included in the Company's 2010 Annual Report on Form 10-K.

    The accompanying financial statements are unaudited. However, the condensed balance sheet as of December 31, 2010 was derived from audited financial statements. In the opinion of management, the accompanying financial statements include all adjustments, normal recurring adjustments, necessary for a fair presentation.

    The results of operations for the periods presented are not necessarily indicative of the results to be expected for the entire year. The Company has evaluated subsequent events from June 30, 2011 through the date of this filing and determined that there are no such events requiring recognition or disclosure in the financial statements.

    (2) Liquidity

    Zoom’s cash balance on June 30, 2011 was $0.9 million, down $86 thousand from December 31, 2010. Zoom’s $0.6 million loss for the first half of 2011, $0.2 million increase in inventory, and $0.3 million increase in accounts receivable decreased cash, and Zoom’s $1.0 million increase in current liabilities increased cash.

    On June 30, 2011 the Company had working capital of $3.5 million including $0.9 million in cash and cash equivalents. On December 31, 2010 we had working capital of $4.2 million including $1.0 million in cash and cash equivalents. Our current ratio at June 30, 2011 was 2.5 compared to 4.4 at December 31, 2010. The most significant reason for the decreases in working capital and current ratio was Zoom’s loss of $0.6 million for the first half of 2011, and another significant factor was consigned inventory at one major retailer for two new mobile broadband routers. Zoom has no long-term debt.

    To conserve cash and manage our liquidity, we have implemented cost-cutting initiatives including the reduction of employee headcount and overhead costs. On June 30, 2011 we had a headcount of 37, including 30 full-time employees and 7 part-time employees compared to 39 as of June 30, 2010. As of July 28, 2011 we had 36 full-time and part-time employees. We plan to continue to assess our cost structure as it relates to our revenues and cash position, and we may make further reductions if the actions are deemed necessary.

    The Company is continuing to develop new products and to work with its distribution partners with the goal of increasing sales. During Q2 2011 Zoom began selling to some of its major US retailers a new wireless-N cable modem/router and two new mobile broadband routers, and Zoom expanded the shelf space for one of its dial-up modems in one US major retailer.

    The Company has had recurring net losses and continues to experience negative cash flows from operations. Furthermore, management does not believe the Company has sufficient resources to fund its normal operations over the next 12 months unless sales improve significantly or it raises capital. Additional financing may not be available on terms favorable to the Company, or at all. If these funds are not available, the Company may not be able to execute its business plan or take advantage of business opportunities. The ability of the Company to obtain such additional financing and to achieve its operating goals is uncertain. In the event that the Company does not obtain additional capital or is not able to increase cash flow through the increase of sales, there is substantial doubt as to its ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty. Refer to “Risk Factors” set forth in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission (“SEC”) on March 29, 2011 and in our other filings with the SEC for additional information with respect to events and uncertainties that could harm our business, operating results and financial condition.

    (3) Inventories

Inventories consist of :	June 30, 2011	December 31, 2010
Raw materials	$1,258,463	$1,165,383
Work in process	81,897	5,314
Finished goods (including $689,000 and $633,000 held by a customer at June 30, 2011 and December 31, 2010, respectively)	1,612,669	1,542,919
Total inventories	$2,953,029	$2,713,616

    (4) Comprehensive Income (Loss)

    Comprehensive income (loss) follows:

	Three Months Ended June 30,		Six Months Ended June 30
	2011	2010	2011	2010
Net income (loss)	$(326,069)	$(162,067)	$(610,671)	$(460,145)
Foreign currency translation adjustment	(2,893)	(3,787)	5,813	(14,741)
Unrealized gain (loss) on securities	(58,274)	––	(135,632)	––
Comprehensive income (loss)	$(387,236)	$(165,854)	$(740,490)	$(474,886)

    (5) Contingencies

    The Company is not currently party to any lawsuit, but lawsuits may occur in the ordinary course of business. The Company evaluates such lawsuits and proceedings on a case-by-case basis, and its policy is to vigorously contest any such claims that it believes are without merit.

    (6) Segment and Geographic Information

The Company’s operations are classified as one reportable segment. The Company’s net sales by geographic region follow:

	Three Months		Three Months		Six Months		Six Months
	Ended	% of	Ended	% of	Ended	% of	Ended	% of
	June 30, 2011	Total	June 30, 2010	Total	June 30, 2011	Total	June 30, 2010	Total
North America	$2,849,980	90%	$2,785,581	80%	$5,353,330	90%	$4,966,636	83%
UK	188,751	6%	346,953	10%	361,178	6%	541,781	9%
All Other	127,159	4%	367,947	10%	259,644	4%	485,656	8%
Total	$3,165,890	100%	$3,500,481	100%	$5,974,152	100%	$5,994,073	100%

    (7) Customer Concentrations

    The Company sells its products primarily through high-volume distributors and retailers, Internet service providers, telephone service providers, value-added resellers, PC system integrators, and original equipment manufacturers ("OEMs"). The Company supports its major accounts in their efforts to discern strategic directions in the market, to maintain appropriate inventory levels, and to offer a balanced selection of attractive products.
Relatively few customers have accounted for a substantial portion of the Company’s revenues. In the second quarter of 2011, three customers accounted for 46% of the Company’s total net sales. In the second quarter of 2010, three customers accounted for 48% of the Company’s total net sales. In the first six months of 2011 the Company's net sales to its top three customers accounted for 51% of its total net sales. In the first six months of 2010 the Company’s net sales to its top three customers accounted for 50% of its total net sales.

    The Company’s customers generally do not enter into long-term agreements obligating them to purchase products. The Company may not continue to receive significant revenues from any of these or from other large customers. A reduction or delay in orders from any of the Company’s significant customers, or a delay or default in payment by any significant customer could materially harm the Company’s business and prospects. Because of the Company’s significant customer concentration, its net sales and operating income (loss) could fluctuate significantly due to changes in political or economic conditions, or the loss, reduction of business, or less favorable terms for any of the Company's significant customers.

    (8) Investments

    During the quarter ended September 30, 2007 the Company purchased all the Series A Preferred Shares (the Series A Shares) of Unity Business Networks, LLC (Unity) for cash of $1.2 million, including transaction costs. The Series A Shares were convertible at any time at the Company’s option into 15% of Unity’s common stock on a fully-diluted basis. In addition, the Company had an option to purchase all the outstanding common stock of Unity based on a specified multiple of Unity’s 2008 revenues, as defined.

    On September 30, 2009 the Company received a cash payment of $766,950 in connection with Telesphere Networks’ purchase of the VoIP services business of Unity, including Zoom’s preferred stock investment described above. The transaction calls for additional periodic payments totaling $43,050 over 24 months beginning in October 2009 and a final payment of $150,000 on September 30, 2011, or $960,000 in total. The periodic payments have been received, and the remaining balance is recorded on the June 30, 2011 balance sheet as a current other receivable of $150,000.

    (9) Valuation of Marketable Securities

    In October 2010, Zoom Telephonics, Inc. entered into an agreement with Zoom Technologies, Inc. (Nasdaq: ZOOM) in which Zoom Telephonics transferred its rights to the zoom.com domain name and certain trademark rights in exchange for 80,000 shares of Zoom Technologies common stock. None of these shares could be sold for the first 6 months after the effective date of October 18, 2010. After the first 6 months, Zoom Telephonics may sell up to 20,000 of these shares, and may sell an additional 20,000 shares every three months thereafter. Due to these restrictions on selling the stock, the Company has valued the marketable securities at market value less a liquidity discount. The Company did not sell any Zoom Technologies shares during the first six months of 2011. The closing price of Zoom Technologies common stock declined from $4.47 on December 31, 2010 to $2.48 on June 30, 2011.

You should rely only on the information contained in this prospectus. We have not, and have not authorized anyone else, to provide you with different or additional information. We are not making an offer of securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus regardless of its time of delivery, and you should not consider any information in this prospectus to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.

ZOOM TELEPHONICS, INC.

UP TO 10,901,244 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THE SUBSCRIPTION RIGHTS

Prospectus

_____________ __, 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

SEC Registration Fee	$341
Subscription Agent Fees and Expenses	$4,000
Legal Fees and Expenses	$10,000
Accounting Fees and Expenses	$5,000
Costs of Printing	$6,000
Miscellaneous Expenses	$4,659

Total	$30,000

*Other than the Securities and Exchange Commission registration fee, all of the amounts shown are estimates.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Zoom's Certificate of Incorporation and Bylaws authorize it to indemnify directors, officers, employees and agents of Zoom against expenses (including attorneys' fees), liabilities and other matters incurred in connection with any action, suit or proceeding, to the fullest extent permitted by Section 145 of Delaware General Corporation Law. In addition, Zoom's Certificate of Incorporation provides that its directors shall not be personally liable to Zoom or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law (i) for breach of the director's duty of loyalty to Zoom or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

Zoom may also advance all reasonable expenses which were incurred by or on behalf of a present director or officer in connection with any proceeding to the fullest extent permitted by applicable law.

The Bylaws also permit Zoom to enter into indemnity agreements with individual directors, officers, employees, and other agents. Any such agreements, together with the Bylaws and Certificate of Incorporation, may require Zoom, among other things, to indemnify directors or officers against certain liabilities that may arise by reason of their status or service as directors (other than liabilities resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, and to obtain and maintain directors' and officers' insurance if available on reasonable terms.

The company maintains director and officer liability insurance policies providing for the insurance on behalf of any person who is or was a director or officer of the company or a subsidiary for any claim made during the policy period against the person in any such capacity or arising out of the person’s status as such. The insurers’ limit of liability under the policies is $5 million for each insured loss and $5 million in the aggregate for all insured losses for the policy period, which is October 15, 2010 through October 15, 2011.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

None.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits:

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement.

Exhibit No.	Description of Document

2.1
Separation and Distribution Agreement by and between Zoom Technologies, Inc. and Zoom Telephonics, Inc. (incorporated by reference to annex B of the preliminary proxy statement filed by Zoom Technologies, Inc. May 13, 2009).

3.1
Amended and Restated Certificate of Incorporation of Zoom Telephonics, Inc. (incorporated by referenced to Exhibit 3.1 to Zoom Telephonics, Inc. Registration Statement on Form 10, filed with the Commission on September 4, 2009).

3.2	By-Laws of Zoom Telephonics, Inc. (incorporated by referenced to Exhibit 3.2 to Zoom Telephonics, Inc. Registration Statement on Form 10 filed with the Commission on September 4, 2009).
4.1 **	Specimen Certificate of Common Stock.
4.2 **	Form of Rights Certificate.
4.3 * *	Form of Subscription Rights Agent Agreement by and between Zoom Telephonics, Inc. and Broadridge Corporate Issuer Solutions, Inc., dated August 25, 2011.
4.4 **	Form on Notice of Guaranteed Delivery
5.1	Legal Opinion of Morse, Barnes-Brown & Pendleton, P.C.
10.1
Share Exchange Agreement dated January 28, 2009 by and among Zoom Technologies, Inc., Zoom Telephonics, Inc., Lei Gu, Gold Lion Holding Limited and Tianjin Ton Guang Group Digital Communications Co., Ltd. (previously filed as exhibit 2.1 to the Form 8-K dated February 3, 2009 by Zoom Technologies, Inc. and incorporated by reference herein).

10.2
License Agreement between Zoom Telephonics, Inc. and Ton Guang Group Digital Communications Co., Ltd. (previously filed as exhibit 10.2 to the Form 8-K dated February 3, 2009 by Zoom Technologies, Inc. and incorporated by reference herein).

10.3
First Amendment to Lease, Surrender and Extension Agreement dated November 11, 2008 between 201-207 South Street LLC and Zoom Telephonics, Inc. (previously filed as exhibit 10.29 to the Form 10-K dated March 12, 2009 by Zoom Technologies, Inc. and incorporated by reference herein).

10.4
Amendment to Share Exchange Agreement by and among Zoom Technologies, Inc., Zoom Telephonics, Inc., Lei Gu, Songtao Du, Gold Lion Holding Limited and Tianjin Ton Guang Group Digital Communications Co., Ltd. dated May 12, 2009 (incorporated by reference to annex A-1 of the preliminary proxy statement filed by Zoom Technologies, Inc. May 13, 2009).

10.5	Zoom Telephonics, Inc. 2009 Stock Option Plan (incorporated by reference to Exhibit 4.1 to the Form 8-K dated December 16, 2009 and incorporated by reference herein).*
10.6	Zoom Telephonics, Inc. 2009 Directors Stock Option Plan (incorporated by reference to Exhibit 4.2 to the Form 8-K dated December 16, 2009 and incorporated by reference herein).*
10.7
Form of director option grant pursuant to Zoom Telephonics, Inc. 2009 Directors Stock Option Plan (incorporated by reference to Exhibit 4.3 to the Form 8-K dated December 16, 2009 and incorporated by reference herein).*

10.8
Form of incentive stock option grant pursuant to Zoom Telephonics, Inc. 2009 Stock Option Plan (incorporated by reference to Exhibit 4.4 to the Form 8-K dated December 16, 2009 and incorporated by reference herein).*

10.9
Form of non-qualified stock option grant pursuant to Zoom Telephonics, Inc. 2009 Stock Option Plan (incorporated by reference to Exhibit 4.5 to the Form 8-K dated December 16, 2009 and incorporated by reference herein).*

10.10
Standard lease by and between 201-207 South Street LLC and Zoom Telephonics, Inc. on December 22, 2006 to lease space for 24 months for headquarters offices (incorporated by reference to Exhibit 10.18 to Zoom Technologies, Inc.’s Annual Report on Form 10-K on March 30, 2007)

10.11
Series A Preferred Share Purchase Agreement, dated July 25, 2007, by and between Unity Business Networks, L.L.C. and Zoom Telephonics, Inc. (incorporated by reference to Exhibit 10.1 to Zoom Technologies, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.)

10.12
Option Agreement, dated July 25, 2007, by and among Unity Business Networks, L.L.C., Zoom Technologies, Inc., and each of the members of Unity listed on the signature page thereto., (incorporated by reference to Exhibit 10.2 to Zoom Technologies, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.)

10.13
Investor Rights Agreement, dated July 25, 2007, by and among Unity Business Networks, L.L.C., Zoom Technologies, Inc., and each of the holders of Unity’s Common Interests listed on the signature page thereto (incorporated by reference to Exhibit 10.3 to Zoom Technologies, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.)

10.14
Second Amended and Restated Operating Agreement of Unity Business Networks, L.L.C., dated July 25, 2007, (incorporated by reference to Exhibit 10.4 to Zoom Technologies, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.)

10.15	Severance Agreement between Zoom Telephonics, Inc. and Frank B. Manning (incorporated by reference to Exhibit 10.1 to the 10-Q filed on May 14, 2010)
10.16	Severance Agreement between Zoom Telephonics, Inc. and Deena Randall (incorporated by reference to Exhibit 10.3 to the 10-Q filed on May 14, 2010)
10.17	Severance Agreement between Zoom Telephonics, Inc. and Terry Manning (incorporated by reference to Exhibit 10.4 to the 10-Q filed on May 14, 2010)
10.18
Binding Letter Agreement by and between Jiangsu Leimone Electronics Co., Ltd., Zoom Technologies, Inc., Zoom Telephonics, Inc., Tianjin Tong Guang Group Digital Communication Co. Ltd, dated as of October 18, 2010 (incorporated by reference to Exhibit 10.1 to the 8-K dated October 22, 2010)

10.19
License Agreement by and between Zoom Telephonics, Inc. and Jiangsu Leimone Electronics Co., Ltd., dated as of October 18, 2010 (incorporated by reference to Exhibit 10.1 to the 8-K dated October 22, 2010)

10.20
Domain Assignment and Transfer Agreement by and between Zoom Telephonics, Inc. and Jiangsu Leimone Electronics Co., Ltd., dated as of October 18, 2010 (incorporated by reference to Exhibit 10.1 to the 8-K dated October 22, 2010)

10.21
Trademark Purchase and Assignment Agreement by and between Zoom Telephonics, Inc. and Jiangsu Leimone Electronics Co., Ltd., dated as of October 18, 2010 (incorporated by reference to Exhibit 10.1 to the 8-K dated October 22, 2010)

10.22
License Back Agreement in the Peoples Republic of China by and between Jiangsu Leimone Electronics Co., Ltd. and Zoom Telephonics, Inc., dated as of October 18, 2010 (incorporated by reference to Exhibit 10.1 to the 8-K dated October 22, 2010)

23.1	Consent of UHY LLP
23.2	Consent of Marcum LLP
23.3	Consent of Morse, Barnes-Brown & Pendleton, PC (included in Exhibit 5.1)
24.1 **	Power of Attorney (contained in the signature page of this registration statement)
99.1	Beneficial Owner Election Form
99.2	Nominee Holder Certification Form
99.3	Letter to Shareholders from President
99.4	Letter to Beneficial Holders from President
_________
* Management contract or compensatory plan or arrangement
** Previously filed

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low end or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities to be offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which shall remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the registrant is relying on Rule 430B (Section 230.430B of this chapter):

(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii)
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on September 13, 2011.

ZOOM TELEPHONICS, INC.

By:	/s/ Frank B. Manning
Frank B. Manning
President, Chief Executive Officer and Acting Chief Financial Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

	Signature	Title	Date

	/s/ Frank B. Manning	President, Chief Executive Officer, Acting Chief Financial Officer and Chairman of the Board	September 13, 2011
	Frank B. Manning	(Principal Executive Officer and Principal Financial Officer)

	*	Director	September 13, 2011
Peter R. Kramer

	*	Director	September 13, 2011
Bernard Furman

	*	Director	September 13, 2011
J. Ronald Woods

	*	Director	September 13, 2011
Joseph Donovan

By:	/s/ Frank B. Manning
Frank B. Manning
Attorney-in-Fact

Exhibit Index

Exhibit No.	Description of Document

4.1*	Specimen Certificate of Common Stock
4.2*	Form of Rights Certificate.
4.3*	Form of Subscription Rights Agent Agreement by and between Zoom Telephonics, Inc. and Broadridge Corporate Issuer Solutions, Inc., dated August 25, 2011.
4.4*	Form on Notice of Guaranteed Delivery
5.1	Legal Opinion of Morse, Barnes-Brown & Pendleton, P.C.
23.1	Consent of UHY LLP
23.2	Consent of Marcum LLP
23.3	Consent of Morse, Barnes-Brown & Pendleton, PC (included in Exhibit 5.1)
24.1*	Power of Attorney (contained in the signature page of this registration statement)
99.1	Beneficial Owner Election Form
99.2	Nominee Holder Certification Form
99.3	Letter to Shareholders from President
99.4	Letter to Beneficial Holders from President
_______
* Previously filed